UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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Teradyne, Inc.

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TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

NOTICE OF VIRTUAL ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS:

The Annual Meeting of Shareholders (the “Annual Meeting”) of Teradyne, Inc., a Massachusetts corporation, will be virtually held on Friday, May 7, 2021 at 11:00 A.M. Eastern Time. Due to the novel coronavirus (COVID-19) pandemic, the Annual Meeting will be held in a virtual meeting format only, and will not be held at a physical location. The Annual Meeting will be held for the following purposes:

1.    To elect the eight nominees named in the accompanying proxy statement to the Board of Directors to serve as directors for a one-year term.

2.    To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.

3.    To approve an amendment to the Company’s Articles of Organization to lower the voting requirement for shareholder approval of mergers, share exchanges and substantial sales of Company assets from a super-majority to a simple majority.

4.    To approve an amendment to the Company’s Articles of Organization to permit shareholders to act by a simple majority written consent, rather than by unanimous written consent.

5.    To approve an amendment to the 1996 Employee Stock Purchase Plan to increase the aggregate number of shares of common stock that may be issued pursuant to the plan by 3,000,000 shares.

6.    To approve the 2006 Equity and Cash Compensation Incentive Plan, as amended, to include, among other changes, a new total annual compensation cap for non-employee directors.

7.     To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

8.    To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

Shareholders entitled to notice of and to vote at the Annual Meeting shall be determined as of the close of business on March 11, 2021, the record date fixed by the Board of Directors for such purpose.

By Order of the Board of Directors,

Charles J. Gray, Secretary

March [     ], 2021

Shareholders are requested to vote in one of the following three ways: (1) by completing, signing and dating the proxy card provided by Teradyne and returning it by return mail to Teradyne in the enclosed envelope or at the address indicated on the proxy card, (2) by completing a proxy using the toll-free telephone number listed on the proxy card, or (3) by completing a proxy on the Internet at the address listed on the proxy card.

Page
PROXY STATEMENT	1

PROPOSAL NO. 1: ELECTION OF DIRECTORS	4

PROPOSAL NO. 2: ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS	8

PROPOSAL NO. 3: AMENDMENT TO THE ARTICLES OF ORGANIZATION TO LOWER THE VOTING REQUIREMENT FOR APPROVAL OF MERGERS, SHARE EXCHANGES AND SUBSTANTIAL SALES OF COMPANY ASSETS FROM A SUPER-MAJORITY TO A SIMPLE-MAJORITY	10

PROPOSAL NO. 4: AMENDMENT TO THE ARTICLES OF ORGANIZATION TO PERMIT SHAREHOLDER ACTION BY WRITTEN CONSENT BY A SIMPLE MAJORITY	11

PROPOSAL NO. 5: APPROVAL OF AN AMENDMENT TO 1996 EMPLOYEE STOCK PURCHASE PLAN	12

PROPOSAL NO. 6: APPROVAL OF THE 2006 EQUITY AND CASH COMPENSATION INCENTIVE PLAN, AS AMENDED	16

PROPOSAL NO. 7: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	23

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS	24

Corporate Governance and Board Policies	24

Board Meetings	30

Board Committees	30

Director Compensation	32

AUDIT AND FINANCIAL ACCOUNTING OVERSIGHT	35

Audit Committee Report	35

Principal Accountant Fees and Services	35

OWNERSHIP OF SECURITIES	37

EXECUTIVE COMPENSATION	39

Compensation Discussion and Analysis	39

2020 Executive Compensation Summary	39

Executive Compensation Objectives	42

Executive Compensation Program	44

2020 Executive Compensation	48

Compensation Committee Report	53

Executive Compensation Tables	54

Summary Compensation Table	54

Grants of Plan-Based Awards Table for 2020	55

Outstanding Equity Awards at Fiscal Year-End Table for 2020	56

Option Exercises and Stock Vested Table for 2020	58

Retirement and Post-Employment Tables	59

Post-Termination Compensation Table	60

CEO Pay Ratio	64

OTHER MATTERS	65

Shareholder Proposals for 2022 Annual Meeting of Shareholders	65

Expenses and Solicitation	66

Incorporation by Reference	66

Householding for Shareholders Sharing the Same Address	66

i

TERADYNE, INC.

600 Riverpark Drive

North Reading, Massachusetts 01864

PROXY STATEMENT

March [    ], 2021

Proxies in the form provided by Teradyne, Inc. (“Teradyne” or the “Company”) are solicited by the Board of Directors (“Board”) of Teradyne for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be virtually held on Friday, May 7, 2021, at 11:00 A.M. Eastern Time. Due to the novel coronavirus (COVID-19) pandemic, the Annual Meeting will be held in a virtual meeting format only, and will not be held at a physical location.

Registered holders and beneficial owners only will be admitted to the virtual Annual Meeting at https://www.virtualshareholdermeeting.com/TER2021 by entering the 16-digit control number found on your proxy card, voting instruction form or notice. We encourage you to log on 15 minutes prior to the start time for the meeting. You will have the opportunity to vote your shares during the Annual Meeting by following the instructions available on the meeting website during the meeting. You will also be provided an opportunity to ask questions of the Board of Directors and management by following the instructions available on the meeting website during the meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Shareholder Meeting log in page.

Only shareholders of record as of the close of business on March 11, 2021 (the “Record Date”) will be entitled to vote at the Annual Meeting and any adjournments thereof. As of the Record Date, [    ] shares of common stock were issued and outstanding. Each share outstanding as of the Record Date will be entitled to one vote, and shareholders may vote at the virtual meeting or by proxy. Delivery of a proxy will not in any way affect a shareholder’s right to attend and vote at the virtual Annual Meeting. Any shareholder delivering a proxy has the right to revoke it only by written notice to the Secretary or Assistant Secretary delivered at any time before it is exercised, including at the Annual Meeting. All properly completed proxy forms returned in time to be cast at the Annual Meeting will be voted.

Important Notice Regarding the Availability of Proxy Materials for

the Shareholder Meeting to be Held Virtually on May 7, 2021

This Proxy Statement and the Accompanying Annual Report on Form 10-K, Letter to Shareholders, and Notice, are available at www.proxyvote.com

At the meeting, the shareholders will consider and vote upon the following proposals put forth by the Board:

1.    To elect the eight nominees named in this proxy statement to the Board of Directors to serve as directors for a one-year term.

2.    To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers.

3.    To approve an amendment to the Company’s Articles of Organization to lower the voting requirement for shareholder approval of mergers, share exchanges and substantial sales of Company assets from a super-majority to a simple majority.

4.     To approve an amendment to the Company’s Articles of Organization to permit shareholders to act by a simple majority written consent, rather than by unanimous written consent.

5.    To approve an amendment to the 1996 Employee Stock Purchase Plan to increase the aggregate number of shares of common stock that may be issued pursuant to the plan by 3,000,000 shares.

6.    To approve the 2006 Equity and Cash Compensation Incentive Plan, as amended, to include, among other changes, a new total annual compensation cap for non-employee directors.

7.    To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021.

8.    To transact such other business as may properly come before the meeting and any postponements or adjournments thereof.

The Board recommends that you vote FOR the proposals listed above.

On or about March [     ], 2021, the Company mailed to its shareholders of record as of March 11, 2021 a notice containing instructions on how to access this proxy statement and the Company’s annual report online and to vote. Also on March [     ], 2021, the Company began mailing printed copies of these proxy materials to shareholders that have requested printed copies.

If you received a notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request a copy. Instead, the notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The notice also instructs you on how you may submit your proxy over the Internet. If you received a notice by mail and would like to receive a printed copy of the proxy materials, you should follow the instructions for requesting such materials included in the notice.

If a shareholder completes and submits a proxy, the shares represented by the proxy will be voted in accordance with the instructions for such proxy. If a shareholder submits a proxy card but does not fill out the voting instructions, shares represented by such proxy will be voted FOR each of the proposals listed above.

Shareholders may vote in one of the following three ways:

1.	by completing a proxy on the Internet at the address listed on the proxy card or notice,

2.	by completing a proxy using the toll-free telephone number listed on the proxy card or notice, or

3.	by completing, signing and dating the proxy card provided by Teradyne and returning it in the enclosed envelope or by return mail to Teradyne at the address indicated on the proxy card.

A majority of the outstanding shares represented at the virtual meeting or by proxy shall constitute a quorum for the transaction of business. Abstentions and broker “non-votes” are counted as present or represented for purposes of determining the presence or absence of a quorum for the meeting. A “non-vote” occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner. Brokers who hold shares on your behalf have discretionary authority to vote shares if specific instructions are not given with respect to routine matters. Although the determination of whether a nominee will have discretionary voting power for a particular item is typically determined only after proxy materials are filed with the SEC, we expect that Proposals No. 1, 2, 3, 4, 5, 6 and 8 will be non-routine matters and that Proposal No. 7 will be a routine matter. Accordingly, if your shares are held by a broker on your behalf and you do not instruct the broker as to how to vote your shares, your broker would be entitled to exercise discretion to vote your shares on Proposal No. 7 but not on Proposals No. 1, 2, 3, 4, 5, 6 and 8. For this Annual Meeting, an affirmative vote of at least a majority of the shares voting at the meeting is required for approval of Proposals No. 1, 2, 5, 6 and 7 and an affirmative vote of at least two-thirds of the shares outstanding and entitled to vote on the matter is required for approval of Proposals No. 3 and 4. Abstentions and broker “non-votes” are included in the number of shares present, or represented, at the meeting, but are not included in the number of shares voting at the meeting on non-routine matters. However, abstentions and broker “non-votes” will have the effect of a vote “against” Proposals No. 3 and 4 because these proposals require the affirmative vote of at least two-thirds of the shares outstanding and entitled to vote on the matter even if shares are not present or represented at the meeting. The vote on each matter submitted to shareholders is tabulated separately. An automated system administered by Teradyne’s transfer agent tabulates the votes.

The Board knows of no other matter to be presented at the Annual Meeting. If any other matter should be presented at the annual meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board will be voted in accordance with the judgment of those officers named as proxies and in accordance with the Securities and Exchange Commission’s (“SEC’s”) proxy rules. See the section entitled “Shareholder Proposals for 2022 Annual Meeting of Shareholders” for additional information.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The Board presently consists of nine members, eight of whom are independent directors. Each director is elected annually for a one-year term. Mr. Herweck joined the Board effective November 9, 2020. The terms of the directors expire at the 2021 Annual Meeting of Shareholders. The Board, based on the recommendation of the Nominating and Corporate Governance Committee, has nominated all current directors for re-election other than Mr. Vallee who is retiring from the Board effective upon the conclusion of the 2021 Annual Meeting of Shareholders. Teradyne has no reason to believe that any of the nominees will be unable to serve; however, if that should be the case, proxies will be voted for the election of some other person (nominated in accordance with Teradyne’s bylaws) or the Board will decrease the number of directors that currently serve on the Board. If elected, each director will hold office until the 2022 Annual Meeting of Shareholders.

The Board recommends a vote FOR the election to the Board each of Mses. Johnson and Matz and each of Messrs. Bradley, Gillis, Guertin, Herweck, Jagiela, and Tufano.

The following table sets forth the nominees to be elected at this annual meeting, the year each person was first appointed or elected, the principal occupation of that person during at least the past five years, that person’s age, any other public company boards on which the nominee serves or has served in the past five years, and the nominee’s qualifications to serve on the Board. In addition to the information presented below regarding each nominee’s specific experience, background, qualifications, attributes and skills that led the Board to the conclusion that he or she should serve as a director, Teradyne also believes that all of its director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to Teradyne and the Board. Additionally, Teradyne values the directors’ diversity and significant experience on other public company boards of directors and board committees.

Nominees for Directors

Name	Year Became Director	Background and Qualifications
Michael A. Bradley	2004

Mr. Bradley, 72, served as the Company’s Chief Executive Officer from May 2004 until February 2014. He was President of Teradyne from May 2003 until January 2013, President of the Semiconductor Test Division from April 2001 until May 2003 and Chief Financial Officer from July 1999 until April 2001. From 1992 until 2001, he held various Vice President positions at Teradyne. Mr. Bradley has been a director of Entegris, Inc., and its predecessor company Mykrolis Corporation, since 2001 and of Avnet, Inc. since November 2012.

Mr. Bradley contributes valuable institutional knowledge and executive experience from his 42 years with Teradyne, including 10 years as Chief Executive Officer.

Edwin J. Gillis	2006	Mr. Gillis, 72, has worked as a business consultant and private investor since January 2006. From July 2005 to December 2005, he was the Senior Vice President of Administration and Integration of Symantec Corporation, following the merger of Veritas Software Corporation and Symantec Corporation. He served as Executive Vice President and Chief Financial Officer of Veritas Software Corporation from November 2002 to June 2005, as the Executive Vice President and Chief Financial Officer of Parametric Technology Corporation from

Name	Year Became Director	Background and Qualifications

September 1995 to November 2002, and as the Chief Financial Officer of Lotus Development Corporation from 1991 to September 1995. Prior to joining Lotus, Mr. Gillis was a Certified Public Accountant and partner at Coopers & Lybrand L.L.P. Mr. Gillis was a director of Responsys Inc. from March 2011 to January 2014, a director of Sophos Plc. from November 2009 to September 2017, and a director of LogMeIn, Inc. from November 2007 to August 2020.

Mr. Gillis contributes extensive experience relating to the issues confronting global technology companies and financial reporting expertise as a former Chief Financial Officer of several publicly traded technology companies.

Timothy E. Guertin	2011

Mr. Guertin, 71, served as Chief Executive Officer of Varian Medical Systems, Inc. (“Varian”) from February 2006 to September 2012 and as President from August 2005 to September 2012. He served as Chief Operating Officer from October 2004 to February 2006 and as Corporate Executive Vice President from October 2002 to August 2006. Prior to that time, he was President of Varian’s Oncology Systems business unit from 1992 to January 2005 and a Corporate Vice President from 1992 to 2002. Mr. Guertin was a director of Varian from August 2005 to February 2020. Mr. Guertin has been a director of Varex Imaging Corporation since September 2020.

Mr. Guertin contributes significant executive experience at a global technology and manufacturing company with issues similar to those confronting Teradyne.

Peter Herweck	2020

Mr. Herweck, 54, has served as Executive Vice President of Schneider Electric’s global Industrial Automation business and has served on Schneider Electric’s Executive Committee since October 2016. Mr. Herweck has served as Vice Chairman of the AVEVA Group since April 2020.

Mr. Herweck contributes valuable executive experience within the global industrial automation industry as well as extensive knowledge of the issues affecting complex industrial automation companies.

Mark E. Jagiela	2014

Mr. Jagiela, 60, has served as the Company’s Chief Executive Officer since February 2014. He has served as the President of Teradyne since January 2013 and the President of the Company’s Semiconductor Test Division from 2003 to February 2016. Mr. Jagiela was appointed a Vice President of Teradyne in 2001. He has held a variety of senior management roles at the Company including General Manager of Teradyne’s Japan Division.

Mr. Jagiela contributes valuable executive experience from his 39 years in multiple management roles, including as President and Chief Executive Officer, within Teradyne.

Name	Year Became Director	Background and Qualifications
Mercedes Johnson	2014

Ms. Johnson, 67, served as Interim Chief Financial Officer of Intersil Corporation from April 2013 to September 2013 and as the Senior Vice President and Chief Financial Officer of Avago Technologies Limited from December 2005 to August 2008. Prior to joining Avago, Ms. Johnson was Senior Vice President, Finance, of Lam Research Corporation from June 2004 to January 2005 and Chief Financial Officer of Lam from May 1997 to May 2004. Ms. Johnson has been a director of Synopsys, Inc. since February 2017, a director of Millicom International Cellular S.A. since May 2019, and a director of Maxim Integrated Products since September 2019. Ms. Johnson was a director of Intersil Corporation from August 2005 to February 2017, a director of Micron Technology, Inc. from June 2005 to January 2019, and a director of Juniper Networks, Inc. from May 2011 to May 2019.

Ms. Johnson contributes valuable industry experience as a former senior financial executive at semiconductor and semiconductor equipment companies as well as a current member of the boards of directors of global technology companies.

Marilyn Matz	2017

Ms. Matz, 67, is a co-founder of Paradigm4, Inc. and has served as its Chief Executive Officer and Chair of the Board of Directors since December 2009. Previously, Ms. Matz was a co-founder of Cognex Corporation where she held a variety of leadership positions in engineering and business operations from March 1981 to December 2008 including her final role as Senior Vice President and Business Unit Manager of its PC Vision Products Group. Ms. Matz served on the Board of Directors for LogMeIn, Inc. from September 2014 to February 2017.

Ms. Matz contributes valuable technical expertise and leadership experience from more than 39 years in automation, machine vision and software analytics related industries.

Paul J. Tufano	2005	Mr. Tufano, 67, served as President and Chief Executive Officer of Benchmark Electronics, Inc. from September 2016 to March 2019. He currently serves as an advisor to Benchmark Electronics. Mr. Tufano served as the Chief Financial Officer of Alcatel-Lucent from December 2008 to September 2013 and Chief Operating Officer of Alcatel-Lucent from January 2013 to September 2013. He was Executive Vice President of Alcatel-Lucent from December 2008 to January 2013. He also served as a consultant for Alcatel-Lucent from September 2013 to April 2014. Mr. Tufano was the Executive Vice President and Chief Financial Officer of Solectron Corporation from January 2006 to October 2007 and Interim Chief Executive Officer from February 2007 to October 2007. Prior to joining Solectron, Mr. Tufano worked at Maxtor Corporation where he was President and Chief Executive Officer from February 2003 to November 2004, Executive Vice President and Chief Operating Officer from April 2001 to February 2003 and Chief Financial Officer from July 1996 to February 2003. From 1979 until he joined Maxtor Corporation in 1996, Mr. Tufano

Name	Year Became Director	Background and Qualifications

held a variety of management positions in finance and operations at International Business Machines Corporation. Mr. Tufano has been a director of EnerSys since April 2015. Mr. Tufano served on the Board of Directors of Benchmark Electronics, Inc. from February 2016 to March 2019.

Mr. Tufano contributes widespread knowledge of the issues confronting complex technology and manufacturing companies and extensive financial reporting expertise.

Director Qualifications and Experience

As described above, each Director nominee brings a diversity of skills and experiences to the Board that are complementary and, together, cover the spectrum of areas that impact the Company’s current and evolving business. A summary of each nominee’s qualifications and experience is set forth in the matrix below. As the matrix is a summary, it does not include all the skills, experience, qualifications and diversity that each nominee offers, and the fact that a particular experience, skill or qualification is not listed does not mean that a nominee does not possess it. The Board believes that the combination of backgrounds, skills and experience has resulted in a Board that is well-equipped to exercise oversight responsibilities on behalf of the Company’s stakeholders.

Qualifications/Skills	Bradley	Gillis	Guertin	Herweck	Jagiela	Johnson	Matz	Tufano
C-Level Experience	✓	✓	✓	✓	✓	✓	✓	✓
Global Business Experience	✓	✓	✓	✓	✓	✓	✓	✓
Semiconductor and Electronics Industry Experience	✓				✓	✓		✓
Industrial Automation Industry Experience				✓	✓		✓
M&A Experience	✓	✓	✓	✓	✓	✓		✓
Sales/Marketing Experience	✓		✓	✓	✓		✓
Technical Product Development Expertise	✓		✓	✓	✓		✓
Financial Expertise	✓	✓				✓		✓
Legal/Regulatory Compliance and Risk Oversight	✓	✓	✓	✓	✓	✓	✓	✓

The Board is committed to diversity and the pursuit of board refreshment and balanced tenure. The following matrix shows the tenure and age of director nominees and whether the nominee identifies as female or as ethnically diverse.

Background	Bradley	Gillis	Guertin	Herweck	Jagiela	Johnson	Matz	Tufano
Identify as Female						✓	✓
Identify as Ethnically Diverse						✓
Tenure (Years)	17	15	10	1	7	7	4	16
Age	72	72	71	54	60	67	67	67

PROPOSAL NO. 2

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Company is providing shareholders with the opportunity at the 2021 Annual Meeting to vote on the following advisory resolution, commonly known as “Say-on-Pay”:

RESOLVED, that the shareholders of the Company approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers as disclosed in the Company’s proxy statement under the headings “Compensation Discussion and Analysis” and “Executive Compensation Tables” pursuant to Item 402 of Regulation S-K.

The Company’s Compensation Committee has implemented an executive compensation program that rewards performance. The Compensation Committee fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of short-term and long-term performance objectives that are important to the Company and its shareholders. The Compensation Committee has designed the Company’s executive compensation program to attract, motivate, reward and retain the senior management talent required to achieve the Company’s corporate objectives and increase shareholder value. The Company believes that its compensation policies and practices reflect a pay-for-performance philosophy and are strongly aligned with the long-term interests of shareholders. The Company recommends shareholders read the sections of this proxy statement entitled “Compensation Discussion and Analysis” and “Executive Compensation Tables” before voting on this “Say-on-Pay” advisory proposal.

The executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s challenging performance goals for 2020 and performance in achieving many of those goals despite the COVID-19 pandemic. The Company increased revenues by 36% to $3.1 billion, generated significant free cash flow, grew GAAP earnings 65% to $4.28, and grew non-GAAP earnings 62% to $4.621 per share, the seventh consecutive year of earnings per share growth, all as described in the section of this proxy statement entitled “Compensation Discussion and Analysis.” The Company grew sales in its semiconductor test, memory test, wireless test and system test businesses which helped offset weaker results in its industrial automation businesses due to COVID-19 and the global industrial downturn. Beyond its strong financial performance, the Company introduced new products in growing segments across its test and industrial automation businesses to expand its served markets and position itself for continued growth.

Due to the uncertainty regarding the duration, severity and business impact of the COVID-19 pandemic, the Company suspended the January 2020 stock repurchase program as of April 1, 2020. In January 2021, Teradyne’s Board of Directors approved a $2.0 billion share repurchase program and the Company intends to repurchase a minimum of $600 million of shares in 2021. The Company was able to continue its quarterly dividend of $0.10 per share in 2020.

The Company’s performance-based variable cash compensation for 2020 was tied to the Company’s annual rate of profitability, two-year rolling revenue growth rate and the achievement of strategic business objectives, including market share gains, revenue and bookings goals, profit and gross margin targets, strategic customer design-in wins and new product launches – the achievement of which positively impact the Company’s long-term performance. For 2020 variable cash compensation, the Company increased the two-year rolling revenue growth rate that results in the maximum payout for the revenue growth metric from 15% to 17% and maintained the annual profit before interest and taxes (“PBIT”) rate that results in the maximum payout for the profitability metric at 30%. In 2020, while the maximum payout for these metrics was achieved due to the Company’s PBIT rate of 30.3% and two-year rolling revenue growth rate of 23%, certain strategic goals in 2020 were not achieved,

[1]

See Appendix A of this proxy statement for additional information regarding the non-GAAP financial measures described in this Proposal No. 2 and the reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

many of which were due to weaker results in the Company’s industrial automation businesses due to the COVID-19 pandemic and the global industrial downturn. As a result, in 2020, the executive officers received variable cash compensation payouts ranging from 168% to 170% of their target awards.

In 2020, the Company’s long-term performance criteria for performance-based stock awards included both a relative total shareholder return component and a cumulative PBIT component, each measured at the end of a three-year performance period, consistent with the Company’s long-term goal to deliver profitability and superior return to shareholders. The relative total shareholder return component is based on a comparison of the Company’s total shareholder return to the performance of the NYSE Composite Index.    For the PBIT component, the three-year cumulative target PBIT rate is 19% and the PBIT rate required to achieve maximum payout is 30%. The final number of shares earned for the performance-based stock awards granted in 2020 will be determined in January 2023.

In January 2021, the executive officers achieved: (1) 138% of their target performance-based stock awards granted in 2018 that were eligible to vest with the relative total shareholder return component, based on Teradyne’s relative total shareholder return performance (194.47%) measured against the NYSE Composite Index (12.61%) during the three-year performance period from January 2018 to January 2021; and (2) 180% of their target performance-based stock awards granted in 2018 that were eligible to vest with the PBIT component, based on the Company’s three-year cumulative PBIT rate from January 1, 2018 to December 31, 2020 of 27.4%. The performance-based stock awards with the total shareholder return component, given the total shareholder return of the Company against the NYSE Composite Index would have been awarded at 200% of target but was reduced due to the cap on the award of four times the grant date value. The three-year cumulative target PBIT rate for the performance-based stock awards granted in 2018 was 17% and the PBIT rate required to achieve maximum payout was 30%.

The Company’s shareholders voted to approve the Say-on-Pay advisory proposal at the 2020 Annual Meeting of Shareholders with 96% of the votes cast approving the proposal. Notwithstanding this result, the Compensation Committee continues to assess the Company’s executive compensation program to ensure it remains aligned with both short-term and long-term performance. For example, in 2020, the Compensation Committee adjusted the mix of equity awarded to the executive officers by increasing the performance-based stock awards from 50% to 60% of the total grant date fair value of the awards (with performance-based stock awards measured at target), decreasing the time-based stock awards from 40% to 30%, and retaining non-qualified stock options at 10% of the 2020 equity award. Also, in 2020, the Compensation Committee increased the revenue growth rate that results in the maximum payout for the revenue growth metric for variable cash compensation from 15% to 17%.

The performance-based variable cash compensation and equity awards are described in detail in the “Compensation Discussion and Analysis” section of this proxy statement.

The Company will report the results of the “Say-on-Pay” vote in a Form 8-K following the 2021 Annual Meeting of Shareholders. The Company also will disclose in subsequent proxy statements how the Company’s compensation policies and decisions take into account the results of the shareholder advisory vote on executive compensation.

The Board recommends a vote FOR the advisory resolution approving the compensation of the Company’s named executive officers as described in this proxy statement.

PROPOSAL NO. 3

AMENDMENT TO THE ARTICLES OF ORGANIZATION TO LOWER THE VOTING REQUIREMENT FOR APPROVAL OF MERGERS, SHARE EXCHANGES AND SUBSTANTIAL SALES OF COMPANY ASSETS FROM A SUPER-MAJORITY TO A SIMPLE-MAJORITY

Section 11.04 of the Massachusetts Business Corporation Act requires the affirmative vote of at least two-thirds of the outstanding shares of the corporation entitled to vote on a matter in order to approve a plan of merger or share exchange, unless the articles of organization provide for a lesser percentage. Because the Company’s Articles of Organization (the “Articles”) do not provide for a lesser percentage, mergers and share exchanges must be approved by at least two-thirds of the Company’s outstanding shares entitled to vote on such matters.

The Board considered the advantages and disadvantages of the current “two-thirds of the outstanding shares” voting standard to approve a merger or a share exchange. The Company has no current or specific plans to engage in any merger, share exchange or similar transaction, but is seeking to provide the Company with greater flexibility in the future. The Board believes that this proposal is consistent with our continuing commitment to best practices in corporate governance, including growing sentiment that the elimination of such a provision provides shareholders greater ability to participate in the corporate governance of a company.

After careful consideration, on January 26, 2021, the Board unanimously approved, and recommends that the Company’s shareholders approve, an amendment to the Company’s Restated Articles of Organization (the “Articles”) to add Article VI.B to the Articles, which provides that the following actions shall require the affirmative vote of holders of a majority in interest of all stock issued, outstanding and entitled to vote on such matter: (i) the sale, lease, exchange, or other disposal of all or substantially all of the corporation’s property, (ii) a merger or consolidation of the corporation with or into any other entity, or (iii) a share exchange with any other entity. The Board determined that this amendment to the Articles was in the best interests of the Company and its shareholders and directed this amendment to the Articles to be submitted to the shareholders for approval at the 2021 Annual Meeting.

Restated Articles or Organization

If approved, this amendment to the Articles would become effective upon filing of Restated Articles of Organization (the “Restated Articles”) with the Secretary of the Commonwealth of the Commonwealth of Massachusetts, the form of which is attached as Appendix B, which the Company intends to file promptly after the 2021 Annual Meeting. If Proposal No. 4 is not approved by shareholders at the 2021 Annual Meeting, the Restated Articles would not include the proposed Article VI.C described in Proposal No. 4.

Vote Required

The affirmative vote of the holders of at least two-thirds of shares outstanding and entitled to vote on this matter as of the Record Date is required for the approval of this proposal. Abstentions and “broker non-votes” will have the same effect as voting “against” the proposal.

The Board recommends a vote FOR the approval of the amendment to the Articles to lower the voting requirement for approval of mergers, share exchanges and substantial sales of company assets from a super-majority to a simple-majority.

PROPOSAL NO. 4

AMENDMENT TO THE ARTICLES OF ORGANIZATION TO PERMIT SHAREHOLDER ACTION BY WRITTEN CONSENT BY A SIMPLE MAJORITY

Section 7.04 of the Massachusetts Business Corporation Act provides that action to be taken at a meeting of shareholders may be taken without a meeting if the action is taken either: (1) by all shareholders entitled to vote on the action; or (2) to the extent permitted by the articles of organization, by shareholders having not less than the minimum number of votes necessary to take the action at a meeting at which all shareholders entitled to vote on the action are present and voting.

Our Board is committed to high standards of corporate governance for the Company and its shareholders. The Board considered the advantages and disadvantages of permitting shareholder action by written consent by a simple majority. This proposal would allow shareholders to have the ability to effect change at our Company without waiting until an annual shareholder meeting. Shareholder action by written consent could also save our Company the cost of holding a physical meeting between annual meetings.

After careful consideration, on January 26, 2021, the Board unanimously approved, and recommends that the Company’s shareholders approve, an amendment to the Articles to add Article VI.C to the Articles, which permit shareholder action without a meeting if evidenced by consents signed by one or more shareholders who hold a majority in interest of all stock issued, outstanding and entitled to vote on the matter. The Board determined that this amendment to the Articles was in the best interests of the Company and its shareholders and directed this amendment to the Articles to be submitted to the shareholders for approval at the Annual Meeting.

Restated Articles or Organization

If approved, this amendment to the Articles would become effective upon filing of the Restated Articles with the Secretary of the Commonwealth of the Commonwealth of Massachusetts, the form of which is attached as Appendix B, which the Company intends to file promptly after the 2021 Annual Meeting. If Proposal No. 3 is not approved by shareholders at the 2021 Annual Meeting, the Restated Articles would not include the proposed Article VI.B described in Proposal No. 3.

Vote Required

The affirmative vote of the holders of at least two-thirds of shares outstanding and entitled to vote on this matter as of the Record Date is required for the approval of this proposal. Abstentions and “broker non-votes” will have the same effect as voting “against” the proposal.

The Board recommends a vote FOR the approval of the amendment to the Articles to permit shareholder action by written consent by simple majority.

PROPOSAL NO. 5

APPROVAL OF AN AMENDMENT TO 1996 EMPLOYEE STOCK PURCHASE PLAN

Proposed Amendment

On January 26, 2021, the Board adopted an amendment to the 1996 Employee Stock Purchase Plan (the “ESPP”) to increase the aggregate number of shares of common stock authorized for issuance under the ESPP by 3,000,000 shares, subject to the approval of the Company’s shareholders. The Board recommends the shareholders approve the amendment. The ESPP, as amended including the proposed amendment for the shareholders to approve, is attached as Appendix C to this proxy statement.

Background to Proposed Amendment

Teradyne’s equity compensation program is a critical part of our compensation policy to attract, motivate and retain talented employees, align employee and stockholder interests, link employee compensation with company performance and maintain a culture based on employee stock ownership. The ESPP encourages broad employee stock ownership in Teradyne. The proposed amendment is essential to permit the Company to continue the pursuit of these objectives.

As of February 23, 2021, only 1.3 million shares remained authorized for issuance under the ESPP. Assuming current participation rates and stock price levels, the Company expects these remaining shares would be issued by mid-2022, after which the Company would no longer be able to provide a broad-based equity incentive plan to encourage employee ownership in the Company. An absence of a suitable broad-based equity incentive plan might negatively impact the recruitment and retention of present and future employees.

The Compensation Committee retained Compensia, an independent compensation consultant, to provide an analysis of the ESPP and to advise the Compensation Committee on the increase in the number of shares under the ESPP to propose for approval by the shareholders. Based on its analysis, Compensia recommended an increase of 3,000,000 shares. The Compensation Committee reviewed Compensia’s analysis and approved the recommendation for an increase of 3,000,000 shares.

As amended, the ESPP would authorize the issuance of up to 3,000,000 shares of common stock in addition to the 30,400,000 shares of common stock previously authorized under the plan. Upon approval, based on total shares outstanding as of February 23, 2021, the total number of shares available for issuance under the ESPP would be 4.3 million representing approximately 2.6% of total shares outstanding. As of this same date, the total number of shares available for issuance under the Company’s 2006 Equity and Cash Compensation Incentive Plan is 5.7 million which represents approximately 3.4% of total shares outstanding and the total number of outstanding awards under that plan (assuming performance-based RSUs are earned at target performance) represents approximately 1% of total shares outstanding.

Based on the three- (3) year average usage and the current participation rate, the Company expects that the 3,000,000 share increase would provide sufficient shares, at share price levels as of February 23, 2021, for approximately seven (7) to eight (8) years. This estimate would be impacted by a significant increase or decrease in participation. This estimate also would be impacted by the Company’s share price, which determines the number of shares able to be purchased by employees under the ESPP.

Description of the ESPP, as amended

The following is a brief summary of the material terms of the ESPP. This summary is qualified in its entirety by reference to the full text of the ESPP, which is attached as Appendix C to this proxy statement.

In General. The ESPP is intended to encourage stock ownership by eligible employees of the Company (and participating subsidiaries) so that they may share in the company’s growth by acquiring or increasing their ownership interest in the Company, and to encourage eligible employees to remain employed by the Company and its participating subsidiaries. The ESPP is intended to constitute an “employee stock purchase plan” within the meaning of Section 423 of the Code. The ESPP is implemented by a series of separate offerings, which we refer to as payment periods. On the first day of each payment period, each participating employee is granted an option to purchase shares of common stock, which will be automatically exercised on the last day of the payment period. As of February 23, 2021, there are approximately 5,500 eligible employees, over fifty percent of whom participated in the ESPP.

Administration. The Plan is administered by the Compensation Committee. The Committee has the power to interpret the ESPP, determine all questions or issues that might arise under the ESPP, and to adopt and amend rules and regulations for administration of the ESPP, as the Committee may deem appropriate.

Eligibility. Employees of the Company (and participating subsidiaries) who are employed on the first business day of a payment period and whose customary employment is not less than twenty (20) hours per week and is more than five (5) months per calendar year are eligible to participate in the ESPP. However, an employee may not be granted an option under the ESPP if such employee serves as a member of the committee administering the ESPP or if, after the granting of the option, such employee would be treated as owning five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any parent corporation or subsidiary corporation of the Company. Non-employee directors cannot participate in the ESPP.

Authorized Shares. As amended, the ESPP would authorize the issuance of up to 33,400,000 shares of common stock, subject to adjustment as described below (as of February 23, 2021, 29.1 million of these shares had already been issued and are not available for issuance under the ESPP again). Shares of common stock that may be issued under the ESPP include authorized but unissued shares or shares reacquired by the Company, including by purchase in the open market. If any option granted under the ESPP expires or terminates for any reason without having been exercised in full, or ceases for any reason to be exercisable in whole or in part, the unpurchased shares subject to such option will again be available for purchase under the ESPP. As of February 23, 2021, the closing price of a share of the Company’s common stock was $129.78.

Payment Periods. The payment periods consist of each successive six- (6) month period commencing on the first day of January and ending on the last day of June, and commencing on the first day of July and ending on the last day of December, of each calendar year.

Options. On the first business day of each payment period, the Company grants to each participant in the ESPP an option to purchase a maximum of 3,000 shares of common stock. On the last day of the payment period, the employee will be deemed to have exercised this option, at the option price, to the extent of such employee’s accumulated payroll deductions, subject to the employee’s continued eligibility throughout the payment period. The option price is an amount equal to eighty-five percent (85%) of the fair market value of the common stock on the last business day of the payment period, determined based on the closing price of the common stock on The Nasdaq Stock Market LLC on that date.

Limitations. If the employee’s accumulated payroll deductions on the last day of a payment period would enable the employee to purchase more than 3,000 shares, the excess amount will be promptly refunded to the employee by the Company, without interest. Furthermore, in no event may any employee be granted an option which permits that employee’s right to purchase shares under the ESPP to accrue at a rate which exceeds $25,000 of fair market value for each calendar year in which the option is outstanding. If an employee’s accumulated payroll deductions on the last day of a payment period would enable a purchase in excess of this limit, the excess amount will be promptly refunded to the employee by the Company, without interest.

Participation. Eligible employees may elect to participate in the ESPP by delivering, on or before the first day of a payment period, an authorization in the form established by the Committee of the amount (a whole percentage not less than two percent (2%) or more than ten percent (10%) of the employee’s cash compensation) to be deducted from the employee’s pay and applied toward the purchase of common stock in such payment period in accordance with the terms of the ESPP. Unless an employee files a new authorization or withdraws from the ESPP, the employee’s elections will continue to succeeding payment periods. The Company will accumulate and hold for the employee’s account the amounts deducted from the employee’s pay. No interest will be paid on these amounts. Deductions may not be increased during a payment period. Deductions may be decreased during a payment period, provided that an employee may not decrease his or her deduction more than once during any payment period.

Withdrawal. An employee may withdraw from the ESPP, in whole but not in part, at any time prior to the last day of a payment period by delivering a withdrawal notice to the Company, in which event the Company will refund, without interest, the entire balance of the employee’s deductions not previously used to purchase stock under the ESPP.

Adjustments. In the event of a change in the outstanding stock of the Company by reason of a stock split, recapitalization, merger, consolidation, reorganization, stock dividend or other capital change, the aggregate number and type of shares available under the ESPP, the number and type of shares under options granted but not exercised, and the maximum number and type of shares purchasable under an option will be appropriately adjusted to reflect the change in outstanding stock; provided that no adjustment will be made unless the Company is satisfied that it will not constitute a modification of rights granted under the ESPP or otherwise disqualify the ESPP as an employee stock purchase plan under Section 423 of the Code.

Transfer Restrictions. An employee’s rights under the ESPP are the employee’s alone and may not be transferred to, assigned to, or availed of by, any other person, except by will or the laws of descent and distribution. Any option granted to an employee may be exercised, during the employee’s lifetime, only by the employee.

Termination of a Participant’s Rights. If an employee is not a participant in the ESPP on the last day of the payment period, the employee generally is not entitled to exercise his or her option. An employee’s rights under the ESPP generally terminate upon voluntary withdrawal from the ESPP or upon cessation of employment for any reason, except that if an employee is laid off or retires during the last three (3) months of a payment period, that employee is nevertheless deemed to be a participant in the ESPP on the last day of the payment period.

Amendment. The Committee or the Board may from time to time adopt amendments to the ESPP. However, the approval of the shareholders is required for any amendment that (i) increases the number of shares that may be issued under the ESPP; (ii) changes the class of employees eligible to receive options under the ESPP, if such change would be treated as the adoption of a new plan for the purposes of Section 423 of the code; (iii) causes Rule 16b-3 under the Exchange Act to be inapplicable to the ESPP; or (iv) requires shareholder approval pursuant to the rules and regulations of The Nasdaq Stock Market LLC.

Termination. The ESPP may be terminated at any time by the Board; however, such termination will not affect options then outstanding under the ESPP. If, at any time, shares of the Company’s common stock reserved for issuance under the ESPP remain available for purchase, but not in sufficient number to satisfy all then-unfilled purchase requirements, the available shares will be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase stock, and the ESPP will terminate. Upon termination of the ESPP, all payroll deductions not used to purchase common stock will be refunded to ESPP participants, without interest.

Certain Federal Income Tax Consequences of Participation in the ESPP

The following is a summary of certain U.S. federal income tax consequences associated with the grant and exercise of options to purchase shares of common stock pursuant to the ESPP, assuming the ESPP is and remains qualified under Section 423 of the Code. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the ESPP, nor does it cover state, local or non-U.S. taxes, except as may be specifically noted.

The amounts deducted from an employee’s pay under the ESPP will be included in the employee’s compensation subject to federal income tax. In general, no additional income will be recognized by the employee either at the time options are granted pursuant to the ESPP or at the time the employee purchases shares pursuant to the ESPP.

If the employee disposes of shares acquired pursuant to the ESPP more than two (2) years after the first day of the payment period in which the employee acquired the shares and more than one (1) year after the date of purchase, or upon the employee’s death, then upon such event the employee will recognize compensation income in an amount equal to the lesser of (a) the excess, if any, of the fair market value of the shares on the date of such event over the amount the employee paid for the shares, or (b) fifteen percent (15%) of the fair market value of the shares on the first day of the payment period. In addition, the employee generally will recognize long-term capital gain or loss in an amount equal to the difference between the amount realized upon the sale of shares and the employee’s adjusted tax basis in the shares (generally, the amount the employee paid for the shares plus the amount, if any, taxed as compensation income).

If the employee otherwise disposes of shares acquired pursuant to the ESPP before the expiration of the holding periods described above, then upon disposition the employee will recognize compensation income in an amount equal to the excess, if any, of the fair market value of the shares on the date of purchase over the amount the employee paid for the shares. In addition, the employee generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and the employee’s adjusted tax basis in the shares (generally, the amount the employee paid for the shares plus the amount, if any, taxed to the employee as compensation income).

If the holding periods described above are satisfied with respect to common stock acquired pursuant to the ESPP, the Company will not be entitled to a tax deduction for amounts taxed as ordinary income or capital gain to an employee with respect to such shares. If the holding periods described above are not satisfied, the Company generally will be entitled to a tax deduction equal to the amount of compensation income taxable to the employee upon disposition of such shares.

New Plan Benefits

The amount of future stock purchases under the ESPP is not determinable because, under the terms of the ESPP, purchases are based upon elections made by participants. Future purchase prices are not determinable because they are based upon the fair market value of shares of the Company’s common stock at the end of each applicable payment period.

The Board recommends a vote FOR approval of the amendment to the 1996 Employee Stock Purchase Plan.

PROPOSAL NO. 6

APPROVAL OF THE 2006 EQUITY AND CASH COMPENSATION INCENTIVE PLAN, AS AMENDED

Proposed Amendment

On March 4, 2021, the Board adopted an amendment to the 2006 Equity and Cash Compensation Incentive Plan (the “Plan”) to (1) introduce a cap on total compensation that may be paid or granted, as applicable, annually to non-employee members of the Board, replacing the cap on annual equity compensation granted to non-employee members of the Board, and (2) modify certain other Plan terms as described below, including as a result of changes in law, in each case, subject to the approval of the Company’s shareholders. The Board recommends the shareholders approve the Plan, as amended. The Plan, as amended including the proposed amendment for the shareholders to approve, is attached as Appendix D to this proxy statement. If shareholders do not approve the Plan, as amended, the Plan prior to the amendment adopted by the Board on March 4, 2021 will remain in effect.

The Company is not requesting at this time to increase the number of shares authorized for issuance under the Plan.

Background to Proposed Amendment

The Plan is a critical part of the Company’s compensation policy to attract, motivate and retain talented employees and qualified directors, align employee and stockholder interests, link employee compensation with company performance and maintain a culture based on employee stock ownership. The Board believes that the proposed amendment to the Plan, including introducing a cap on total compensation that may be paid annually to non-employee members of the Board, better aligns the Plan with similar plans of the Company’s peers. While the amendment to the Plan will replace the current annual limit for non-employee director equity grants with a new cap on total annual compensation for non-employee directors, better aligning the Company with its peers, the Board is not increasing the compensation for non-employee directors at this time. For a summary of the number of outstanding equity-based awards under the Plan and shares available for issuance under the Plan as a percentage of outstanding shares, please see Proposal 5 on page 12 of this proxy statement.

Important new and modified features of the Plan include:

•

The amended Plan replaces the $200,000 limit for non-employee director annual equity grants with a $750,000 limit on the aggregate amount or value, as applicable, of total annual cash and equity compensation that may be paid or granted, as applicable, to non-employee directors in respect to their service as directors.

•

The amended Plan removes certain provisions relating to Section 162(m) of the Code that are no longer applicable due to changes in law and broadens the types of performance criteria that may be used in connection with performance-based awards.

•	The amended Plan removes cash awards as a type of award that may be granted under the Plan.

General Description of the Plan, as amended

The following is a brief summary of the material features of the Plan. This summary is qualified in its entirety by reference to the full text of the Plan, which is attached as Appendix D to this proxy statement.

In General. The purpose of the Plan is to provide equity ownership and compensation opportunities in the Company (each, an “Award”) to employees, officers, directors, consultants and advisors of the Company and its subsidiaries, all of whom are eligible to receive Awards under the Plan. Under present law, however, incentive stock options within the meaning of Section 422 of the Code, a type of stock-based Award that may be granted pursuant to the Plan, may be granted only to employees of the Company or subsidiaries of the Company. Any person to whom an Award is granted will be called a “Participant.” As of March 4, 2021, there are approximately 5,500 employees, of which 24 are officers, 7 non-employee directors, who are eligible to be Participants in the Plan. No consultants or advisors are currently eligible to be Participants in the Plan.

Administration. The Plan is administered by the Compensation Committee of the Board (the “Committee”). The Committee has the authority to grant Awards, to determine the terms and conditions of Awards, to adopt, amend and repeal rules relating to the Plan, to interpret and correct the provisions of the Plan and any Award, and, subject to the limitations of the Plan, to modify and amend any Award. The Plan also provides that authority to grant Awards to employees may be delegated to one or more executive officers of the Company, with certain limitations.

Types of Awards. Awards under the Plan may take the form of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, phantom stock or any other stock-based interests as the Committee shall determine.

Vesting; Terms of Awards. Awards may be granted subject to time-based vesting schedules and/or performance-based vesting measured by Performance Criteria. “Performance Criteria” means performance criteria, applied to either the Company as a whole or to a division, business unit or subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case, as specified by the Committee in the Award, including, without limitation, the following: cash flow; earnings per share; earnings before interest, taxes and amortization; return on equity; total shareholder return; share price performance; return on capital; return on assets or net assets; revenue; orders; product gross margins, including by customer; income or net income; operating income or net operating income; operating profit or net operating profit; income from operations less restructuring and other, net, amortization of acquired intangible assets, acquisition and divestiture related charges or credits, pension actuarial gains and losses, and other non-recurring gains and charges; operating margin or profit margin; return on operating revenue; return on invested capital; market segment share; customer wins or design-ins; product release schedules; new product innovation; product cost reduction; brand recognition/acceptance; product ship targets; process improvement results; verification of business strategy and/or business plan; improvement of strategic position; adaptation to changes in the marketplace or environment; or customer satisfaction. A Performance Criteria may also be based on individual or subjective performance criteria as determined by the Committee. If the Award is subject to Performance Criteria and the Award so provides, evaluation of achievement against Performance Criteria may take into account, without limitation, any of the following events that occur during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax law; accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs and any extraordinary non-recurring charges or other events.

Authorized Shares. Subject to adjustment as described below, the maximum number of shares of Common Stock that may be issued pursuant to Awards granted under the Plan is 32 million shares. As of February 23, 2021, approximately 5.7 million shares of Common Stock remained available for issuance under the Plan. If any stock-based Award expires, or is terminated, surrendered or forfeited, in whole or in part, the unissued shares covered by such Award shall again be available for the grant of Awards under the Plan. However, shares of Common Stock delivered to the Company by a Participant to purchase shares upon the exercise of an Award or to satisfy tax withholding obligations with respect to an Award shall not be added back into the number of shares available for the future grant of Awards under the Plan. The maximum number of shares of stock-based Awards that may be granted to any individual Participant under the Plan during any one fiscal year is 2 million. As of February 23, 2021, the closing price of a share of Common Stock was $129.78.

Stock Options. Stock options represent the right to purchase shares of Common Stock within a specified period of time at a specified price. The exercise price for options will be not less than 100% (110% for an incentive stock option granted to a 10% or more shareholder) of the closing price of the Common Stock on the date of grant. Announcements or developments shortly following a grant date may cause the market price of the Common Stock to rise. The Plan will be administered based on market prices on the dates of grants, which may differ substantially from market prices shortly following the grants. The aggregate fair market value, determined on the date the option is granted, of the stock for which any person may be granted incentive stock options which become exercisable for the first time by such person in any calendar year cannot exceed the sum of $100,000 or such sum as is allowed by the Code (determined on the date such option is granted). No incentive stock option will be granted to a person who is not an “employee” as defined in the applicable provisions of the Code, and regulations issued thereunder. Options granted under the Plan will be subject to a minimum vesting period of no less than one (1) year, unless the applicable Options fall under the exception to minimum vesting periods described below. Options shall expire in no more than ten (10) years (five (5) years in the case of an incentive stock option granted to a 10% or more shareholder) after the date of grant. A Participant holding an Option is not entitled to receive dividends or dividend equivalents declared and payable prior to the exercise of the Option. The Committee may not reprice stock options or stock appreciation rights granted under the Plan without shareholder approval.

Manner of Exercise of Stock Options. Each option or portion thereof may be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable, by delivery of a properly signed written notice of exercise to the Company at its principal office address or to such transfer agent as the Company shall designate, or by notification to the Company-designated third party commercial provider. Payment for the exercise of options under the Plan may be made by one or any combination of the following forms of payment: (i) by cash or by check payable to the order of the Company, or by fund transfer from the holder’s account maintained with the Company-designated third party commercial provider, if any; (ii) at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of exercise to the cash exercise price of the option, or (iii) at the discretion of the Committee, by delivery of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the option by the optionee’s broker or selling agent.

Stock Appreciation Rights. A stock appreciation right (an “SAR”) is an Award entitling the holder, upon exercise, to receive cash or shares of Common Stock, or a combination thereof, in an amount determined solely by reference to appreciation, from and after the date of grant, in the fair market value of a share of Common Stock. SARs may be granted separately from or expressly in tandem with an option. A SAR granted in tandem with an option will be exercisable only at such time or times, and to the extent, that the related option is exercisable, provided that the SAR will generally terminate upon exercise of the related option and the option will terminate and no longer be exercisable upon the exercise of the related SAR. SARs granted under the Plan will be subject to a minimum vesting period of no less than one (1) year, unless the applicable SARs fall under the exception to minimum vesting periods described below. A Participant holding a SAR is not entitled to receive dividends or dividend equivalents.

Restricted Stock and Restricted Stock Units. Restricted stock is Common Stock that is subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Restricted stock units represent the right to receive shares of Common Stock in the future, with the right to future delivery of the shares subject to a risk of forfeiture or other restrictions that will lapse upon satisfaction of specified conditions. Subject to any restrictions applicable to the Award, a Participant holding restricted stock, whether vested or unvested, will be entitled to enjoy all rights of a shareholder with respect to such restricted stock, including the right to vote the shares. A Participant holding restricted stock units may not vote the shares represented by those units or receive dividends on the shares represented by those units. Restricted stock and restricted stock units issued under the Plan will be subject to a minimum vesting period of no less than one (1) year, unless the applicable restricted stock and restricted stock unit Awards fall under the exception to minimum vesting periods described below.

Phantom Stock. Phantom stock is an Award entitling recipients to receive, in cash or shares, the fair market value of shares of Common Stock upon the satisfaction of conditions specified by the Committee in connection with the grant of such Award. A Participant may not vote the shares represented by a phantom stock Award. Phantom stock granted under the Plan will be subject to a minimum vesting period of no less than one (1) year, unless the applicable phantom stock fall under the exception to minimum vesting periods described below.

Other Stock-Based Awards. The Plan provides the flexibility to grant other forms of Awards based upon Common Stock, having the terms and conditions established at the time of grant by the Committee. Any such awards that are so-called “full value” awards will be subject to a minimum vesting period of no less than one (1) year, unless such Awards fall under the exception to minimum vesting periods described below.

Limit on Non-Employee Director Compensation. In addition to the per participant limit described above, the aggregate value of all compensation granted or paid to any non-employee director of the Company with respect to any calendar year, including Awards under the Plan and cash fees or other compensation paid by the Company to such non-employee outside of the Plan for his or her service as a non-employee director, shall not exceed $750,000. For this purpose, the value of Awards granted under the Plan will be the grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision. The limit will not apply to any compensation granted or paid to a non-employee director for his or services to the Company other than as a non-employee director.

Exception to Minimum Vesting Periods and Acceleration Limitations. The Committee may grant or accelerate the vesting of Awards with respect to up to five percent (5%) of the shares of Common Stock authorized for issuance under the Plan in a manner that would not otherwise be permitted under the minimum vesting period and vesting acceleration limitations set forth in the Plan.

Adjustment. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event, the following shall be adjusted (or substituted Awards may be made) as determined by the Committee: (i) the number and class of securities available for Awards under the Plan and the per-Participant share limit; (ii) the number and class of securities, vesting schedule and exercise price per share subject to each outstanding Award; (iii) the repurchase price per security subject to repurchase; and (iv) the terms of each other outstanding stock-based Award.

Transferability. Except as the Committee may otherwise determine or provide in an Award, Awards may be transferred only by will or by the laws of descent and distribution and, during a Participant’s lifetime, will be exercisable only by the Participant. However, nonstatutory stock options may be transferred to a grantor retained annuity trust or a similar estate planning vehicle under which the trust is bound by all provisions of the option which are applicable to the holder thereof.

Treatment upon Acquisition. Unless otherwise expressly provided in the applicable Award, upon the occurrence of an acquisition of the Company by another entity, appropriate provision must be made for the continuation or the assumption by the surviving or acquiring entity of all Awards. In addition to or in lieu of the foregoing, the Committee may provide that Awards granted under the Plan must be exercised by a certain date or shall be terminated, that Awards shall be terminated in exchange for a cash payment equal to the excess, if any, of the fair market value of the shares subject to such Awards over the applicable exercise price, or, in connection with the merger or consolidation of another entity with the Company or the Company’s acquisition of another entity, that Awards under the Plan may be substituted for stock and stock-based awards issued by such entity or an affiliate thereof. The Committee is also authorized in connection with an acquisition of the Company to accelerate, in full or in part, any Awards then outstanding under the Plan.

Effect of Termination, Disability or Death. The Committee determines the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or designated beneficiary, may exercise rights under the Award, subject to applicable law and the provisions of the Code. In the event of a Participant’s disability or death, the Committee is permitted to authorize the acceleration of such Participant’s Awards, in full or in part.

Amendment of Awards. The Committee may, without shareholder approval, amend, modify or terminate any outstanding Award, except that: (i) the Committee may not materially and adversely change the terms of a Participant’s Award without the Participant’s consent; (ii) previously issued options may not be amended without shareholder approval to reduce the price at which such previously issued options are exercisable or to extend the period of time beyond ten (10) years for which such previously issued options shall be exercisable; and (iii) previously issued Awards may not be amended or terminated in violation of the repricing restrictions of the Plan.

Termination of Plan; Amendments. Awards may not be granted under the Plan at any time after May 12, 2025, but Awards granted on or before that date may be remain outstanding and may be exercised thereafter. The Committee may amend, suspend or terminate the Plan or any portion thereof at any time, provided that any material amendment to the Plan will not be effective unless approved by the Company’s shareholders.

U.S. Federal Income Tax Consequences

The following is a summary of certain U.S. federal income tax consequences associated with certain awards granted under the Plan. The summary does not purport to cover federal employment tax or other U.S. federal tax consequences that may be associated with the Plan, nor does it cover state, local or non-U.S. taxes, except as may be specifically noted.

Stock Options (other than ISOs). In general, a participant has no taxable income upon the grant of a stock option that is not intended to be an ISO (an “NSO”) but realizes income in connection with the exercise of the NSO in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price. A corresponding deduction is generally available to the Company. Upon a subsequent sale or exchange of the shares, any recognized gain or loss is treated as a capital gain or loss for which the Company is not entitled to a deduction.

ISOs. In general, a participant realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the participant. Generally, a disposition of shares acquired pursuant to an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the participant (and generally a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the participant does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale of shares acquired pursuant to an ISO is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

SARs. The grant of a SAR does not itself result in taxable income, nor does taxable income result merely because a SAR becomes exercisable. In general, a participant who exercises a SAR for shares of stock or receives payment in cancellation of a SAR will have ordinary income equal to the amount of any cash and the fair market value of any stock received. A corresponding deduction is generally available to the Company.

Unrestricted Stock Awards. A participant who purchases or is awarded unrestricted stock generally has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company.

Restricted Stock Awards. A participant who is awarded or purchases shares subject to a substantial risk of forfeiture generally does not have income until the risk of forfeiture lapses. When the risk of forfeiture lapses, the participant has ordinary income equal to the excess of the fair market value of the shares at that time over the purchase price, if any, and a corresponding deduction is generally available to the Company. However, a participant may make an election under Section 83(b) of the Code to be taxed on restricted stock when it is acquired rather than later, when the substantial risk of forfeiture lapses. A participant who makes an effective 83(b) election will realize ordinary income equal to the fair market value of the shares as of the time of acquisition less any price paid for the shares. A corresponding deduction will generally be available to the Company. If a participant makes an effective 83(b) election, no additional income results by reason of the lapsing of the restrictions.

For purposes of determining capital gain or loss on a sale of shares awarded under the Plan, the holding period in the shares begins when the participant recognizes taxable income with respect to the transfer. The participant’s tax basis in the shares equals the amount paid for the shares plus any income realized with respect to the transfer. However, if a participant makes an effective 83(b) election and later forfeits the shares, the tax loss realized as a result of the forfeiture is limited to the excess of what the participant paid for the shares (if anything) over the amount (if any) realized in connection with the forfeiture.

Restricted Stock Units. The grant of a restricted stock unit does not itself generally result in taxable income. Instead, the participant is generally taxed upon vesting (and a corresponding deduction is generally available to the Company), unless he or she has made a proper election to defer receipt of the shares (or cash if the award is cash settled) under Section 409A of the Code. If the shares delivered are restricted for tax purposes, the participant will instead be subject to the rules described above for restricted stock.

New Plan Benefits

The following table sets forth the awards that were granted to our named executive officers, our executive officers as a group, our non-employee directors as a group, and our other employees (who are not executive officers) as a group under the Plan during 2020. The number of performance-based restricted stock units listed in the table below is based on the maximum number of shares of common stock that may be delivered under the awards, assuming the applicable performance conditions are achieved at maximum levels of achievement.

Name and Position	Number of Stock Options	Number of Restricted Stock Units	Number of Performance-Based Restricted Stock Units
Mark E. Jagiela, President and Chief Executive Officer	31,447	27,046	108,184
Sanjay Mehta, Vice President, Chief Financial Officer, and Treasurer	7,499	6,450	25,798
Charles J. Gray, Vice President, General Counsel and Secretary	4,161	3,579	14,314
Richard Burns, President, Semiconductor Test Division	3,153	6,837	—
Gregory S. Smith, President, Industrial Automation	4,597	3,953	15,812
Executive Group	56,566	52,776	183,750
Non-Executive Director Group	—	22,477	—
Non-Executive Officer Employee Group	—	338,595	—

Securities Authorized for Issuance under Equity Compensation Plans

The table below includes aggregated information regarding awards outstanding and the shares available for future awards under the Plan and the 1996 Employee Stock Purchase Plan (the “ESPP”), in each case, as of February 23, 2021.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,731,560	$63.87	7,045,277
Equity compensation plans not approved by security holders	—	—	—
Total	1,731,560	$63.87	7,045,277

The Board recommends a vote FOR approval of the Plan as amended.

PROPOSAL NO. 7

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected (and the Board of Directors has approved) PricewaterhouseCoopers LLP to serve as Teradyne’s independent registered public accounting firm for the fiscal year ending December 31, 2021. PricewaterhouseCoopers LLP, or its predecessor Coopers & Lybrand L.L.P., has served as Teradyne’s independent registered public accounting firm since 1968. The appointment of PricewaterhouseCoopers LLP is in the best interest of Teradyne’s shareholders. Teradyne expects that a representative from PricewaterhouseCoopers LLP will be at the annual meeting, will have the opportunity to make a statement if so desired and will be available to respond to appropriate questions. The ratification of this selection is not required by the laws of The Commonwealth of Massachusetts, where Teradyne is incorporated, but the results of this vote will be considered by the Audit Committee in selecting an independent registered public accounting firm for future fiscal years.

The Board recommends a vote FOR ratification of the selection of PricewaterhouseCoopers LLP.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance and Board Policies

Teradyne is committed to good, transparent corporate governance to ensure that the Company is managed for the long-term benefit of its shareholders. Teradyne’s Board of Directors (the “Board”) has adopted Corporate Governance Guidelines (“Guidelines”) to provide a framework for the effective governance of Teradyne. The Nominating and Corporate Governance Committee periodically reviews the Guidelines and recommends changes, as appropriate, to the Board for approval. The Board has also adopted written charters for its standing committees (Audit, Compensation, and Nominating and Corporate Governance), and the Company has a Code of Conduct applicable to all directors, officers and employees. Copies of the Guidelines, committee charters, and Code of Conduct are available on the Company’s web site at www.teradyne.com under the “Governance” section of the “Investor Relations” link. Teradyne posts additional information on its web site from time to time as the Board makes changes to Teradyne’s corporate governance policies.

Teradyne has instituted a variety of policies and practices to foster and maintain good corporate governance. The Board reviews these practices on a regular basis. Teradyne’s current policies and practices include the following:

•	Independent directors constitute majority of Board and all members of the Board Committees;

•	Independent Board Chair;

•	All directors elected annually for one-year term with majority voting for uncontested Board elections;

•	Adoption of “Poison Pill” requires shareholder approval;

•	Recoupment of incentive compensation from executives for fraud resulting in financial restatement;

•	Director and executive officer stock ownership guidelines;

•	Insider Trading Policy and Rule 10b5-1 Policy;

•	Policy prohibiting employees, executives and directors from hedging Teradyne stock and pledging Teradyne stock as collateral for loans;

•	Annual Board and Committee self-assessments;

•	Executive sessions of independent directors at Board meetings;

•	Board access to management and independent advisors;

•	Board oversight of enterprise risk management, including cybersecurity risks;

•	Independent registered public accounting firm and internal auditor meet regularly with Audit Committee without management present;

•	An environmental, social and governance program and Corporate Social Responsibility (“CSR”) Report;

•	Nominating and Corporate Governance Committee review of Board composition, skills, diversity and succession plan;

•	Nominating and Corporate Governance Committee review of director’s change in position;

•	Annual Board review of executive succession plan;

•	No director may serve on more than four other public company boards;

•	Directors must be 74 years or younger as of the date of their election or appointment;

•	Annual review of non-employee director compensation and cap on value of annual equity awards;

•	Annual Board evaluation of Chief Executive Officer performance; and

•	Policy promoting equal opportunity for all employees, including gender pay equity.

Board Nomination Policies and Procedures

The Nominating and Corporate Governance Committee is responsible for identifying, evaluating and recommending candidates for election to the Board and does not distinguish between nominees recommended by shareholders and other nominees. All nominees must meet, at a minimum, the Board membership criteria described below.

Director nominees are evaluated on the basis of a range of criteria, including (but not limited to): integrity, honesty and adherence to high ethical standards; business acumen, experience and ability to exercise sound judgments and contribute positively to a decision-making process; commitment to understanding Teradyne and its industry; commitment to regularly attend and participate in Board and Committee meetings; ability to ensure that outside commitments do not materially interfere with duties as a Board member; absence of a conflict of interest or appearance of a conflict of interest; and other appropriate considerations.

Nominees shall be 74 years or younger as of the date of election or appointment. No director may serve on more than four other public company boards.

The Board seeks nominees with a broad diversity of viewpoints, professional experience, education, geographic representation, backgrounds and skills. The backgrounds and qualifications of directors, considered as a group, should provide a significant composite mix of backgrounds, expertise and experience that will allow the Board to fulfill its responsibilities. The Board values racial, ethnic, cultural, gender, economic, professional and educational diversity in evaluating new candidates and seeks to incorporate a wide range of those attributes in Teradyne’s Board of Directors. Board composition and succession planning are reviewed regularly to ensure that Teradyne’s directors reflect the knowledge, experience, skills and diversity required for the needs of the Board.

At the 2021 Annual Meeting, shareholders will be asked to consider the election of Peter Herweck, who has been nominated for election as director for the first time. In November 2020, Mr. Herweck was appointed by our Board as a new director. Mr. Herweck was originally proposed to the Nominating and Corporate Governance Committee as a potential candidate for the Board by an international executive and board search firm.

Shareholders wishing to suggest candidates to the Nominating and Corporate Governance Committee for consideration as potential director nominees may do so by submitting the candidate’s name, experience, and other relevant information to the Nominating and Corporate Governance Committee, 600 Riverpark Drive, North Reading, MA 01864. Shareholders wishing to nominate directors may do so by submitting a written notice to the Secretary at the same address in accordance with the nomination procedures set forth in Teradyne’s bylaws. Additional information regarding the nomination procedure is provided in the section below captioned “Shareholder Proposals for 2022 Annual Meeting of Shareholders.”

Director Independence

Teradyne’s Guidelines require that at least a majority of the Board shall be independent and set out standards for determining director independence. To be considered independent, a director must satisfy the definitions pursuant to the SEC rules and the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”), and, in the Board’s judgment, not have a material relationship with Teradyne. Teradyne’s Guidelines are available on Teradyne’s web site at www.teradyne.com under the “Governance” section of the “Investor Relations” link.

The Board has determined that the following directors are independent using the criteria identified above: Michael A. Bradley, Edwin J. Gillis, Timothy E. Guertin, Peter Herweck, Mercedes Johnson, Marilyn Matz, Paul J. Tufano and Roy A. Vallee. In determining the independence of Teradyne’s directors, the Board reviewed and determined that the following did not preclude a determination of independence under Teradyne’s standards: Ms. Johnson’s position as a director of Maxim Integrated Products, both a Teradyne supplier and customer; Mr. Bradley’s position as a director of Avnet, Inc., both a Teradyne customer and supplier; and each of Ms. Johnson’s and Mr. Vallee’s position as a director of Synopsys, Inc., both a Teradyne customer and supplier. Teradyne’s business with Maxim Integrated Products, Avnet and Synopsys during 2020 was immaterial to Teradyne and to the other companies. Teradyne will continue to monitor its business relationships to ensure they have no impact on the independence of its directors. The Board determined that Michael A. Bradley met the standards for independence on February 1, 2018 because, as of that date, he had not received compensation from Teradyne related to his employment as the Company’s Chief Executive Officer during a twelve-month period within the last three years. The Board has determined that Mark E. Jagiela is not independent because he is Teradyne’s Chief Executive Officer.

All members of the Company’s three standing committees – the Audit, Compensation and Nominating and Corporate Governance Committee—are required to be independent and have been determined by the Board to be independent pursuant to the SEC rules and the listing standards of Nasdaq, as well as Teradyne’s standards.

The independent directors of the Board and its standing committees periodically meet without management present.

Board Leadership Structure and Self-Assessment

Since May 2014, Mr. Vallee has served as an independent Chair of the Board. As Mr. Vallee is not standing for re-election, the Board will appoint an independent director as Chair to replace Mr. Vallee following the election of directors at the 2021 Annual Meeting of Shareholders. The Board believes that having an independent Chair is the preferred corporate governance structure for the Company because it strikes an effective balance between management and independent leadership participation in the Board process.

The Board and each of its committees annually undertake a self-assessment, including an evaluation of its composition, mandate and function. The Chair of the Nominating and Corporate Governance Committee manages this annual process and implementation of any action items resulting from the process. For example, as a result of one of the Board’s self-assessments in which the directors expressed their interest in having a separate strategy discussion, an annual strategic session with management was implemented in 2018.

Code of Ethics

The Code of Conduct is Teradyne’s ethics policy. The Board has established a means for anyone to report violations of the ethics policy on a confidential or anonymous basis. Teradyne’s Code of Conduct is available on Teradyne’s web site at www.teradyne.com under the “Governance” section of the “Investor Relations” link.

Teradyne shall disclose any change to or waiver from the Code of Conduct granted to an executive officer or director within four business days of such determination by disclosing the required information on its web site at www.teradyne.com under the “Governance” section of the “Investor Relations” link.

Insider Trading Policy

The Board has adopted an insider trading policy to prevent the misuse of confidential information about Teradyne as well as other companies with which the Company has a business relationship and to promote compliance with the securities laws. Among other things, the insider trading policy prohibits trading on material non-public information and prohibits directors, executive officers and certain other employees from buying or selling Teradyne securities during the Company’s non-trading periods, also called “blackout periods”, except pursuant to an approved trading plan under Rule 10b5-1 of the Securities Exchange Act of 1934 (“Rule 10b5-1”). The Board has also adopted a Rule 10b5-1 plan policy which applies to all executive officers and directors of Teradyne who adopt Rule 10b5-1 plans for trading in Teradyne’s securities. The policy sets forth mandatory guidelines that are intended to ensure compliance with Rule 10b5-1 and to conform to best practices with respect to the design and implementation of Rule 10b5-1 plans.

Hedging and Pledging Policy

The Board recognizes there may be an appearance of improper or inappropriate conduct if Teradyne’s employees, executives and directors engage in certain types of transactions, even in circumstances where they may not be aware of any material, nonpublic information. Therefore, the Board has adopted, through the insider trading policy, a policy prohibiting employees, executives and directors from hedging Teradyne stock through short sales, prepaid variable forward contracts, equity swaps, collars and exchange funds. In addition, transactions in put options, call options or other derivative securities, on an exchange or in any other organized market, are prohibited by this policy. The policy also prohibits holding Teradyne securities in a margin account or pledging Teradyne securities as collateral for loans.

Corporate Responsibility and Sustainability

The Board is committed to promoting, creating and maintaining a safe and healthy workplace, environment and society. Teradyne is committed to employee health, safety and welfare, to managing its activities that impact the environment in a responsible and effective manner, and to supporting the communities where its employees live and work. Teradyne strives to be a leader in driving improvements in environmental sustainability, supply chain responsibility, diversity and inclusion, and positive social impact. In 2019, Teradyne formalized its corporate social responsibly (“CSR”) program and published its first CSR report. In August 2019, the Board invited an outside expert to present to the full Board on best practices and trends in CSR programs. In 2020, the Company improved its CSR program and, in October 2020, published its second annual CSR report. The Company plans to continue to enhance its program and to provide additional, detailed disclosures to its shareholders, employees, customers, suppliers and other stakeholders. As described below in the “Human Capital Resources” section, in 2020, throughout the COVID-19 pandemic, the Company’s primary concern has been ensuring the health and safety of its employees and providing the resources to enable employees to effectively work remotely and to work in a safe environment when on-site. Detailed information regarding Teradyne’s corporate responsibility and sustainability activities is available on its website at www.teradyne.com under the “Corporate Social Responsibility” link.

Human Capital Resources

The Board oversees the Company’s culture and its management of human capital. The Board believes that the Company’s future success depends upon its continued ability to attract, develop, and retain a high-performance workforce, comprised of people with shared values.

Corporate Culture

Teradyne’s core values are conducting business with honestly and integrity, collaborating with colleagues as a company without doors, and partnering with customers every step of the way. The Company is committed to conducting business in a responsible manner, with strategic operational policies, procedures and values that support transparency, sustainability and legal compliance. Teradyne ensures its employees ethically operate and fulfill business commitments through robust governance of the Company’s code of conduct and environmental, health and safety programs. The Company is committed to equality through nondiscrimination, harassment prevention and pay equity policies. Teradyne values a diverse, inclusive and respectful work environment where all employees enjoy challenging assignments, development opportunities and a safe, positive culture.

Competitive Pay and Benefits

The primary objective of Teradyne’s compensation program for employees generally is to provide a compensation and benefits package that will continue to attract, retain, motivate and reward high performing employees who operate in a highly competitive and technologically challenging environment. Company seeks to achieve this objective by linking a significant portion of compensation to company and business unit performance. Teradyne enables employees to share in the success of the Company through various programs including a stock purchase program, equity compensation, profit sharing and bonus plans. The Company seeks competitiveness and fairness in total compensation with reference to peer comparisons and internal equity. In addition to providing employees with competitive compensation packages, Teradyne offers benefits designed to meet the needs of employees and their families, including paid time off, parental leave, bereavement leave, health insurance coverage, flexible work arrangements, contributions to retirement savings, and access to employee assistance and work-life programs.

Employee Development and Training

Teradyne believes that employee development and training is a key factor in attracting, motivating, improving and retaining a strong, competitive workforce. The Company provides continual development to its employees focused on developing their job skills and competencies. Examples include new manager competencies like giving feedback and coaching, and training in software development tools and project management. Teradyne’s employees also receive annual performance reviews and are involved in setting goals for their own development and performance. Employees and managers look back on the previous year, review career development plans and create goals for the next year.

Teradyne is committed to recruiting and developing talent at the collegiate level to help advance STEM education for the future generation. For example, the Company’s paid internships and entry-level positions offer real-world experience, and its paid co-op program offers higher education students a unique learning opportunity as students alternate one semester in a work assignment and one semester in the classroom. Additionally, Teradyne pays $5,250 per year for educational courses related to an employee’s work or as part of a degree program, including tuition, lab fees and books. The Company also offers a scholarship program for employees with college-age children and grandchildren.

Employee Engagement

Teradyne conducts regular employee surveys to check in with its global workforce and obtain input on a number of topics. The feedback received from these surveys helps management assess employee sentiment, identify areas of improvement and guides decision-making as it relates to people management. In addition, the Company’s CEO and other executives meet with employees on a frequent basis through exchange meetings and quarterly webcasts. The exchange meetings allow the executives to directly interact with a small group of employees, while the global webcasts enable all employees to engage with senior leaders and ask questions in an open Q&A session. The Company also offers employees an opportunity to network and connect with colleagues who share similar interests. This includes groups such as New Employees to Teradyne, Women’s Affinity Group, Blue and Green (for team members that are committed to the environment), Runner’s affinity groups and LGBTQ+ advocates.

Diversity and Inclusion

Teradyne believes in fostering a diverse workforce and an equitable and inclusive culture in order to build a stronger and more resilient company for its customers, employees and communities. To support this effort, the Company has a Diversity and Inclusion Charter that was developed by its Diversity, Equity and Inclusion executive sub-committee and designed to ensure that the Company builds diversity across its workforce. Teradyne has established programs for recruiting and hiring candidates from various backgrounds and experiences. The Company has implemented policies regarding gender pay equity and has conducted audits in the United States which have not identified any pay equity issues in the employee populations tested. Teradyne is an equal opportunity/affirmative action employer committed to making employment decisions without regard to race, religion, ethnicity or national origin, gender, sexual orientation, gender identity or expression, age, disability, protected veteran status or any other characteristics protected by law.

Teradyne has a tradition of amplifying the charitable actions of its employees and responding to the needs of its communities. In 2020, in order to show support for effecting positive change in society, Teradyne joined countless others to donate to organizations supporting social justice and racial equality. Teradyne also sponsors the Massachusetts Conference for Women and the California Conference for Women, each of which offers opportunities for business networking, professional development and personal growth.

The Company values that its employees have diverse opinions about the best ways for the global society to continue to work towards eliminating bias. Teradyne believes that in the workplace it is important and expected that employees treat each other, and each other’s opinions, with respect and empathy, and focus on supporting each other in the Company’s business objectives, while demonstrating respect, dignity, inclusion, integrity and teamwork.

Health and Safety

The health and safety of its employees is the Company’s highest priority. Teradyne is committed to complying with all applicable regulatory health and safety requirements wherever it operates. The Company conducts internal audits, regular reviews and monitoring of regulations to ensure compliance with laws and regulations at the local, state, province and country levels. Teradyne ensures workers are provided with the knowledge to perform their jobs safely by deploying mandatory environment, health and safety training. The Company also requires contractors to complete safety training prior to working at any Teradyne site. The Company monitors, tracks and reports common safety metrics such as accidents, near misses and illness, and its injury and illness rate is below the industry average. Teradyne also provides its employees with a flexible and adjustable workspace, which includes reviewing ergonomics issues in the workplace, educating employees to self-identify risks and ensuring they have the work environment they need to do their jobs safely and effectively.

Throughout the COVID-19 pandemic, Teradyne’s primary concern has been ensuring the health and safety of its employees. At the onset of the pandemic, the Company made the decision to close its offices and implement work from home policies for most employees. During this time, Teradyne has also provided resources to enable employees to effectively manage remote work, such as web conferencing and project collaboration solutions and furniture and equipment for at-home offices. To protect those employees whose work requires them to be on-site, the Company has implemented cleaning processes, access to personal protection equipment and other protocols to ensure their safety. Teradyne has also supported its global workforce during this time by sending regular all-employee communications, providing development opportunities for managers and employees to support working virtually in an effective manner, establishing emergency response teams to empower local decision-making, conducting surveys to check in with employees, sharing regular video updates from its leadership team, and establishing a well-defined return to work process.

Board Oversight of Risk

Management is responsible for the day-to-day management of risks to the Company, while the Board, as a whole and through its committees, has responsibility for the oversight of risk management. Management attends regular Board and committee meetings and discusses with the Board and committees various risks confronting the Company, including operational, cybersecurity, legal, market and competitive risks as well as the risks to the Company, its business and its employees due to the COVID-19 pandemic. Management and the Board have not identified any risks arising from Teradyne’s compensation plans, policies and practices for the executives or employees that are reasonably likely to have a material adverse effect on the Company.

Related Party Transactions

Under Teradyne’s written “Conflict of Interest Policy,” which is part of Teradyne’s Code of Conduct, the General Counsel notifies the Audit Committee of any investment or other arrangement to be entered into by Teradyne that could or would be perceived to represent a conflict of interest with any of the executive officers or directors. Every year Teradyne makes an affirmative inquiry of each of the executive officers and directors as to their existing relationships. Teradyne reports any potential conflicts identified through these inquiries to the Audit Committee. No potential conflicts were identified in 2020.

Shareholder Communications with Board of Directors

Shareholders and other interested parties may communicate with one or more members of the Board, including the Chair, or the non-management directors as a group by writing to the Non-Management Directors, Board of Directors, 600 Riverpark Drive, North Reading, MA 01864 or by electronic mail at nonmanagementdirectors@teradyne.com. Any communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, will be sent to the appropriate executive. Solicitations, junk mail, and other similarly frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.

Under Teradyne’s Corporate Governance Guidelines, each director is expected to attend each annual meeting of shareholders. All directors attended the 2020 Annual Meeting of Shareholders held on May 8, 2020.

Board Meetings

The Board met four times during the year ended December 31, 2020. The non-employee directors, all of whom are independent, held executive sessions in which they met without management after its regularly scheduled meetings during 2020. The Chair of the Board presides over all Board meetings and each executive session. During 2020, each director attended at least 75% of the total number of meetings of the Board and committee meetings held while such person served as a director. Teradyne’s Corporate Governance Guidelines, which are available at www.teradyne.com under the “Governance” section of the “Investor Relations” link, provide a framework for the conduct of the Board’s business.

Board Committees

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. In accordance with the listing standards of Nasdaq, all of the committees are comprised of independent directors. The members of each committee are appointed by the Board based on the recommendation of the Nominating and Corporate Governance Committee. Each committee performs a self-evaluation and reviews its charter annually. Actions taken by any committee are reported to the Board, usually at the next Board meeting following the action. The table below shows the current membership of each of the standing committees:

Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Edwin J. Gillis*	Timothy E. Guertin*	Timothy E. Guertin
Mercedes Johnson	Peter Herweck	Peter Herweck
Paul J. Tufano	Marilyn Matz	Marilyn Matz*
	Roy A. Vallee	Roy A. Vallee

*	Committee Chair

The Board will appoint committee members for the 2021-2022 term following the election of directors at the 2021 Annual Meeting of Shareholders.

Audit Committee

The Audit Committee has three members, all of whom have been determined by the Board to be independent pursuant to SEC rules and the listing standards of Nasdaq, as well as Teradyne’s independence standards. In addition, the Board determined that each member of the Audit Committee is financially literate and an “audit committee financial expert” as defined in the rules and regulations promulgated by the SEC. The Board has determined that Ms. Johnson’s simultaneous service on three additional audit committees does not impair her ability to effectively serve on Teradyne’s Audit Committee. The Audit Committee’s oversight responsibilities, described in greater detail in its charter, include, among other things:

•	overseeing matters relating to the financial disclosure and reporting process, including the system of internal controls;

•	reviewing the internal audit function and annual internal audit plan;

•	supervising compliance with business ethics and legal and regulatory requirements;

•	reviewing the Company’s cybersecurity program;

•

reviewing and approving the appointment, compensation, activities, and independence of the independent registered public accounting firm including the selection of the lead audit partner who is rotated every 5 years; and

•	conducting a financial risk assessment.

The Audit Committee met eight times during 2020. The responsibilities of the Audit Committee and its activities during 2020 are more fully described in the Audit Committee Report contained in this proxy statement.

Compensation Committee

The Compensation Committee has four members, all of whom have been determined by the Board to be independent pursuant to SEC rules and the listing standards of Nasdaq, as well as Teradyne’s independence standards. The Compensation Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things:

•	oversight of and assessment of the risks associated with Teradyne’s compensation programs, policies and practices;

•	recommending changes and/or recommending the adoption of new compensation plans to the Board, as appropriate;

•	reviewing and recommending to the Board each year the compensation for non-employee directors;

•	evaluating and recommending to the independent directors of the Board the annual cash and equity compensation and benefits to be provided for the Chief Executive Officer; and

•	reviewing and approving of the cash and equity compensation and benefit packages of the other executive officers.

The Compensation Committee has the authority to and does engage the services of independent advisors, experts and others to assist it from time to time. Teradyne’s compensation and benefits group in the Human Resources Department supports the Compensation Committee in its work and assists in administering the compensation plans and programs.

The Compensation Committee met six times during 2020.

The Compensation Committee has retained Compensia, Inc. (“Compensia”), an executive compensation consulting firm, to assist it in carrying out its duties and responsibilities regarding executive and non-employee director compensation. In 2020, this engagement involved preparing (1) an executive officer compensation competitive analysis; (2) a director compensation competitive analysis; (3) a peer group analysis; and (4) a tally sheet analysis for executive officers. To maintain the independence of its advice, Compensia provides no services to Teradyne other than the services provided to the Compensation Committee. In addition, the Compensation Committee conducts annually a conflict of interest assessment for Compensia and any other independent advisors engaged during the year using the factors applicable to compensation consultations under SEC rules and the listing standards of Nasdaq, and, for 2020, no conflict of interest was identified.

The Compensation Committee also uses proprietary compensation surveys prepared by Radford, a global compensation consultant focused on technology companies.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised entirely of independent directors in accordance with SEC rules and the listing standards of Nasdaq, as well as Teradyne’s independence standards. None of Teradyne’s executive officers serves on the Compensation Committee of any of the companies in which the directors are officers.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has four members, all of whom have been determined by the Board to be independent pursuant to SEC rules and the listing standards of Nasdaq, as well as Teradyne’s independence standards. The Nominating and Corporate Governance Committee’s primary responsibilities, discussed in greater detail in its charter, include, among other things, to:

•	identify individuals qualified to become Board members;

•	recommend to the Board the nominees for election or re-election as directors at the annual meeting of shareholders;

•	develop and recommend to the Board a set of corporate governance principles;

•	oversee and advise the Board with respect to corporate governance matters;

•	review the Company’s environmental, social and governance program; and

•	oversee the evaluation of the Board.

The Nominating and Corporate Governance Committee identifies director candidates through numerous sources, including recommendations from existing Board members, executive officers, and shareholders and through engagements with executive search firms. The Nominating and Corporate Governance Committee regularly reviews Board composition, skills, diversity and succession plans.

Non-employee directors must notify the Nominating and Corporate Governance Committee if the director experiences a change of position from that held upon first becoming a member of the Board. Upon any such notification, the Nominating and Corporate Governance Committee will review the potential impact on the director’s independence and the appropriateness of the director’s continued membership on any Board committees under the circumstances. Teradyne’s Corporate Governance Guidelines also provide that the continuation of a former Chief Executive Officer of the Company on the Board is a matter to be decided by the Board, upon recommendation of the Nominating and Corporate Governance Committee.

The Nominating and Corporate Governance Committee met four times during 2020.

Director Compensation

Teradyne uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board. Every year, Compensia, the Compensation Committee’s independent compensation consulting firm, conducts an analysis of director compensation, including a review of benchmark data, and reports to the Committee any recommendations regarding director compensation. The Compensation Committee considers Compensia’s annual recommendations as part of its annual review of director compensation. Non-employee directors’ compensation is determined by the Board at the recommendation of the Compensation Committee. Directors who are employees of Teradyne receive no compensation for their service as a director.

Cash Compensation

In 2020, the non-employee directors were compensated at the rate of $80,000 per year. Additional fees paid to certain non-employee directors in 2020 were as follows:

•	The Board Chair received an additional $65,000 per year;

•	The Chair of the Audit Committee received an additional $30,000 per year;

•	The Chair of the Compensation Committee received an additional $20,000 per year; and

•	The Chair of the Nominating and Corporate Governance Committee received an additional $15,000 per year.

Stock-Based Compensation

Each non-employee director receives an annual equity award having a fair market value equal to $200,000 on the earlier of (i) the date of the Annual Meeting of Shareholders or (ii) the last Thursday in May. This annual equity award, which is delivered in the form of restricted stock units, vests in full on the earlier of (i) the first anniversary of the date of grant or (ii) the date of the following year’s Annual Meeting of Shareholders.

Each new non-employee director is granted an equity award on the date first elected or appointed to the Board having a fair market value equal to $200,000, pro-rated to reflect the period between the director’s date of election or appointment and the date of the next annual board grant. This equity award, which is also delivered in the form of restricted stock units, vests in full on the date of the next annual equity award grant. The equity award is granted under the shareholder-approved 2006 Equity and Cash Compensation Incentive Plan, which, in 2020, limited annual equity awards for non-employee directors to an amount not to exceed $200,000. See Proposal No. 6 for a description of a new total annual compensation cap for non-employee directors that the Board approved as part of the Amended and Restated 2006 Equity and Cash Compensation Incentive Plan.

Director Deferral Program

The non-employee directors may elect to defer receipt of their cash and/or equity awards and have the compensation invested into (1) an interest-bearing account (based on ten-year Treasury note interest rates) or (2) a deferred stock unit (“DSU”) account. If a non-employee director elects to participate in this deferral program, he or she will receive either the cash value of the interest-bearing account or the shares of the Company’s common stock underlying the DSUs, in either case, within 90 days following the end of his or her board service.

Director Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of the non-employee directors with those of the Company’s shareholders and ensure that the directors have an ongoing financial stake in the Company’s success. Pursuant to the guidelines, the non-employee directors are expected to attain (within five years from the date of initial election to the Board) and maintain an investment level in shares of the Company’s common stock equal to five times their annual cash retainer. All of the non-employee directors other than Mr. Herweck, who joined the Board in 2020, met the ownership guidelines as of December 31, 2020.

Director Compensation Table for 2020

The table below summarizes the compensation Teradyne paid to the non-employee directors for the fiscal year ended December 31, 2020.

Name	Fees Earned or Paid in Cash($) (1)	Stock Awards($) (2)(3)	Total($)
Michael A. Bradley	$80,000	$199,714	$279,714
Edwin J. Gillis	$110,000	$199,714	$309,714
Timothy E. Guertin	$100,000	$199,714	$299,714
Peter Herweck(4)	$11,522	$97,981	$109,503
Mercedes Johnson	$80,000	$199,714	$279,714
Marilyn Matz	$95,000	$199,714	$294,714
Paul J. Tufano	$80,000	$199,714	$279,714
Roy A. Vallee	$145,000	$199,714	$344,714

(1)

The non-employee directors were compensated at the rate of $80,000 per year. Mr. Gillis received an additional $30,000 as Chair of the Audit Committee. Mr. Guertin received an additional $20,000 as Chair of the Compensation Committee. Ms. Matz received an additional $15,000 as Chair of the Nominating and Corporate Governance Committee. Mr. Vallee received an additional $65,000 as Chair of the Board.

(2)

The amounts reported in the “Stock Awards” column represent the grant date fair value of the annual 2020 RSU awards calculated in accordance with FASB ASC Topic 718, disregarding the effects of estimated forfeitures. For a discussion of the assumptions underlying this valuation, please see Note Q to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(3)

As of December 31, 2020, each then-serving non-employee director, other than Mr. Herweck, held 3,073 restricted stock units with an expected vesting date of May 7, 2021. Mr. Herweck received an equity award on November 9, 2020, the date he was appointed to the Board, of 966 restricted stock units having a fair market value of $97,981, which is equal to $200,000 pro-rated daily to reflect the period between Mr. Herweck’s date of appointment and the date of the next annual equity award grant for the non-employee directors on May 7, 2021; these restricted stock units will vest in full on May 7, 2021. As of December 31, 2020, Mr. Gillis held 16,379 DSUs, Mr. Guertin held 50,144 DSUs, Mr. Tufano held 36,123 DSUs, and Mr. Vallee held 42,638 DSUs.

(4)	Mr. Herweck was appointed to the Board as of November 9, 2020. His annual Board fee and stock award were each pro-rated based on his Board service through May 7, 2021.

AUDIT AND FINANCIAL ACCOUNTING OVERSIGHT

Audit Committee Report

In 2021, the Audit Committee reviewed Teradyne’s audited financial statements for the fiscal year ended December 31, 2020 and met with both management and PricewaterhouseCoopers LLP (“PwC”), Teradyne’s independent registered public accounting firm, to discuss those financial statements.

The Audit Committee also reviewed the report of management contained in Teradyne’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC, as well as PwC’s report included in Teradyne’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule and (ii) the effectiveness of internal control over financial reporting.

The Audit Committee has discussed with PwC the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has received the written disclosures and the letter from PwC required by the PCAOB regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC its independence.

Based on these reviews and discussions with management and PwC, the Audit Committee recommended to the Board (and the Board has approved) that Teradyne’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

AUDIT COMMITTEE

Edwin J. Gillis (Chair)

Mercedes Johnson

Paul J. Tufano

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Principal Accountant Fees and Services

Fees for Services Provided by PricewaterhouseCoopers LLP

The following table sets forth the aggregate fees for services provided by PwC, Teradyne’s independent registered public accounting firm, for the fiscal years ended December 31, 2020 and December 31, 2019.

	2020	2019
Audit Fees	$2,752,077	$3,260,225
Audit-Related Fees	—	203,000
Tax Fees	388,622	315,373
All Other Fees	2,756	3,123

Total:	$3,143,455	$3,781,721

Audit Fees

Audit Fees are fees related to professional services rendered for the audit of Teradyne’s annual financial statements and internal control over financial reporting for fiscal years 2020 and 2019. These fees include the review of Teradyne’s interim financial statements included in its quarterly reports on Form 10-Q and services that are normally provided by PwC in connection with other statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-Related Fees in 2019 were for services were associated with acquisition due diligence.

Tax Fees

Tax Fees in 2020 and 2019 were for professional services related to global tax planning and compliance matters.

All Other Fees

All Other Fees are fees for services other than audit fees, audit-related fees and tax fees. In 2020 and 2019, the fees were related to accounting seminars and financial statement disclosure and technical accounting software licenses.

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

During 2020 and 2019, the Audit Committee pre-approved all audit and other services performed by PwC.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the independent registered public accounting firm’s independence. These services may include audit services, audit-related services, tax services and other services. In addition to generally pre-approving, on a case-by-case basis, services provided by the independent registered public accounting firm, the Audit Committee adopted a policy for the pre-approval of certain specified services that may be provided by the independent registered public accounting firm. The services set forth on the pre-approved list have been identified in a sufficient level of detail so that management will not be called upon to make a judgment as to whether a proposed service fits within the pre-approved service list. Pursuant to the policy, management informs the Audit Committee, at least annually or more frequently upon its request, if the Company uses any pre-approved service and the fees incurred in connection with that service.

OWNERSHIP OF SECURITIES

The following table sets forth as of March 11, 2021 information relating to the beneficial ownership of Teradyne’s common stock by each director, each named executive officer and all directors and executive officers as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class
Michael A. Bradley(3)	28,254	*
Richard J. Burns	2,635	*
Edwin J. Gillis	58,027	*
Charles J. Gray	23,000	*
Timothy E. Guertin	68,469	*
Peter Herweck	966	*
Mark E. Jagiela	262,552	*
Mercedes Johnson	16,783	*
Marilyn Matz	16,572	*
Sanjay Mehta	22,312	*
Gregory S. Smith	35,860	*
Paul J. Tufano	44,437	*
Roy A. Vallee	45,711	*
All executive officers and directors as a group (13 people consisting of 5 executive officers and 8 non-employee directors)(4)	625,578	[	]%

*	less than 1%
(1)

Unless otherwise indicated, the named person possesses sole voting and dispositive power with respect to the shares. The address for each named person is: c/o Teradyne, Inc., 600 Riverpark Drive, North Reading, Massachusetts 01864.

(2)

Includes shares of common stock which have not been issued but which either (i) are subject to options which either are presently exercisable or will become exercisable within 60 days of March 11, 2021, (ii) are subject to restricted stock units which vest within 60 days of March 11, 2021, or (iii) with respect to certain non-employee directors, are issuable pursuant to the Teradyne Deferral Plan for Non-Employee Directors (the “Deferral Plan”) within 90 days of the date the non-employee director ceases to serve as such, as follows: Mr. Bradley 3,073 shares; Mr. Burns, 0 shares; Mr. Gillis, 19,452 shares (including 16,379 shares issuable pursuant to the Deferral Plan); Mr. Gray, 0 shares; Mr. Guertin, 53,217 shares (including 50,144 shares issuable pursuant to the Deferral Plan); Mr. Herweck, 966 shares; Mr. Jagiela, 42,714 shares; Ms. Johnson, 3,073 shares; Ms. Matz, 3,073 shares; Mr. Mehta, 21,108 shares; Mr. Smith, 7,234 shares; Mr. Tufano, 39,196 (including 36,123 shares issuable pursuant to the Deferral Plan); Mr. Vallee, 45,711 shares (including 42,638 shares issuable pursuant to the Deferral Plan); all directors and executive officers as a group, 238,817 shares (including 145,284 shares issuable pursuant to the Deferral Plan).

(3)	Includes 28,254 shares of common stock over which Mr. Bradley shares voting and dispositive power with his wife.
(4)

The group is comprised of Teradyne’s executive officers and directors on March 11, 2021. Includes (i) an aggregate of 56,898 shares of common stock which the directors and executive officers as a group have the right to acquire by exercise of stock options within 60 days of March 11, 2021 granted under the stock plans, (ii) an aggregate of 36,635 shares of common stock which the directors and executive officers as a group will acquire by the vesting of restricted stock units within 60 days of March 11, 2021, and (iii) an aggregate of 145,284 shares of common stock issuable to non-employee directors pursuant to the Deferral Plan.

The following table sets forth certain persons who, based upon Schedule 13G filings made since December 31, 2020, own beneficially more than five percent of Teradyne’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(3)
The Vanguard Group, Inc.(1)	19,095,271	11.5%
100 Vanguard Blvd. Malvern, Pennsylvania 19355
BlackRock, Inc.(2)	14,039,376	8.5%
55 East 52nd Street New York, New York 10055

(1)

As set forth in Amendment No. 12 to a Schedule 13G, filed on February 10, 2021, The Vanguard Group, Inc. (“Vanguard”) had, as of December 31, 2020, sole dispositive power with respect to 18,348,740 shares, shared dispositive power with respect to 746,531 shares, sole voting power with respect to 0 shares, and shared voting power with respect to 294,277 shares.

(2)

As set forth in Amendment No. 10 to a Schedule 13G, filed on February 1, 2021, BlackRock, Inc. had, as of December 31, 2020, sole dispositive power with respect to all of the shares and sole voting power with respect to 12,508,547 shares.

(3)	Ownership percentages were obtained from Schedule 13G filings and reflect the number of shares of common stock held as of December 31, 2020.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides information with respect to the following persons who, pursuant to SEC rules, constitute our “named executive officers” for 2020:

•	Mark E. Jagiela, President and Chief Executive Officer;

•	Sanjay Mehta, Vice President, Chief Financial Officer, and Treasurer;

•	Charles J. Gray, Vice President, General Counsel and Secretary;

•	Richard J. Burns, President, Semiconductor Test Division; and

•	Gregory S. Smith, President, Industrial Automation Group.

This Compensation Discussion and Analysis describes the material elements of Teradyne’s executive compensation program during the fiscal year ended December 31, 2020. It also provides an overview of the Company’s executive compensation philosophy, as well as the Company’s principal compensation policies and practices. Finally, it analyzes how and why the Compensation Committee of the Board of Directors (the “Compensation Committee”) arrived at the specific compensation decisions for the Company’s executive officers, including the named executive officers, in 2020, and discusses the key factors that the Compensation Committee considered in determining the compensation of the named executive officers.

2020 Executive Compensation Summary

Teradyne is a leading global supplier of automation equipment for test and industrial applications. The Company designs, develops, manufactures and sells automatic test systems used to test semiconductors, wireless products, data storage and complex electronics systems in many industries including the consumer electronics, wireless, automotive, industrial, computing, communications, aerospace and defense industries. Teradyne’s industrial automation products include collaborative robotic arms, autonomous mobile robots and advanced robotic control software used by global manufacturing, logistics and light industrial customers to improve quality, increase manufacturing and material handling efficiency and decrease manufacturing and logistics costs. The automatic test equipment and industrial automation markets are highly competitive and characterized by rapid changes in demand that necessitate adjusting operations and managing spending prudently across business cycles.

In 2020, the Company increased revenue by 36% to $3.1 billion, generated significant free cash flow, grew GAAP earnings 65% to $4.28, and grew non-GAAP earnings 62% to $4.622 per share, the seventh consecutive year of earnings per share growth. The Company grew sales in its semiconductor test, memory test, wireless test and system test businesses which helped offset weaker results in its industrial automation businesses due to COVID-19 and the global industrial downturn during 2020. Beyond this strong financial performance, the Company introduced new products in growing segments across its test and industrial automation businesses to expand its served markets and position itself for continued growth. Despite the global COVID-19 pandemic, in 2020, the Company was able to significantly grow revenues and earnings per share while continuing to invest for long-term, future growth and maintaining financial discipline.

Throughout the COVID-19 pandemic, Teradyne’s primary concern has been ensuring the health and safety of its employees. At the onset of the pandemic, the Company made the decision to close its offices and

[2]

See Appendix A of this proxy statement for additional information regarding the non-GAAP financial measures discussed in this Compensation Discussion and Analysis section (PBIT and non-GAAP earnings) and reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures.

implement work from home policies for most employees. During this time, Teradyne has also provided resources to enable employees to effectively manage remote work, such as web conferencing and project collaboration solutions and furniture and equipment for at-home offices. To protect those employees whose work requires them to be on-site, the Company has implemented cleaning processes, access to personal protection equipment and other protocols to ensure their safety. Teradyne has also supported its global workforce during this time by sending regular all-employee communications, providing development opportunities for managers and employees to support working virtually in an effective manner, establishing emergency response teams to empower local decision-making, conducting surveys to check in with employees, sharing regular video updates from our leadership team, and establishing a well-defined return to work process. Teradyne continues to monitor the evolving situation regarding the COVID-19 pandemic and its impact on its employees, business, results of operations, financial condition, liquidity and cash flows.

In 2020, the Company returned $155 million to shareholders through its dividend and share repurchase programs. Due to the uncertainty regarding the duration, severity and business impact of the COVID-19 pandemic, the Company suspended its stock repurchase program as of April 1, 2020. In January 2021, the Company announced a new $2 billion share repurchase authorization and plans to repurchase a minimum of $600 million of shares in 2021. Additionally, the Company plans to continue its quarterly dividend of $0.10 per share. The dividend and repurchase programs reflect the Company’s confidence in the business and ability to return capital to its shareholders while retaining sufficient financial flexibility to pursue growth opportunities through both internal investments and acquisitions.

The Company’s 2020 performance-based variable cash compensation was tied to its annual rate of profitability, a two-year rolling revenue growth rate metric, and the achievement of strategic business objectives, including market share gains, revenue and bookings goals, profit and gross margin targets, strategic customer design-in wins and new product launches. Teradyne’s performance-based executive compensation program resulted in compensation for the Company’s named executive officers that reflects the Company’s challenging performance goals for 2020 and performance in achieving those goals. For 2020 variable cash compensation, at the beginning of 2020, the Company increased the two-year rolling revenue growth rate that results in the maximum payout for the revenue growth metric from 15% to 17% and maintained the annual PBIT rate that results in the maximum payout for the profitability metric at 30%. In 2020, while the maximum payout for these metrics was achieved due to the Company’s PBIT rate of 30.3% and two-year rolling revenue growth rate of 23%, certain strategic goals in 2020 were not achieved, many of which were due to weaker results in the Company’s industrial automation businesses due to the COVID-19 pandemic and the global industrial downturn. As a result, in 2020, the executive officers received variable cash compensation payouts ranging from 168% to 170% of their target awards.

The Compensation Committee believes that the executive compensation for 2020 is reasonable and appropriate and is justified by the performance of the Company and its achievement of its financial and strategic goals.

The variance in compensation of the named executive officers year over year demonstrates the alignment between pay and performance. The actual variable cash compensation paid to the named executive officers from 2016 to 2020 has varied from 79% to 181% of target depending on the strength of Company performance as compared to objectives in the applicable year.

•

In 2016, after multiple years of achieving PBIT goals at sustained revenue levels, the Company established even more challenging performance goals and added a two-year rolling revenue growth rate metric as an element of the variable cash compensation plan to reinforce the importance of achieving short- and long-term revenue growth as well as achieving its profitability goals. In 2016, the Company grew revenue by 7%, to $1.75 billion, while generating significant free cash flow, maintaining its rate of profitability and achieving market share and other strategic goals. Due to the more challenging performance metrics for 2016, the executive officers received lower variable cash compensation payouts than they received for comparable Company performance in prior years with a range between 79% and 116% of target.

•

In 2017, the Company grew revenue by 22% to $2.14 billion while generating significant free cash flow, increasing its rate of profitability and achieving market share and other strategic goals. As a result, the variable cash compensation payouts for the executive officers increased to a range of 158% to 181% of target.

•

In 2018, after successive years of achieving PBIT goals at sustained revenue levels, the Company increased the PBIT rate target for variable cash compensation from 15% to 17% and increased the percentage PBIT required for maximum variable cash compensation payout from 25% to 30%. In 2018, the Company earned revenue of $2.1 billion while generating significant free cash flow, increasing earnings per share, and producing record gross margins. As a result of the more challenging performance metrics, the variable cash compensation payout for the executive officers ranged from 149% to 158% of target.

•

In 2019, the Company once again established more challenging performance goals by increasing the PBIT target from 17% to 19% for performance-based variable cash compensation, increasing the target two-year rolling revenue growth rate for variable cash compensation from 3% to 5%, increasing the revenue growth rate that results in the maximum payout for the revenue growth metric for variable cash compensation from 10% to 15%, and increasing the three-year cumulative PBIT rate component of the long-term performance criteria for performance-based restricted stock units from 17% to 19%. In 2019, the Company increased revenue by 9%, to $2.3 billion, generated significant free cash flow and increased earnings per share for the sixth consecutive year while achieving certain strategic goals. However, due to the more challenging performance metrics for 2019, the executive officers received lower variable cash compensation payouts than they received for comparable Company performance in 2017 and 2018. The variable cash compensation payouts for 2019 ranged from 124% to 137%.

•

In 2020, due to the Company’s consistent superior performance, business forecast, and peer benchmarking and global survey data, the Company increased the two-year rolling revenue growth rate that results in the maximum payout for the revenue growth metric for variable cash compensation from 15% to 17%. Despite the COVID-19 pandemic, in 2020, the Company increased revenue by 36% to $3.1 billion, generated significant free cash flow, grew GAAP earnings 65% to $4.28, and grew non-GAAP earnings 62% to $4.62 per share, the seventh consecutive year of earnings per share growth, while achieving certain strategic goals. As result, in 2020, the variable cash compensation payout for Messrs. Jagiela, Mehta and Gray, which is calculated by measuring total company performance (company-wide profit, company-wide revenue performance, and a weighted averaging formula, based on division revenue, of the performance of all divisions against division goals), was 168%. The variable cash compensation payout for Mr. Burns was 170% as the formula for his payout is divided 75% from performance of the Semiconductor Test division (170%) and 25% from total company performance (168%). The variable cash compensation payout for Mr. Smith was 169% as the formula for his payout is divided equally between the performance of Semiconductor Test (170%) and total company performance (168%).

While this variance in compensation demonstrates that the program effectively rewards the executive officers when there is superior performance by the Company and appropriately adjusts compensation downward in the case of less-than-superior performance, the Compensation Committee continues to review the executive compensation program and its mix of short- and long-term incentives to ensure it reflects the correct balance between short-term financial performance and long-term shareholder return. The Committee also continues to establish challenging performance metrics reflecting the Company’s business objectives and strategy.

In January 2020, after a review of peer benchmarking and global survey data, the Compensation Committee adjusted the mix of equity awarded to the executive officers by increasing performance-based stock awards from 50% to 60% of the total grant date fair value of the awards (with performance-based stock awards measured at target), decreasing time-based stock awards from 40% to 30%, and retaining non-qualified stock options at 10% of the 2020 equity award. The Company also increased the revenue growth rate that results in the maximum payout for the revenue growth metric for variable cash compensation from 15% to 17%.

Teradyne has instituted a variety of compensation policies and practices to foster and maintain best practices for executive compensation. The Compensation Committee reviews these practices on a regular basis. Teradyne’s current policies and practices related to compensation and governance include the following:

•	Executive officer stock ownership guidelines requiring significant ownership;

•	Appropriate balance between short-term and long-term compensation to discourage short-term risk taking at the expense of long-term results;

•	Multiple performance objectives used in the determination of variable cash compensation and performance-based stock awards;

•	Engagement of an independent compensation consultant to advise the Compensation Committee on executive compensation matters;

•	Executive officers’ change-in-control agreements contain a double trigger for acceleration of equity awards requiring a qualifying termination following a change-in-control;

•	Recoupment of incentive compensation from executives for fraud resulting in financial restatement;

•	Policy prohibiting executives from pledging Teradyne common stock; and

•

Policy prohibiting executives from hedging Teradyne stock (through short selling or the use of financial instruments such as exchange funds, equity swaps, puts, calls, collars or other derivative instruments).

Executive Compensation Objectives

The objective of the executive compensation program is to provide a competitive level of compensation that:

1)	aligns the interests of the executive officers with the shareholders;

2)	links executive officer compensation closely to corporate performance;

3)	motivates the executive officers to achieve the Company’s short-term and long-term operating and financial goals without encouraging excessive or inappropriate risk; and

4)	assists in attracting and retaining qualified executive officers.

In setting compensation levels for the executive officers (or in the case of the Chief Executive Officer, in making recommendations to the independent members of the Board), the Compensation Committee takes into account such factors as internal equity, competitive market data (drawn from peer company and survey information), benefits, individual and corporate performance and the general and industry-specific business environment, as well as the roles and responsibilities of each executive officer.

Role of the Compensation Committee

The Compensation Committee’s role is to fulfill certain responsibilities of the Board relating to compensation for the executive officers, and to review and oversee the administration of equity-based incentives, profit sharing, deferred compensation, retirement and pension plans, and other compensatory plans. The Compensation Committee recommends to the independent members of the Board all aspects of the Chief Executive Officer’s compensation and is also responsible for approving all aspects of the other executive officers’ compensation. The Compensation Committee has the authority to select, retain and terminate compensation consultants, independent counsel and such other advisors as it determines necessary to carry out its responsibilities and approve the fees and other terms of retention of any such advisors.

Role of Executive Officers in Determining Executive Pay

The Chief Executive Officer makes individual compensation recommendations for the other executive officers to the Compensation Committee for its review, consideration and determination. The Compensation Committee’s compensation consultant and members of the Company’s human resources department provide competitive market information for comparative purposes. The executive officers do not determine any element of their own compensation or their total compensation amount.

Competitive Positioning

To ensure its compensation is competitive, the Company makes extensive use of comparative data for its worldwide employee programs and its executive officer compensation. This includes data gathered from surveys, the Compensation Committee’s compensation consultant and public filings.

For purpose of determining 2020 compensation, the Compensation Committee engaged the independent compensation consulting firm Compensia to develop a competitive analysis of Teradyne’s peer companies, to analyze executive pay packages and to advise on the relationship of the Company’s short-term and long-term performance incentives to total compensation. In November 2019, Compensia recommended to the Compensation Committee a peer group that reflects organizations of comparable size (revenue and market capitalization) and operations (product type and geographic scope) to Teradyne and that provides an appropriate sample size for comparisons. The Compensation Committee reviewed and approved a peer group that included the 18 companies listed below:

Teradyne Peer	Revenue–Latest 4 Quarters (as of 10/8/19) ($MM)	Market Capitalization (30-day average as of 10/8/19) ($MM)
Cadence Design Systems	$2,259	$18,663
Ciena	$3,504	$6,095
Coherent	$1,557	$3,680
Entegris	$1,570	$6,184
FLIR Systems	$1,810	$7,001
Keysight Technologies	$4,230	$18,306
KLA-Tencor	$4,569	$24,343
Marvell Technology	$2,915	$16,449
Maxim Integrated	$2,314	$15,454
MKS Instruments	$1,885	$4,827
National Instruments	$1,352	$5,570
PTC	$1,233	$7,629
Qorvo	$3,173	$8,771
Skyworks Solutions	$3,558	$13,532
Trimble Navigation	$3,237	$9,599
Viavi Solutions	$1,130	$3,253
Xilinx	$3,224	$25,238
Zebra Technologies	$4,392	$10,979
Median	$2,615	$9,185
Teradyne	$2,145	$9,675

At the time the peer group was approved, Teradyne was below the median of the peer group in terms of revenue (39th percentile), but above the median of the peer group in terms of market capitalization (53rd percentile).

During 2020, for purposes of setting 2021 compensation, Compensia recommended that the Compensation Committee (1) remove Coherent and Viavi Solutions from the peer group due to their lower market capitalizations and (2) add Arista Networks to the peer group because it was determined to be better match in terms of financial performance (revenues and market capitalization).

The Compensation Committee augmented the peer group used to set 2020 compensation with data from the Radford Global Survey. From this survey, the Company used reported data for its peer group companies as well as all technology companies with industry and financial characteristics generally aligned with our peers and with annual revenues between $1 billion and $4.6 billion and market capitalizations between $3 billion and $26.6 billion.

Executive Compensation Program

The Board has implemented an executive compensation program that fosters a performance-oriented environment by tying a significant portion of each executive officer’s cash and equity compensation to the achievement of short-term and long-term performance targets that are important to the Company and its shareholders. This approach is designed to focus the executive officers on creating shareholder value over the long-term and on delivering exceptional performance throughout fluctuations in business cycles.

The following charts illustrate performance-based target compensation for the Chief Executive Officer and the other named executive officers (as a group) as a percentage of total target compensation for 2020.

Target Cash Compensation

Target cash compensation includes base salary and performance-based variable cash compensation. Base salary is designed to attract and retain talented executives and to provide a stable source of income. Variable cash compensation links the executive officers’ cash compensation to the Company’s annual and strategic performance objectives and motivates the executive officers to achieve Teradyne’s financial, operating, and growth goals.

Each January, the Compensation Committee sets target cash compensation for each executive officer, other than the Chief Executive Officer. The independent members of the Board set the target cash compensation for the Chief Executive Officer. The goal is that the target total cash compensation for each executive officer should be competitive with cash compensation of individuals holding similar roles and responsibilities as reflected by the peer group and global survey data. The Committee and the Board also consider the performance of the Company relative to its peers, individual performance, the role and responsibilities of the executive officer, and other benefits available to the executive officers, including Teradyne’s Cash Profit Sharing Plan.

Additionally, each January, the Compensation Committee establishes the specific performance measures and formulas for the year’s variable cash compensation program. The performance-based variable cash compensation goals are based on: (1) a baseline formula for non-GAAP profit rate before interest and taxes or

PBIT3 percentage; (2) a two-year rolling revenue growth rate; and (3) measurable operating, financial and strategic goals. These components are aggregated in the variable cash compensation payout calculation and capped at 200% of target. The performance-based variable cash compensation, depending on the named executive officer, is determined by a formula comprised of either company-wide or divisional PBIT percentage, company-wide or divisional revenue growth, and the performance against key operating, financial and strategic goals by the Company’s business divisions. The revenue growth metric contributes 30% toward the target variable cash compensation payout with the PBIT metric contributing 40% and the operating, financial and strategic goals contributing 30%.

In establishing the performance target levels for the financial performance measures, the Compensation Committee sets the PBIT rate and the revenue growth rate at a level it believes to be appropriate for the businesses in which the Company operates, and sets other operating and financial goals based on the specific objectives of the Company for the year, as well as certain strategic objectives. These operating, financial and strategic goals may include strategic customer wins, market share gains, gross margin and profitability goals, new product introductions, engineering project milestones, cost controls and growth targets – the achievement of which positively impact the Company’s long-term performance. Teradyne is not disclosing the specific performance target levels for these goals because they represent confidential, commercially sensitive information that Teradyne does not disclose to the public and it believes, if disclosed, would cause competitive harm. The target levels for such performance measures, such as product development, market share, new product introductions and margin goals for new and existing products, are inherently competitive and, if disclosed, would provide valuable insight into specific customers, markets and areas where Teradyne is focusing.

The Compensation Committee sets operating, financial and strategic goals for the variable cash compensation program to align executive compensation with both the Company’s short-term financial and operating strategy and its long-term profitable growth strategy. In developing the variable cash compensation program, the Compensation Committee takes into account that these goals are difficult to achieve because they are heavily contingent upon multiple factors, including technological innovations, customer demand and the actions of competitors. The target levels for the measures to improve competitive positioning are challenging due to the strong competition within the Company’s markets, while technical and engineering innovations make product development goals difficult to achieve in a fixed time frame.

Following the close of each fiscal year, the variable cash payout is calculated and presented to the Compensation Committee for review. Based on the performance of the divisions and the performance against the operating, financial and strategic goals, the variable cash compensation then is determined by the independent members of the Board for the Chief Executive Officer and by the Compensation Committee for the other named executive officers.

Equity Compensation

Equity compensation is designed to align executive compensation with shareholder return, motivate and reward individual and Company performance, and attract and retain talented individuals. Teradyne’s equity compensation program provides three types of equity incentives: (1) time-based awards which vest in equal installments annually over four years conditioned upon continued service, supporting the Company’s employee retention efforts; (2) performance-based awards, split equally between awards that vest based on the achievement of relative total shareholder return and cumulative PBIT percentage, in each case, measured at the end of a

[3]

PBIT is a non-GAAP financial measure equal to GAAP income from operations less restructuring and other, net; amortization of acquired intangible assets; acquisition and divestiture related charges or credits; pension actuarial gains and losses; non-cash convertible debt interest expense; and other non-recurring gains and charges. This PBIT percentage metric used by the Compensation Committee in the variable cash compensation calculation is the same as the PBIT percentage reported by the Company in the financial statements accompanying its quarterly earnings releases.

three-year performance period; and (3) stock options granted with a fair market value exercise price, which vest in equal installments annually over four years conditioned upon continued service, where executives only benefit if the Company’s stock price appreciates.

Equity awards are made under the shareholder-approved 2006 Equity and Cash Compensation Incentive Plan (see Proposal No. 6 elsewhere in this Proxy Statement). The awards granted to the executive officers are based upon peer group data provided by the Company’s independent compensation consultant, Compensia, and global survey data and each executive’s relative contribution, performance and responsibility within the organization. The Compensation Committee assesses these factors each year for each executive officer.

At the beginning of each year, the Compensation Committee approves an overall equity budget to be used for awards to executive officers, employees and directors. Various factors are used in determining the annual equity award budget, including the total projected compensation expense to be incurred as a result of the equity awards, “overhang” from previously issued and outstanding awards, burn rates and competitive market data from the peer group, global survey data, and compensation surveys. The independent members of the Board determine the award type and grant date value for the Chief Executive Officer and the Compensation Committee determines the award type and grant date value for each other executive officer. Management approves equity awards for all other employees within the overall equity budget pursuant to a delegation of authority from the Compensation Committee.

The equity awards granted to the executive officers are made in January, in order to align the evaluation and award of the equity compensation to the end of the fiscal year. Stock options are granted with an exercise price equal to the closing price on the date of grant, as provided by the terms of the shareholder-approved 2006 Equity and Cash Compensation Incentive Plan. No employee equity awards are granted during blackout periods, except for new hire grants. New hire grants are automatically issued on the first trading day of the month following the employee’s start date, in accordance with guidelines approved by the Compensation Committee.

Retirement Benefits

Retirement benefits are designed to attract and retain talented employees and reward long-term service to the Company. Retirement benefits provide a long-term savings opportunity for employees on a tax-efficient basis. In the U.S., the Company maintains the Teradyne, Inc. Savings Plan (the “401k Plan”). The 401k Plan is available to all employees and provides a discretionary employer matching contribution. Executive officers may participate in the 401k Plan on the same terms as those available for other eligible U.S. employees. For 2020, the Company matched $1 for every $1 contributed by the employee to the Company’s 401k Plan and Supplemental Savings Plan (as defined below) up to 4% of the employee’s compensation (subject to Internal Revenue Service limits) for employees not accruing benefits in the Retirement Plan or SERP (each as defined below), and no match for employees accruing benefits in the Retirement Plan or SERP.

The Company also maintains a non-qualified Teradyne, Inc. Supplemental Savings Plan (the “Supplemental Savings Plan”) for certain employees whose benefits would otherwise be capped based on restrictions imposed by the Internal Revenue Service. For additional information regarding the Supplemental Savings Plan, see the Nonqualified Deferred Compensation Table.

Teradyne also provides a separate retirement plan, the Retirement Plan for Employees of Teradyne, Inc. (the “Retirement Plan”). In 1999, this plan was discontinued for new employees, but participating employees were given the option to elect to continue in the plan or opt out of the plan in order to receive a higher employer match in the 401(k) Plan. Commencing in 2009, employees who continued in the separate Retirement Plan have received no 401(k) employer match. No named executive officer is currently earning benefits under the Retirement Plan, but Mr. Jagiela had participated in this plan prior to 1999.

The Company also maintains a defined benefit Supplemental Executive Retirement Plan (“SERP”) for certain senior employees. For additional information, see the Pension Benefits Table. No named executive officer is a participant in the SERP.

The Company also provides certain other benefits to its retirees. Based on age and service, Messrs. Jagiela, Gray, Burns and Smith qualify for these broad-based employee benefits. At retirement, they will be eligible to receive a pro-rated amount of variable cash compensation through the date of their retirement. In addition, most retirees can continue in the health, dental and vision programs at a partially subsidized rate.

In addition, if a named executive officer retires after at least ten years of service and having reached the age of sixty, then (a) one hundred percent of the shares issued upon settlement of a performance-based stock award grant awarded more than 365 days prior to the date of termination of employment will vest on the date the amount of shares underlying the performance-based RSU grant are determined at the end of the three-year performance period and (b) a pro-rata portion (based on the number of days the named executive officer was employed by the Company during the 365 day period) of the shares issued upon settlement of a performance-based stock award grant awarded less than 365 days prior to the date of termination of employment will vest on the date the amount of shares underlying the performance-based stock award grant are determined at the end of the three-year performance period.

Change in Control Agreements and Severance Agreements

The Compensation Committee and the Board have approved a change in control agreement for each executive officer. The structure and design of these agreements, including the level of payments and benefits provided to the executive officers under the agreements, are intended to be similar to those provided by peer companies.

The change in control agreements provide a retention tool for the executive officers to remain with the Company both during and following the change in control transaction and enable the executive officers to focus on the continuing business operations and the success of a potential business combination that the Board has determined to be in the best interests of the shareholders. This results in stability and continuity of operations during a potentially uncertain time. The terms of the Change in Control Agreements are described under “Post-Termination Compensation Table”—“Change in Control Agreements.”

The Compensation Committee and the Board have also approved severance agreements for Messrs. Jagiela and Mehta which provide for severance payments in exchange for post-employment non-hire, non-solicit, and non-competition restrictions. The terms of the Severance Agreements are described under “Post-Termination Compensation Table” – “Chief Executive Officer Severance Agreement” and “Chief Financial Officer Severance Agreement”.

Other Benefits

To attract and retain highly qualified employees, the Company offers benefit programs designed to be competitive in each country in which the Company operates. All U.S. employees and executive officers participate in similar healthcare, life and disability insurance, and other welfare programs.

To offer most employees an opportunity to acquire an equity interest in Teradyne, the Company offers an Employee Stock Purchase Plan. This plan allows participating employees to purchase shares of common stock through regular payroll deductions of up to 10% of their annual compensation, to a maximum of $25,000 per calendar year, not to exceed 6,000 shares. The purchase price is an amount equal to 85% of the fair market value of the common stock at market close on the last trading day of the purchase period. Each purchase period is a six-month period beginning in January or July and ending in June or December, respectively. Over fifty percent of world-wide employees, including certain executive officers, currently participate in the plan.

Teradyne’s Cash Profit Sharing Plan distributes 10% of Teradyne’s GAAP pre-tax profit (excluding its Industrial Automation Group, Wireless Test Division, and the Avionics Interface Technologies business) to all eligible employees, as determined by the Compensation Committee, including eligible executive officers. Plan payments are distributed as a consistent percentage of target cash compensation for all participants twice per year subject to any restrictions or exceptions approved by the Compensation Committee.

Stock Ownership Guidelines

The Company maintains stock retention and stock ownership guidelines to align the interests of the executive officers with those of the Company’s shareholders and ensure that the executive officers responsible for overseeing operations have an ongoing financial stake in the Company’s success.

Pursuant to these guidelines, the Chief Executive Officer is expected to attain and maintain an investment level in shares of the Company’s common stock equal to three times his annual base salary and all other executive officers are expected to attain and maintain an investment level equal to two times their annual base salary. In each case, such investment levels are expected to be attained within five years from the date upon which the individual becomes subject to the guidelines. Until this ownership guideline is met, the executive officers are expected to retain at least 50% of the shares issued pursuant to Company equity awards, after taxes.

Shares subject to the stock ownership guidelines do not include any pledged Company stock. The Company maintains a policy prohibiting executives and directors from pledging Teradyne stock.

At year-end, all named executive officers were at or above the stock ownership guideline investment levels, except for (i) Mr. Mehta who became subject to the guidelines upon his hiring in April 2019 and has until April 2024 to meet the stock ownership guidelines investment level and (ii) Mr. Burns who became subject to the guidelines upon his promotion in October 2020 and has until October 2025 to meet the stock ownership guidelines investment level.

Compensation Recoupment Policy

A compensation recoupment policy is applicable to all the executive officers. Under this policy, the Company may recover incentive compensation that was based on achievement of financial results that were subsequently restated if an executive officer was found to be personally responsible for any fraud or intentional misconduct that caused the restatement. This policy covers variable cash compensation and performance-based equity awards. The Board will review the Company’s compensation recoupment policy following the adoption of regulations by the Securities and Exchange Commission implementing Section 954 of the Dodd-Frank Act.

Impact of Accounting and Tax Treatment on Executive Compensation

As a result of federal tax legislation enacted in December 2017, compensation paid to certain of the Company’s executive officers in excess of $1 million per person per year will not be deductible unless it qualifies for transition relief applicable to certain compensation arrangements in place as of November 2, 2017 and not later materially modified.

The Compensation Committee believes that the interests of the Company’s stockholders are best served if the Compensation Committee continues to retain flexibility and discretion to approve and amend compensation plans, agreements and arrangements to support our corporate objectives, even if a plan, agreement or arrangement does not qualify for full or partial tax deductibility and even if an amendment results in a loss or limitation of tax deductibility. Despite the changes as a result of the recent tax legislation, the Compensation Committee currently expects (consistent with its executive compensation philosophy) to structure the Company’s executive compensation programs such that a significant portion of executive compensation is linked to the performance of Teradyne.

The Compensation Committee also takes into consideration the accounting treatment of the different forms of awards it may grant to executive officers.

2020 Executive Compensation

In January 2020, the Compensation Committee reviewed the performance of the named executive officers during 2019 and conducted its annual assessment of executive compensation. In addition to the executive officer’s performance during 2019, the Compensation Committee considered competitive market and peer group data provided by Compensia, its independent executive compensation consultant, as well as global survey data in setting executive compensation for 2020.

2020 Target Cash Compensation

To align cash compensation with the competitive market, the Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved increases in the 2020 base salaries and target cash compensation for certain of the named executive officers. The 2019 and 2020 base salaries and target cash compensation for the named executive officers, other than Mr. Burns who became an executive officer in October 2020, are set forth below:

	2019			2020
	Base Salary	Target Bonus	Target Total Cash Comp	Base Salary	Target Bonus	Target Total Cash Comp
Mark E. Jagiela	$932,000	$1,025,200	$1,957,200	$955,000	$1,050,500	$2,005,500
Sanjay Mehta	500,000	375,000	875,000	500,000	400,000	900,000
Charles J. Gray	380,000	266,000	646,000	390,000	292,500	682,500
Gregory S. Smith	400,000	300,000	700,000	400,000	300,000	700,000

For 2020, the independent members of the Board increased Mr. Jagiela’s base salary by 2.5% and retained his performance-based variable cash compensation target at 110% of his annual base salary. The Compensation Committee increased the base salary of Mr. Gray by 2.6%. The Compensation Committee increased the performance-based variable cash compensation target for Mr. Mehta from 75% to 80% of his annual base salary and the performance-based variable cash compensation target for Mr. Gray from 70% to 75% of his annual base salary. Mr. Smith retained his performance-based variable cash compensation target at 75% of his annual base salary.

In October 2020, Mr. Burns was promoted to President, Semiconductor Test division, at which time the Compensation Committee, based on peer group and global survey data, set his annual base salary at $327,148 with a performance-based variable cash compensation target of 80% of his annual base salary, which results in a target total cash compensation of $588,866.

The performance-based variable cash compensation in 2020 was based on the following:

1)	a target of 19% PBIT measured as a percentage of annual revenue; and

2)	a target of 5% two-year rolling revenue growth rate measured annually; and

3)	performance against key operating, financial and strategic goals by each business division.

The above components were aggregated in the variable cash compensation payout calculation with the revenue growth metric contributing 30%, the PBIT metric contributing 40% and the strategic goals contributing 30%, based upon target performance of each metric. Achievement of a PBIT rate above 19% and of a revenue growth rate above 5% were necessary to result in payments above target for those metrics. Achievement of a 30% PBIT rate and a 17% revenue growth rate would have resulted in a maximum payout of 200% of target for those metrics. The operating, financial and strategic goals for 2020 included market share gains, profit margin and gross margin targets, revenue and bookings targets, market penetration with new products and product development milestones in the Company’s various business units. The Compensation Committee believes these business and financial objectives effectively balance short-term profitability with long-term investment and growth. The maximum variable cash compensation payout for each named executive officer remained at 200% of his target amount for 2020.

The variable cash compensation for Messrs. Jagiela, Mehta and Gray for 2020 was calculated by measuring total company performance: company-wide profit against the 19% target, company-wide two-year rolling revenue growth rate against the 5% target, and a weighted averaging formula, based on division revenue, of the performance of all divisions against its specific operating, financial and strategic goals. The variable cash compensation formula for Mr. Burns in 2020 is divided (1) 75% from the performance of the Semiconductor Test division and (2) 25% from total company performance. The variable cash compensation formula for Mr. Smith in 2020 is divided equally between (1) the performance of the Semiconductor Test division and (2) total company performance. Effective October 1, 2020, Mr. Burns was promoted to President, Semiconductor Test division and Mr. Smith was named President, Industrial Automation Group.

In January 2021, the Compensation Committee reviewed the Company’s performance against its 2020 performance-based variable cash compensation targets. The divisions’ performances varied from 0% to 171% of target. The variable cash compensation payout for the Semiconductor Test Division, which historically accounts for approximately 65-75% of Teradyne’s revenue and a commensurate portion of the variable cash compensation calculation for the executive officers, exceeded its PBIT percentage target, revenue growth target and achieved certain goals, such as increasing SOC test market share, which positively impacted the calculation. Once the performance of the total company and each of the divisions was measured against the PBIT target, two-year revenue growth target, and divisional goals, the payout for the named executive officers was calculated. For 2020, while the maximum payout for these metrics was achieved due to the Company’s PBIT rate of 30.3% and two-year rolling revenue growth rate of 23%, certain strategic goals in 2020 were not achieved, many of which were due to weaker results in the Company’s industrial automation businesses due to the COVID-19 pandemic and the global industrial downturn.

The Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved for 2020 (1) a 168% payout of target variable cash compensation for Messrs. Jagiela, Mehta and Gray, (2) a 170% payout of target for Mr. Burns, and (3) a 169% payout of target for Mr. Smith. Due to the different variable compensation factors for each executive officer, total cash compensation paid was between 29% and 36% above target, depending on the named executive officer. The payout amounts of 2020 performance-based variable cash compensation for each named executive officer can be found under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

2020 Equity Awards

In January 2020, the Compensation Committee, and the independent members of the Board in the case of the Chief Executive Officer, approved the 2020 equity awards for the named executive officers, other than Mr. Burns, who was not then an executive officer. In connection with his appointment as President, Semiconductor Test division, in October 2020, the Compensation Committee approved additional equity awards for Mr. Burns. The Compensation Committee and independent members of the Board adjusted the mix of equity awarded to the executive officers by increasing performance-based stock awards (granted in the form of performance-based restricted stock units (“RSUs”)) from 50% to 60% of the total grant date fair value of the awards (with performance-based stock awards measured at target), decreasing time-based stock awards (granted in the form of time-based RSUs) from 40% to 30%, and retaining non-qualified stock options at 10% of the 2020 equity award.

For the 2020 performance-based RSUs, the Compensation Committee approved performance metrics split equally between (1) a relative total shareholder return (“TSR”) formula measured at the end of a three-year performance period (using a 45-day price averaging method at both the beginning and the end of the performance period, which will be December 31, 2022) and (2) a three-year cumulative PBIT rate. Fifty percent (50%) of the performance-based RSUs (at target) are eligible to be earned and to vest based on the Company’s relative TSR performance and 50% based on cumulative PBIT rate. The Compensation Committee equally weighted these performance metrics to be consistent with the Company’s long-term goal to deliver profitability and superior return to shareholders. The TSR-based metric aligns the interests of executive officers with the interests of shareholders and provides a significant incentive for the executive officers to focus on increasing long-term shareholder value, while the PBIT-based metric provides an incentive to maintain a high level of profitability over the long term.

For the TSR-based metric, Teradyne’s TSR performance is measured against the NYSE Composite Index (ticker symbol: NYA) which consists of over 2,000 companies listed on the New York Stock Exchange. The NYA Index represents a broad, diverse group of high quality investment alternatives. The Compensation Committee has concluded that the diverse NYA Index is an appropriate benchmark for Teradyne. Teradyne’s TSR percentage point gain minus that of the NYA Index at the end of the three-year period will determine the number of performance-based RSUs earned based on the TSR-based performance metric. With respect to the portion of the performance-based RSUs for 2020 subject to vesting based on TSR performance, the 45-day price averaging measurement period for the three-year performance period is 45 days prior to December 31 of the year before the third anniversary of the grant date. The TSR measurement allows for payment from 0% to 200% of target shares based on underperforming or exceeding the NYA Index’s three-year return.

For the PBIT-based metric, the three-year cumulative target PBIT rate is 19%, the threshold PBIT rate required to trigger a payout is 7%, and the PBIT rate required to achieve maximum payout is 30%. With respect to the portion of the performance-based RSUs subject to vesting based on PBIT, the PBIT measurement allows for payment from 0% to 200% of target shares based on cumulative three-year PBIT rate.

The number of performance-based RSUs that may be paid out based on relative TSR performance and PBIT rate are each illustrated below:

The final number of performance-based RSUs earned will be determined by the Compensation Committee and the independent members of the Board, as applicable, upon the completion of the three-year performance period. All of the performance-based RSUs earned will vest at the end of the three-year performance period. No performance-based RSUs will vest if the named executive officer is no longer an employee at the end of the three-year period, except that if the named executive officer’s employment ends prior to the determination of the number of performance-based RSUs earned based on performance due to death or retirement or termination other than for cause after attaining both at least age sixty and at least ten years of service, then (a) 100% of the shares issued upon settlement of his performance-based RSUs awarded more than 365 days prior to the last day of employment and (b) a pro-rata portion (based on the number of days the named executive officer was employed by the Company during the 365 day period) of the shares issued upon settlement of his performance-based RSUs awarded less than 365 days prior to the last day of employment will vest, in each case, on the date the Compensation Committee and the independent members of the Board, as applicable, determine the final number of the performance-based RSUs earned. Continued vesting following retirement or termination, other than for cause, is subject to the named executive officer’s continued compliance with any post-employment obligations to Teradyne.

To maintain a competitive equity compensation level relative to the market, the 2020 equity award values at target for certain of the named executive officers were increased from the 2019 equity award values at target.

Mr. Jagiela’s 2020 equity award increased 30%, and the awards for Messrs. Mehta, Gray, and Smith were increased 11%, 5%, and 12% (in each case, for purposes of restricted stock units, value is based on the stock price on the date of grant), respectively.

The specific number of RSUs was calculated based upon the closing market price of the Company’s common stock on the grant date and the specific number of options was calculated based upon the Black-Scholes grant date fair value. The table below sets forth the grant date equity values of the 2020 time-based RSUs, performance-based RSUs and stock options for each named executive officer.

Name of Executive Officer	Number of Time- based RSUs (#)	Number of Performance- based RSUs at Target (#)	Number of Stock Options (#)	Value of Time-based RSUs ($)	Value of Performance- based RSUs at Target (1)($)	Value of Stock Options ($)	Total Equity Value ($)
Mark E. Jagiela	27,046	54,092	31,447	$1,923,512	$4,350,890	$650,009	$6,924,411
Sanjay Mehta	6,450	12,899	7,499	$458,724	$1,037,522	$155,004	$1,651,250
Charles J. Gray	3,579	7,157	4,161	$254,538	$575,664	$86,008	$916,210
Richard J. Burns(2)	6,837	—	3,153	$520,115	$—	$80,023	$600,138
Gregory S. Smith	3,953	7,906	4,597	$281,137	$635,919	$95,020	$1,012,076

(1)

The values shown for the performance-based RSUs are based on (i) the stochastic “Monte Carlo” simulation method for 50% of the performance-based RSUs with a three-year TSR performance metric and (ii) the stock price on the date of grant for 50% of the performance-based RSUs with a three-year PBIT rate metric. However, the Compensation Committee decided to continue to use the stock price on the date of grant methodology as its calculation of the value of the awards for purposes of comparison with the equity values for peer companies and with prior year equity values for the named executive officers. The methodology used by the Compensation Committee creates a 20% lower valuation for the performance-based RSUs with a three-year TSR target and a 6% lower valuation for all equity.

(2)

In addition to his January 2020 grant, on October 1, 2020, in connection with his appointment as President, Semiconductor Test division, the Company granted Mr. Burns an equity award consisting of time-based restricted stock units and non-qualified stock options consistent with the equity grants to Teradyne executive officers in January 2020. Mr. Burns will start to receive performance-based RSUs in 2021.

The grant date for the 2020 equity awards approved by the Compensation Committee for all named executive officers was January 24, 2020. The grant date for the additional 2020 equity awards approved by the Compensation Committee for Mr. Burns was October 1, 2020. The 2020 time-based RSUs for all employees, including named executive officers, vest in equal installments annually over four years, commencing on the first anniversary of the grant date. The performance-based RSUs vest on the third anniversary of the grant date, with (1) half of the performance-based RSUs eligible to vest based upon the determination of Teradyne’s TSR performance relative to the NYA Index and (2) half of the performance-based RSUs eligible to vest based on three-year cumulative PBIT, in each case, as described above. The stock option grants vest in equal installments annually over four years, commencing on the first anniversary of the grant date, and have a term of seven years from the date of grant.

The number of equity awards granted to each named executive officer is disclosed in the Grants of Plan-Based Awards Table and the value of the performance-based RSUs granted for each named executive officer assuming the highest level of performance conditions is achieved is disclosed in the footnotes to the column “Stock Awards” in the Summary Compensation Table.

2020 Determination of Performance Achievement for 2017 Performance-Based RSU Grant

In January 2020, the Compensation Committee reviewed performance against the 2017 performance-based RSU targets: (1) a TSR formula measured against the NYA Index at the end of the three-year performance period ending on December 31, 2019 (using a 45-day price averaging method at both the beginning and the end of the three-year performance period), capped at four times the grant date value; and (2) a three-year cumulative PBIT rate. On this basis, the Compensation Committee approved the number of the 2017 performance-based RSUs based on the TSR formula at 158% of target and the number of performance-based RSUs based on the three-year cumulative PBIT rate at 200% of target. The performance-based stock awards with the total shareholder return component, given the total shareholder return of the Company (174.10%) against the NYSE Composite Index (24.83%) would have been awarded at 200% of target but was reduced due to the cap on the award of four times the grant date value. The three-year cumulative target PBIT rate for the performance-based stock awards granted in 2017 was 15%, the PBIT rate required to achieve maximum payout was 25%, and the PBIT rate for the three-year period from January 1, 2017 to December 31, 2019 was 25.7%. These performance-based RSUs vested in full on January 27, 2020.

2021 Determination of Performance Achievement for 2018 Performance-Based RSU Grant

In January 2021, the Compensation Committee reviewed performance against the 2018 performance-based RSU targets: (1) a TSR formula measured against the NYA Index at the end of the three-year performance period ending on December 31, 2020 (using a 45-day price averaging method at both the beginning and the end of the three-year performance period), capped at four times the grant date value; and (2) a three-year cumulative PBIT rate. On this basis, the Compensation Committee approved the number of the 2018 performance-based RSUs based on the TSR formula at 138% of target and the number of performance-based RSUs based on the three-year cumulative PBIT rate at 180% of target. The performance-based stock awards with the total shareholder return component, given the total shareholder return of the Company (194.47%) against the NYSE Composite Index (12.61%) would have been awarded at 200% of target but was reduced due to the cap on the award of four times the grant date value. The three-year cumulative target PBIT rate for the performance-based stock awards granted in 2018 was 17%, the PBIT rate required to achieve maximum payout was 30%, and the PBIT rate for the three-year period from January 1, 2018 to December 31, 2020 was 27.4%. These performance-based RSUs vested in full on January 26, 2021.

Compensation Committee Report

The Compensation Discussion and Analysis has been reviewed with management. Based on the review and discussion with management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Teradyne’s Annual Report on Form 10-K for the year ended December 31, 2020.

COMPENSATION COMMITTEE

Timothy E. Guertin (Chair)

Peter Herweck

Marilyn Matz

Roy A. Vallee

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that Teradyne specifically incorporates it by reference in any such filing.

Executive Compensation Tables

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers during the fiscal years ended December 31, 2020, 2019, and 2018 (or, as applicable, such years as the named executive officer was employed by, or serving as an executive officer of, the Company).

Name and Principal Position	Year	Salary($) (1)	Bonus($) (2)	Stock Awards($) (3)	Option Awards($) (4)	Non-Equity Incentive Plan Compensation($) (5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($) (6)	All Other Compensation($) (7)	Total($)
Mark E. Jagiela	2020	$955,000	$595,152	$6,274,402	$650,009	$1,764,840	$61,113	$66,446	$10,366,962
President and Chief Executive Officer	2019	$932,000	$364,059	$4,812,967	$500,001	$1,271,248	$66,582	$61,056	$8,007,913
	2018	$904,720	$325,588	$3,944,978	$420,802	$1,512,692	$—	$63,911	$7,172,691

Sanjay Mehta(8)	2020	$500,000	$267,084	$1,496,246	$155,004	$672,000	$—	$48,769	$3,139,103
Vice President, Chief Financial Officer & Treasurer	2019	$328,730	$714,686	$2,574,249	$139,096	$465,000	$—	$222,809	$4,444,570

Charles J. Gray	2020	$390,000	$202,539	$830,202	$86,008	$491,400	$—	$12,528	$2,012,677
Vice President, General Counsel & Secretary	2019	$380,000	$120,162	$789,366	$82,008	$329,840	$—	$15,389	$1,716,765
	2018	$375,000	$109,248	$727,748	$75,004	$399,000	$—	$15,674	$1,701,674

Richard J. Burns	2020	$293,624	$161,021	$520,115	$80,023	$444,267	$—	$12,396	$1,511,446
President, Semiconductor Test

Gregory S. Smith	2020	$400,000	$207,732	$917,056	$95,020	$507,000	$—	$12,528	$2,139,336
President, Industrial Automation	2019	$400,000	$130,207	$818,217	$85,004	$372,000	$—	$15,945	$1,821,373
	2018	$396,067	$118,780	$756,272	$80,675	$442,605	$—	$15,902	$1,810,301

(1)

The amounts reported in the “Salary” column represent the annual base salary for each named executive officer, which is paid monthly, and include amounts deferred under the 401(k) Plan or the Supplemental Savings Plan.

(2)

The amounts reported in the “Bonus” column represent amounts earned under the Cash Profit Sharing Plan. Additionally, the amount reported in the “Bonus” column for Mr. Mehta for 2019 includes his $600,000 sign-on bonus paid in connection with his appointment as Chief Financial Officer of the Company in April 2019.

(3)

The amounts reported in the “Stock Awards” column, including the sign-on time-based RSU award for Mr. Mehta in connection with his appointment as Chief Financial Officer of the Company in April 2019 and a time-based RSU award for Mr. Burns in connection with his appointment as President, Semiconductor Test division in October 2020 (in addition to his January 2020 award), represent the fair value of the time-based and performance-based RSU awards on the date of grant, calculated in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures and taking into account the probable outcome of performance conditions where applicable. The amounts reported in the “Stock Awards” column do not reflect the amount of compensation actually received by the named executive officer during the fiscal year. The maximum value on the date of grant of these performance-based RSUs, assuming the highest level of performance conditions is achieved, is as follows for 2020, 2019, and 2018, respectively: Mr. Jagiela: $8,701,780, $5,723,876, and $4,523,481; Mr. Mehta: $2,075,044, $1,828,426, and N/A; Mr. Gray: $1,151,328, $938,738, and $834,442; Mr. Burns: N/A, N/A, and N/A; and Mr. Smith: $1,271,838, $973,066, and $867,163. The final number of these performance-based RSUs will be determined by the Compensation Committee and the independent members of the Board, upon the completion of the applicable three-year performance period, pursuant to the TSR and PBIT formulas (for performance-based RSUs granted in 2020, as described above in “2020 Equity Awards”). For a discussion of the assumptions underlying these valuations, please see Note Q to the Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(4)

The amounts reported in the “Option Awards” column represent the fair value of the award on the date of grant calculated in accordance with FASB ASC Topic 718, disregarding the effect of estimated forfeitures. For a discussion of the assumptions underlying these valuations, please see Note Q to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
(5)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent amounts earned under the variable cash compensation program.
(6)

The amounts reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column represent the aggregate change in the actuarial present value of the named executives’ accumulated benefit under all defined benefit pension plans. See also the disclosure below in the Pension Benefits Table for 2020. Not included in this column are earnings on the Supplemental Saving Plan in which certain of the named executive officers participate, as earnings and losses under that plan are determined in the same manner and at the same rate as externally managed investments. See the Nonqualified Deferred Compensation Table for 2020.

(7)	The amounts reported in the “All Other Compensation” column represent the following amounts for 2020 for the named executive officers:

	Company Contributions to Defined Contribution Plans	Value of Life Insurance Premiums	Total-All Other Compensation
Mark E. Jagiela	$62,762	$3,684	$66,446
Sanjay Mehta	47,641	1,128	48,769
Charles J. Gray	11,400	1,128	12,528
Richard J. Burns	11,400	996	12,396
Gregory S. Smith	11,400	1,128	12,528

(8)	Mr. Mehta joined the Company as Chief Financial Officer effective April 25, 2019; his salary for 2019 was pro-rated accordingly.

Grants of Plan-Based Awards Table for 2020

The following table sets forth information concerning plan-based awards to the named executive officers during the fiscal year ended December 31, 2020.

Name	Grant Date	Type of Award (1)	Estimated Future Payouts under Non-Equity Incentive Plan Awards			Estimated Future Payouts under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mark E. Jagiela		VC(2)	$—	$1,050,500	$2,101,000	—	—	—	—	—	—	—
	1/24/2020	PRSU(3)	$—	$—	$—	—	54,092	108,184	—	—	—	$4,350,890
	1/24/2020	RSU(4)	$—	$—	$—	—	—	—	27,046	—	—	$1,923,512
	1/24/2020	SO(5)	$—	$—	$—	—	—	—	—	31,447	$72.10	$650,009

Sanjay Mehta		VC(2)	$—	$400,000	$800,00	—	—	—	—	—	—	—
	1/24/2020	PRSU(3)	$—	$—	$—	—	12,899	25,798	—	—	—	$1,037,522
	1/24/2020	RSU(4)	$—	$—	$—	—	—	—	6,450	—	—	$458,724
	1/24/2020	SO(5)	$—	$—	$—	—	—	—	—	7,499	$72.10	$155,004

Charles J. Gray		VC(2)	$—	$292,500	$585,000	—	—	—	—	—	—	—
	1/24/2020	PRSU(3)	$—	$—	$—	—	7,157	14,314	—	—	—	$575,664
	1/24/2020	RSU(4)	$—	$—	$—	—	—	—	3,579	—	—	$254,538
	1/24/2020	SO(5)	$—	$—	$—	—	—	—	—	4,161	$72.10	$86,008

Richard J. Burns		VC(2)	$—	$261,718	$523,436	—	—	—	—	—	—	—
	1/24/2020	RSU(4)	$—	$—	$—	—	—	—	3,884	—	—	$280,036
	10/1/2020	RSU(4)	$—	$—	$—	—	—	—	2,953	—	—	$240,079
	10/1/2020	SO(5)	$—	$—	$—	—	—	—	—	3,153	$81.30	$80,023

Gregory S. Smith		VC(2)	$—	$300,000	$600,000	—	—	—	—	—	—	—
	1/24/2020	PRSU(3)	$—	$—	$—	—	7,906	15,812	—	—	—	$635,919
	1/24/2020	RSU(4)	$—	$—	$—	—	—	—	3,953	—	—	$281,137
	1/24/2020	SO(5)	$—	$—	$—	—	—	—	—	4,597	$72.10	$95,020

(1)	Type of Award:

VC—Variable Cash Compensation

PRSU—Performance-based Restricted Stock Units

RSU—Time-based Restricted Stock Units

SO—Stock Options

(2)

The amounts reported represent the target and maximum payout levels for the variable cash compensation awards granted in 2020; the actual payouts for these awards are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)

The amounts reported represent the target and maximum number of performance-based RSUs granted in 2020. The final number of shares earned in respect of performance-based RSUs granted in 2020 will be determined by the Compensation Committee and the independent directors upon the completion of the three-year performance period pursuant to the TSR and PBIT formulas described above in “2020 Equity Awards”.

(4)	The time-based RSUs granted in 2020 vest in equal installments annually over four years, commencing on the first anniversary of the date of grant.
(5)	The stock options granted in 2020 vest in equal installments annually over four years, commencing on the first anniversary of the date of grant, and have a term of seven years from the date of grant.

Outstanding Equity Awards at Fiscal Year-End Table for 2020

The following table sets forth information concerning the outstanding equity awards held by the named executive officers at fiscal year-end, December 31, 2020.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(17)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(17)
Mark E. Jagiela	—	14,026	(1)	$28.56	01/27/24
	—	17,289	(2)	$47.70	01/26/25
	—	36,550	(3)	$36.75	01/25/26
	—	31,447	(4)	$72.10	01/24/27
						14,006	$1,679,179	(7)
						17,644	$2,115,339	(8)
						40,817	$4,893,550	(9)
						27,046	$3,242,545	(10)
									88,220	$10,576,696	(14)
									136,056	$16,311,753	(15)
									108,184	$12,970,179	(16)

Sanjay Mehta	2,538	7,615	(5)	$48.74	05/01/26
		7,499	(4)	$72.10	01/24/27
						8,618	$1,033,212	(11)
						11,285	$1,352,956	(12)
						6,450	$773,291	(10)
									28,724	$3,443,720	(15)
									25,798	$3,092,922	(16)

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(17)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(17)
Charles J. Gray	—	2,630	(1)	$28.56	01/27/24
	—	3,082	(2)	$47.70	01/26/25
	—	5,995	(3)	$36.75	01/25/26
	—	4,161	(4)	$72.10	01/24/27
						2,627	$314,951	(7)
						3,255	$390,242	(8)
						6,695	$802,664	(9)
						3,579	$429,086	(10)
									16,274	$1,951,090	(14)
									22,314	$2,675,225	(15)
									14,314	$1,716,105	(16)

Richard J. Burns	—	3,153	(6)	$81.30	10/1/27
						2,189	$262,439	(7)
						2,621	$314,232	(8)
						4,083	$489,511	(9)
						3,884	$465,653	(10)
						2,953	$354,035	(13)

Gregory S. Smith	—	2,357	(1)	$28.56	01/27/24
	—	3,315	(2)	$47.70	01/26/25
	—	6,214	(3)	$36.75	01/25/26
	—	4,597	(4)	$72.10	01/24/27
						2,354	$282,221	(7)
						3,383	$405,588	(8)
						6,939	$831,917	(9)
						3,953	$473,925	(10)
									16,912	$2,027,580	(14)
									23,130	$2,773,056	(15)
									15,812	$1,895,701	(16)

(1)

For each named executive officer, the vesting dates for options granted on January 27, 2017 are as follows: twenty-five percent (25%) of the options vested on each of January 27, 2018, January 27, 2019, and January 27, 2020 and twenty-five percent (25%) will vest on January 27, 2021.

(2)

For each named executive officer, the vesting dates for options granted on January 26, 2018 are as follows: twenty-five percent (25%) of the options vested on each of January 26, 2019 and January 26, 2020 and twenty-five percent (25%) will vest on each of January 26, 2021 and January 26, 2022.

(3)

For each named executive officer, the vesting dates for options granted on January 25, 2019 are as follows: twenty-five percent (25%) of the options vested on January 25, 2020 and twenty-five percent (25%) will vest on each of January 25, 2021, January 25, 2022 and January 25, 2023.

(4)

For each named executive officer, the vesting dates for options granted on January 24, 2020 are as follows: twenty-five percent (25%) of the options will vest on each of January 24, 2021, January 24, 2022, January 24, 2023, and January 24, 2024.

(5)

For Mr. Mehta, the vesting dates for options granted on May 1, 2019 are as follows: twenty-five percent (25%) of the options vested on May 2, 2020 and twenty-five percent (25%) of the options will vest on each of May 1, 2021, May 1, 2022, and May 1, 2023.

(6)

For Mr. Burns, the vesting dates for options granted on October 1, 2020 are as follows: twenty-five percent (25%) of the options will vest on each of October 1, 2021, October 1, 2022, October 1, 2023, and October 1, 2024.

(7)

For each named executive officer, the vesting dates for time-based RSUs granted on January 27, 2017 are as follows: twenty-five percent (25%) of the RSUs vested on each of January 27, 2018, January 27, 2019, and January 27, 2020 and twenty-five percent (25%) will vest on January 27, 2021.

(8)

For each named executive officer, the vesting dates for time-based RSUs granted on January 26, 2018 are as follows: twenty-five percent (25%) of the RSUs vested on each of January 26, 2019 and January 26, 2020 and twenty-five percent (25%) will vest on each of January 26, 2021 and January 26, 2022.

(9)

For each named executive officer, the vesting dates for time-based RSUs granted on January 25, 2019 are as follows: twenty-five percent (25%) of the RSUs vested on January 25, 2020 and twenty-five percent (25%) will vest on each of January 25, 2021, January 25, 2022, and January 25, 2023.

(10)

For each named executive officer, the vesting dates for time-based RSUs granted on January 24, 2020 are as follows: twenty-five percent (25%) of the RSUs will vest on each of January 24, 2021, January 24, 2022, January 24, 2023, and January 24, 2024.

(11)

For Mr. Mehta, the vesting dates for his time-based RSUs granted on May 1, 2019 are as follows: twenty-five percent (25%) of the RSUs vested on May 1, 2020 and twenty-five percent (25%) of the RSUs will vest on each of May 1, 2021, May 1, 2022, and May 1, 2023.

(12)

For Mr. Mehta, the vesting dates for his one-time, sign-on time-based RSUs granted on May 1, 2019 are as follows: fifty percent (50%) of the RSUs vested on May 1, 2020 and fifty percent (50%) will vest on May 1, 2021.

(13)

For Mr. Burns, the vesting dates for his time-based RSUs granted on October 1, 2020 are as follows: twenty-five percent (25%) of the RSUs will vest on each of October 1, 2021, October 1, 2022, October 1, 2023, and October 1, 2024.

(14)

Represents the performance-based RSUs awarded in 2018 assuming the highest level of performance conditions is achieved. The final number earned with respect to the performance-based RSUs awarded in 2018 was determined by the Compensation Committee and the independent directors upon the three-year anniversary of the grant date (January 26, 2021) pursuant to the performance metrics approved by the Compensation Committee for the 2018 grant, with the performance-based RSUs based on TSR earned at 138% of target and performance-based RSUs based on three-year cumulative PBIT earned at 180% of target, as further described above in “2021 Determination of Performance Achievement for 2018 Performance-Based RSU Grant”. The performance-based RSUs earned vested at the end of the three-year measurement period (January 26, 2021).

(15)

Represents the performance-based RSUs awarded in 2019 assuming the highest level of performance conditions is achieved. The final number of performance-based RSUs awarded in 2019 will be determined by the Compensation Committee and the independent directors upon the three-year anniversary of the grant date (January 25, 2022) pursuant to the performance metrics approved by the Compensation Committee for the 2019 grant. The performance-based RSUs earned will vest at the end of the three-year measurement period (January 25, 2022).

(16)

These RSUs totals include the performance-based RSUs awarded in 2020 assuming the highest level of performance conditions is achieved. The final number of performance-based RSUs awarded in 2020 will be determined by the Compensation Committee and the independent directors upon the three-year anniversary of the grant date (January 24, 2023) pursuant to the performance metrics approved by the Compensation Committee for the 2020 grant and described above in “2020 Equity Awards”. The performance-based RSUs earned will vest at the end of the three-year measurement period (January 24, 2023).

(17)	Amounts have been determined based on the closing price of a share of Teradyne common stock on December 31, 2020 ($119.89).

Option Exercises and Stock Vested Table for 2020

The named executive officers exercised stock options during 2020. The following table shows: (1) the number of shares acquired upon exercise of stock options and the value realized on exercise during 2020; and (2) the number of shares acquired as a result of the vesting of time- and performance-based RSUs and the value realized on vesting during 2020:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting($)
Mark E. Jagiela	58,992	$3,346,585	178,850	$12,437,332
Sanjay Mehta	—	$—	14,156	$818,925
Charles J. Gray	9,471	$385,013	33,623	$2,338,390
Richard J. Burns	—	$—	7,755	$540,444
Gregory S. Smith	14,581	$564,107	29,897	$2,078,851

Retirement and Post-Employment Tables

Pension Benefits Table for 2020

The Company offers a qualified Retirement Plan and a non-qualified SERP. In 1999, the Company discontinued both plans to new members. At that time, all employees were offered the choice to remain in the Retirement Plan and continue to accrue benefits, or opt for an additional match in the 401(k) Plan in lieu of participation in the Retirement Plan. Approximately fifty percent (50%) of the employees elected to remain in the Retirement Plan. One hundred and seven current employees continue to accrue benefits in the Retirement Plan and only eight in the SERP. In November 2009, the Board voted to freeze the benefits under the Retirement Plan for any employee who participated in both the Retirement Plan and the final average pay variant of the SERP. These employees continue to receive the same retirement benefits, but through the SERP rather than through accruals in the Retirement Plan. Mr. Jagiela is also entitled to benefits under the Retirement Plan but, as of January 1, 2000, is no longer accruing additional benefits under that plan.

The SERP pension formula is identical to that of the Retirement Plan, except an employee’s eligible earnings are based on the employee’s highest consecutive 60 months of actual base salary, actual cash profit sharing and target variable compensation and actual years of service. The resulting benefit is then reduced by the benefit payable from the Retirement Plan.

There is no provision in the SERP to grant extra years of credited service. To calculate the present value of the accumulated benefit, Teradyne’s actuaries used the same assumptions as used in Teradyne’s financial statements for the fiscal year ended December 31, 2020, a discount rate of 2.3% for the Retirement Plan and 2.1% for the SERP.

Similar to most pension plans, Teradyne’s Retirement Plan was designed such that the annual present value of the accrued benefit associated with the plan increases significantly as an employee both approaches retirement and increases his or her years of service. Other factors that can influence year-on-year changes include one-time items such as discount rate changes, information updates, or mortality rate changes.

The table below shows the present value, as of December 31, 2020, of accumulated benefits payable to Mr. Jagiela, the only named executive officer who is entitled to benefits under the Retirement Plan, including the number of years of service credited to him. Although Mr. Jagiela is no longer accruing additional benefits under the Retirement Plan, he is entitled to benefits under the Retirement Plan and, based on the actuarial assumptions used this year, show a Change in Pension Value in the Summary Compensation Table. None of the named executive officers are entitled to benefits under the SERP.

Name	Plan Name	Number of Years Credited Service(#)	Present Value of Accumulated Benefits($)
Mark E. Jagiela(1)	Retirement Plan	17.61	$422,564
	SERP	—	$—

Sanjay Mehta	Retirement Plan	—	$—
	SERP	—	$—

Charles J. Gray	Retirement Plan	—	$—
	SERP	—	$—

Richard J. Burns	Retirement Plan	—	$—
	SERP	—	$—

Gregory S. Smith	Retirement Plan	—	$—
	SERP	—	$—

(1)	The years of creditable service for Mr. Jagiela were capped in 1999 with respect to the Retirement Plan.

Nonqualified Deferred Compensation Table for 2020

The Company maintains the Supplemental Savings Plan, which allows certain eligible employees who are actively employed by Teradyne on or after December 1, 1994 to defer compensation in excess of limits under the 401(k) Plan and to receive supplemental matching contributions from the Company. In addition, employees who participate in the variable cash compensation plan may defer up to 85% of each year’s variable cash compensation payment into the Supplemental Savings Plan. The Supplemental Savings Plan is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or “highly compensated employees” as defined in ERISA. In general, under the Supplemental Savings Plan, distribution of the deferrals and the vested matching contributions are made in one lump sum upon the participant’s retirement, disability or other termination of employment. In addition to the conditions of the Supplemental Savings Plan itself, certain restrictions are imposed by Section 409A of the Code regarding when participants will receive distributions under the Supplemental Savings Plan.

Because the Supplemental Savings Plan is intended to be an ERISA excess plan, the investment options available to participants are similar to those provided in the 401(k) Plan. Employees select the investment options from a portfolio of mutual funds. The earnings are credited based on the actual performance of the selected mutual funds.

The table below shows the aggregate balance of the deferred compensation amounts in the Supplemental Savings Plan for each named executive officer, as of December 31, 2020 (only Messrs. Jagiela and Mehta participated in this plan as of this date).

Name	Executive Contributions in 2020(1)	Employer Contributions in 2020(2)	Aggregate Earnings in 2020	Aggregate Withdrawals / Distributions	Aggregate Balance at 12/31/2020
Mark E. Jagiela	$234,452	$51,362	$523,697	$—	$2,862,766
Sanjay Mehta	72,603	36,241	4,054	—	112,898
Charles J. Gray	—	—	—	—	—
Richard J. Burns	—	—	—		—
Gregory S. Smith	—	—	—	—	—

(1)

The following table lists the amounts of each named executive officer’s contributions that were previously reported in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns:

	Mark E. Jagiela	Sanjay Mehta	Charles J. Gray	Richard J. Burns	Gregory S. Smith
2020	$234,452	$72,603	$—	$—	$—
2019	264,343	—	—	—	—
2018	376,628	—	—	—	—
Prior to 2018	728,078	—	—	—	—
Total Employee Contributions	$1,603,501	$72,603	$—	$—	$—

(2)	These amounts are included in the Summary Compensation Table in the “All Other Compensation” column.

Post-Termination Compensation Table

Change in Control Agreements

Teradyne maintains Change in Control Agreements with each of the named executive officers (the “Change in Control Agreements”). Under the Change in Control Agreements, in the event the employment of a named executive officer is terminated without cause or the named executive officer terminates his employment for good reason (each as defined in the agreement) within two years following, or three months prior and in contemplation of, a defined change in control of Teradyne, he will receive the following payments and/or benefits, subject to the named executive officer providing a general release of claims in favor of the Company and continued compliance with restrictive covenants:

•	Immediate vesting of all outstanding and unvested equity awards (for performance-based equity awards, the vesting will be calculated assuming payout at the target level);

•	Cash awards for the year of termination calculated at the target level and pro-rated, by month, up to the date of termination;

•	Salary continuation for two years based on the named executive officers’ annual target cash compensation (both base salary and variable cash compensation) at the time of termination; and

•	Health, dental and vision plan insurance coverage for two years, provided on the same terms as those in effect on the date of termination.

The Change in Control Agreements provide that the salary continuation may be suspended and prior payments recouped if the two-year non-competition and non-solicitation covenants contained in the Change in Control Agreement are breached.

No Change in Control Agreement includes a provision for a tax gross-up payment. Amounts otherwise payable under the Change in Control Agreements will be reduced, to the extent necessary, so as not to constitute “excess parachute payments” within the meaning of Section 280G of the Code.

Chief Executive Officer Severance Agreement

Upon his appointment as Chief Executive Officer, Mr. Jagiela entered into an Agreement Regarding Termination Benefits (“CEO Severance Agreement”). The term of this CEO Severance Agreement, entered into on January 22, 2014, is three years, and extends for additional one-year periods unless Teradyne gives notice of non-renewal to Mr. Jagiela. The CEO Severance Agreement contains a three-year post-employment customer and employee non-hire and non-solicitation restriction and a three-year post-employment non-competition restriction. In consideration of these restrictions and subject to Mr. Jagiela’s providing a general release of claims in favor of the Company, among other conditions, Mr. Jagiela is eligible to receive severance payments for two years at his annual target compensation rate (both base salary and variable cash compensation), continued vesting of non-performance based equity awards for two years and continued vesting of performance-based equity awards for three years, in each case, following his termination by the Company for any reason other than death, disability or cause, each as defined in the CEO Severance Agreement, or in a circumstance in which Mr. Jagiela would be eligible to receive payments pursuant to his Change in Control Agreement. During the two-year post-employment period, Mr. Jagiela is also eligible for ongoing health, dental and vision insurance plan coverage, provided on the same terms as those in effect at the date of his termination. If the Company terminates Mr. Jagiela’s employment due to his disability and Mr. Jagiela is not eligible to receive payments pursuant to his Change in Control Agreement, he is eligible to receive severance payments for two years, to the extent he is not eligible to receive disability insurance, which payments will be reduced by any compensation Mr. Jagiela receives from other employment.

Chief Financial Officer Severance Agreement

Upon his appointment as Chief Financial Officer in 2019, Mr. Mehta entered into an Agreement Regarding Termination Benefits (“CFO Severance Agreement”). The term of this CFO Severance Agreement, entered into on April 25, 2019, is three years, and extends for additional one-year periods unless Teradyne gives notice of non-renewal to Mr. Mehta. The CFO Severance Agreement contains a one-year, post-employment customer and employee non-hire and non-solicitation restriction and a one-year, post-employment non-competition restriction. In consideration of these restrictions and subject to Mr. Mehta’s providing a general release of claims in favor of the Company, among other conditions, Mr. Mehta is eligible to receive severance payments for one year at his annual target compensation rate (both base salary and variable cash compensation) following his termination by the Company for any reason other than death, disability or cause, each as defined in the CFO Severance Agreement, or in a circumstance in which Mr. Mehta would be eligible to payments pursuant to his Change in Control Agreement. During the one-year post-employment period, Mr. Mehta is also eligible for ongoing health, dental and vision insurance plan coverage, provided on the same terms as those in effect at the date of his termination. If the Company terminates Mr. Mehta’s employment due to his disability and Mr. Mehta is not eligible to receive payments pursuant to his Change in Control Agreement, he is eligible to receive severance payments for one year, to the extent he is not eligible to receive disability insurance, which payments will be reduced by any compensation Mr. Mehta receives from other employment.

Other Arrangements

Other than the Chief Executive Officer and the Chief Financial Officer, none of the named executive officers has a severance agreement. Teradyne has a standard severance practice under which the Company may, in its discretion, offer severance payments to an employee, including a named executive officer, generally based on length of service. Any severance payments to named executive officers are conditioned upon the named executive officer’s entering into a written severance agreement containing customary obligations, such as, non-competition, non-solicitation, non-disparagement and/or confidentiality obligations, and releasing Teradyne from any claims.

Details of the named executive officers’ participation in the Company’s retirement and deferred compensation plans are disclosed above, on the Pension Benefits Table for 2020 and the Nonqualified Deferred Compensation Table for 2020.

In addition, if a named executive officer dies or retires or if his employment is terminated without cause after at least ten years of service and having reached the age of sixty, then (a) one hundred percent of the shares issued upon settlement of a performance-based RSU grant awarded more than 365 days prior to the date of termination of employment will vest on the date the amount of shares underlying the performance-based RSU grant are determined at the end of the three-year performance period and (b) a pro-rata portion (based on the number of days the named executive officer was employed by the Company during the 365 day period) of the shares issued upon settlement of a performance-based RSU grant awarded less than 365 days prior to the date of termination of employment will vest on the date the amount of shares underlying the performance-based RSU grant are determined at the end of the three-year performance period.

Potential Payments upon Termination or Termination Following a Change in Control

The following provides the details of potential payments and benefits that would be received by the named executive officers in the event of a termination of employment and/or a change in control, had the termination of employment and the change in control occurred on December 31, 2020. The following table does not reflect payments or benefits that are generally available to all salaried employees under standard company policies or benefits, such as the standard severance policy, subsidized rates for health, dental and vision programs for retirees, or long-term disability and life insurance.

	Reason for Termination(1)	Salary Continuation	Pro-rated Variable Cash Compensation(2)	Benefits Continuation	Value of Accelerated Unvested Equity(3)	Total
Mark E. Jagiela	Change in Control	$4,011,000	$1,050,500	$53,836	$38,930,635	$44,045,971
	Not for Cause	$4,011,000	$1,764,840	$53,836	$37,036,216	$42,865,892
	Disability(4)	$4,011,000	$1,764,840	$—	$41,662,258	$47,438,098
	Death	$—	$1,764,840	$—	$41,662,258	$43,427,098
	Retirement	$—	$1,764,840	$—	$22,660,938	$24,425,778

Sanjay Mehta	Change in Control	$1,800,000	$400,000	$54,244	$7,333,961	$9,588,205
	Not for Cause	$900,000	$—	$26,205	$—	$926,205
	Disability(5)	$900,000	$672,000	$—	$7,240,389	$8,812,389
	Death	$—	$672,000	$—	$7,240,389	$7,912,389

Charles J. Gray	Change in Control	$1,365,000	$292,500	$54,244	$6,268,119	$7,979,863
	Disability	$—	$491,400	$—	$6,792,436	$7,283,836
	Death	$—	$491,400	$—	$6,792,436	$7,283,836
	Retirement	$—	$491,400	$—	$—	$491,400

Richard J. Burns	Change in Control	$1,177,733	$261,718	$35,807	$475,709	$1,950,967
	Disability	$—	$444,267	$—	$475,709	$919,976
	Death	$—	$444,267	$—	$475,409	$919,976
	Retirement	$—	$444,267	$—	$—	$444,267

Gregory S. Smith	Change in Control	$1,400,000	$300,000	$28,483	$6,609,993	$8,338,476
	Disability	$—	$507,000	$—	$7,151,454	$7,658,454
	Death	$—	$507,000	$—	$7,151,454	$7,658,454
	Retirement	$—	$507,000	$—	$—	$507,000

(1)

Other than the entitlements to retirement benefits for eligible executives discussed on pages 46-47, none of the named executive officers have an agreement to receive any salary continuation, benefits continuation, acceleration of equity or other payment in the event such named executive officer voluntarily terminates his or her employment with Teradyne without good reason or if the employment of that named executive officer is terminated by Teradyne for cause.

(2)

The amounts reported in this column for Disability, Death and Retirement reflect the pro-rated variable cash compensation that would be payable based on actual performance to each of the named executive officers; the amounts for Change in Control represent pro-rated variable cash compensation at target for each of the named executive officers. The Not for Cause scenario assumes Mr. Jagiela’s termination would also be considered a retirement.

(3)

The Change in Control amounts represent the value of the performance and non-performance based RSUs and the in-the-money value of stock options that would accelerate upon termination of employment by the Company without cause or by the executive officer for good reason following a change in control as described above in the “Change in Control Agreements” section. Amounts for Death, Disability or Retirement represent pro-rated values of performance-based RSUs granted in 2020 (based on target), full values of performance-based RSUs granted prior to 2020 (based on target), time-based RSUs, and the in-the-money value of stock options. Mr. Jagiela’s amount upon termination of employment by the Company Not for Cause represents the value of the performance-based RSUs that would continue to vest for 36 months, and time-based RSUs and the in-the-money value of stock options that would continue to vest for 24 months. Values for equity-based awards have been determined using the closing price of share of Teradyne common stock on December 31, 2020 ($119.89).

(4)

Mr. Jagiela is eligible to receive a two-year severance payment, in the event of termination due to disability, to the extent he is not eligible to receive disability insurance, which payment is reduced by any compensation Mr. Jagiela receives from other employment.

(5)

Mr. Mehta is eligible to receive a one-year severance payment, in the event of termination due to disability, to the extent he is not eligible to receive disability insurance, which payment is reduced by any compensation Mr. Mehta receives from other employment.

CEO Pay Ratio

As required by Item 402(u) of Regulation S-K, Teradyne is providing the following information about the relationship of the annual total compensation of its employees to the annual total compensation of Mr. Jagiela, the Company’s Chief Executive Officer. The pay ratio information included below is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2020, Teradyne’s last completed fiscal year:

•	the median of the annual total compensation of all Teradyne employees (other than the Chief Executive Officer) was $102,455;

•	the annual total compensation of the Chief Executive Officer, as reported in the Summary Compensation Table on page 54 of this proxy statement, was $10,366,962; and

•	the ratio of the annual total compensation of the Chief Executive Officer to the median of the annual total compensation of all employees was approximately 101:1.

To identify the median of the annual total compensation of all its employees (the “median employee”), Teradyne examined the 2020 model cash compensation for all employees, excluding our Chief Executive Officer, who were employed by the Company on the Company’s determination date, October 9, 2020. The Company included all employees in all countries, whether employed on a full-time, part-time, temporary or seasonal basis. “Model cash compensation” is the target cash compensation of a Company employee consisting of base salary, target sales commissions, target variable cash compensation, and/or target cash bonuses and benefits. The Company used model cash compensation for all employees as its consistently applied compensation measure because model cash compensation is an internal Company measure that the Company believes reasonably reflects relative annual compensation for purposes of identifying the median employee. Given its global population, the Company used currency exchange rates as of September 23, 2020 to determine model cash compensation and therefore the median employee. The Company did not use any cost-of-living adjustments in identifying the median employee.

Using model cash compensation as the consistently applied compensation measure, the Company determined the median employee is a field applications engineer working in Asia. After identifying the median employee, Teradyne calculated annual total compensation for the median employee using the same methodology it used for the Company’s Chief Executive Officer as set forth in the Summary Compensation Table of this Proxy Statement. As the median employee was not paid in US dollars, the Company used currency exchange rates as of December 30, 2020 to determine the median employee’s annual total compensation.

OTHER MATTERS

Shareholder Proposals for 2022 Annual Meeting of Shareholders

Teradyne’s bylaws set forth the procedures a shareholder must follow to nominate a director or to bring other business before a shareholder meeting.

For shareholders who wish to nominate a candidate for director at the 2022 Annual Meeting of Shareholders, Teradyne must receive the nomination not less than 50 days or more than 90 days prior to the meeting. In the event a shareholder is given less than 65 days’ prior notice of the meeting date (whether by notice mailed to the shareholder or through public disclosure), to be timely, the shareholder’s notice of nomination must be received no later than the close of business on the fifteenth day following the earlier of the day on which notice of the meeting date was mailed or publicly disclosed. The shareholder’s notice of nomination must provide information regarding both the nominee and the shareholder making the nomination, including, among other things, for both name, address, occupation of each person and shares held by each such person. In addition, the nominating shareholder must represent that such person intends to appear in person or by proxy at the meeting. A complete list of the requirements for nominating a candidate for director may be found in Teradyne’s bylaws.

On January 26, 2021, the Board amended Teradyne’s bylaws to provide proxy access pursuant to which shareholders may also nominate a candidate for director at the 2022 Annual Meeting of Shareholders. Teradyne’s proxy access bylaw permits a shareholder, or a group of up to 20 shareholders, owning at least 3% of our outstanding common stock continuously for at least three years, to nominate and include in Teradyne’s proxy materials director nominees which shall not exceed the greater of two directors or 20% of the Board (rounded down to the nearest whole number), provided that the shareholders and nominees have complied with the requirements set forth in Teradyne’s bylaws. Notice of proxy access director nominees must be received no earlier than October 27, 2021 and no later than November 26, 2021.

In addition, the Nominating and Corporate Governance Committee will consider candidates properly suggested by a shareholder and will make a recommendation to the Board. After full consideration by the Board, the shareholder suggesting the candidate will be notified of the Board’s decision.

If a shareholder wishes to bring matters other than proposals that will be included in the proxy materials before the 2022 Annual Meeting of Shareholders, Teradyne must receive notice within the timelines described above for director nominations. A complete list of the requirements for bringing such proposals may be found in Teradyne’s bylaws. If a shareholder wishes to present a proposal but fails to notify Teradyne within the prescribed time periods or otherwise comply with the requirements in Teradyne’s bylaws, that shareholder will not be entitled to present the proposal at the meeting.

SEC rules permit management to vote proxies in its discretion with respect to such matters if Teradyne advises shareholders how management intends to vote. Accordingly, if, notwithstanding the requirements of the bylaws, the proposal is brought before the meeting, then under the SEC’s proxy rules, the proxies Teradyne solicits with respect to the 2022 Annual Meeting of Shareholders will confer discretionary voting authority with respect to the shareholder’s proposal on the persons selected to vote the proxies. If a shareholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules.

If a shareholder wishes to include a proposal in Teradyne’s proxy materials to be furnished to all shareholders entitled to vote at the 2022 Annual Meeting of Shareholders, Teradyne must receive notice pursuant to SEC Rule 14a-8 no later than November 26, 2021. All such proposals must comply with the requirements of SEC Rule 14a-8.

It is suggested that shareholders submit their proposals either by courier or Certified Mail—Return Receipt Requested.

Expenses and Solicitation

Teradyne will bear the cost of solicitation of proxies, and in addition to soliciting the shareholders by mail and by Teradyne’s regular employees, the Company may request banks and brokers to solicit their customers who have stock registered in the name of a nominee and, if so, will reimburse such banks and brokers for their reasonable out-of-pocket costs. Solicitation by Teradyne’s officers and employees, as well as certain outside proxy-solicitation services may also be made of some shareholders in person or by mail, telephone or facsimile following the original solicitation.

Incorporation by Reference

To the extent that this proxy statement has been or will be specifically incorporated by reference into any of Teradyne’s filings with the SEC, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically otherwise provided in any such filing.

Householding for Shareholders Sharing the Same Address

Teradyne has adopted a procedure called “householding,” which has been approved by the SEC. Under householding, unless Teradyne has received contrary instructions from the shareholders, Teradyne delivers only one copy of the annual report and proxy statement to multiple shareholders who share the same address and have the same last name. This helps Teradyne reduce printing costs, mailing costs and fees. Shareholders who participate in householding will continue to receive separate proxy cards.

Upon request, Teradyne will promptly deliver another copy of the annual report and proxy statement to any shareholder at a shared address to which a single copy of such document was delivered. To receive a separate copy of the combined annual report and proxy statement, you may write or call Teradyne, Inc., 600 Riverpark Drive, North Reading, MA 01864, Attention: Investor Relations, telephone number 978-370-2425. You may also access the annual report and proxy statement on the Company’s web site at www.teradyne.com under the “SEC Filings” section of the “Investor Relations” link.

If you are a holder of record and would like to revoke your householding consent and receive a separate copy of the annual report or proxy statement in the future, please contact Broadridge, Inc. (“Broadridge”), either by calling toll free at (800) 542-1061 or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. You will be removed from the householding program within 30 days of receipt of the revocation of your consent.

Appendix A

Appendix A to Proxy Statement—March 2021

Reconciliation of GAAP Measures to Non-GAAP Measures

The non-GAAP performance measures discussed in this proxy statement may not be comparable to similarly titled measures used by other companies. The presentation of non-GAAP measures is not meant to be considered in isolation, as a substitute for, or superior to, financial measures or information provided in accordance with GAAP. In addition to disclosing results that are determined in accordance with GAAP, Teradyne also discloses non-GAAP results of operations that exclude certain income items and charges. These results are provided as a complement to results provided in accordance with GAAP. Non-GAAP income from operations and non-GAAP net income exclude acquired intangible assets amortization, non-cash convertible debt interest, pension actuarial gains and losses, discrete income tax adjustments, fair value inventory step-up, and restructuring and other, and includes the related tax impact on non-GAAP adjustments. GAAP requires that these items be included in determining income from operations and net income. Non-GAAP income from operations, non-GAAP net income, non-GAAP income from operations as a percentage of revenue, non-GAAP net income as a percentage of revenue, and non-GAAP net income per share are non-GAAP performance measures presented to provide meaningful supplemental information regarding Teradyne’s baseline performance before gains, losses or other charges that may not be indicative of Teradyne’s current core business or future outlook. These non-GAAP performance measures are used to make operational decisions, to determine employee compensation, to forecast future operational results, and for comparison with Teradyne’s business plan, historical operating results and the operating results of Teradyne’s competitors. Non-GAAP gross margin excludes fair value inventory step-up. GAAP requires that this item be included in determining gross margin. Non-GAAP gross margin dollar amount and percentage are non-GAAP performance measures that management believes provide useful supplemental information for management and the investor. Management uses non-GAAP gross margin as a performance measure for Teradyne’s current core business and future outlook and for comparison with Teradyne’s business plan, historical gross margin results and the gross margin results of Teradyne’s competitors. Non-GAAP diluted shares include the impact of Teradyne’s call option on its shares. Management believes each of these non-GAAP performance measures provides useful supplemental information for investors, allowing greater transparency to the information used by management in its operational decision making and in the review of Teradyne’s financial and operational performance, as well as facilitating meaningful comparisons of Teradyne’s results in the current period compared with those in prior and future periods. A reconciliation of each available GAAP to non-GAAP financial measure discussed in this proxy statement is contained in this Appendix A and on the Teradyne website at www.teradyne.com by clicking on “Investor Relations” and then selecting “Financials” and the “GAAP to Non-GAAP Reconciliation” link.

GAAP to Non-GAAP Earnings Reconciliation

(In millions, except per share amounts)

	Twelve Months Ended
	December 31, 2020	% of Net Revenues
Income from operations—GAAP	$928.4	29.7%
Acquired intangible assets amortization	30.8	1.0%
Restructuring and other(1)	(13.2)	-0.4%
Inventory step-up	0.4	0.0%
Equity modification charge(2)	0.8	0.0%

Income from operations—non-GAAP	$947.2	30.3%

		Net Income per Common Share		Net Income per Common Share
	December 31, 2020	Diluted	December 31, 2019	Diluted
Net income—GAAP	$784.1	$4.28	$467.5	$2.60
Acquired intangible assets amortization	30.8	0.17	40.1	0.22
Interest and other(3)	14.4	0.08	28.7	0.16
Pension mark-to-market adjustments(3)	10.3	0.06	8.2	0.05
Restructuring and other(1)	(13.2)	(0.07)	(13.9)	(0.08)
Inventory step-up	0.4	0.00	0.4	0.00
Equity modification charge(2)	0.8	0.00	2.1	0.01
Exclude discrete tax adjustments(4)	(15.2)	(0.08)	(22.6)	(0.13)
Non-GAAP tax adjustments	(11.9)	(0.07)	(16.7)	(0.09)
Convertible share adjustment(5)	—	0.25	—	0.11

Net income—non-GAAP	$800.5	$4.62	$493.8	$2.86

GAAP and non-GAAP weighted average common shares—basic	166.1			170.4
GAAP weighted average common shares—diluted	183.0			179.5
Exclude dilutive shares from convertible note	(8.5)			(4.9)

Non-GAAP weighted average common shares—diluted	174.5			174.6

(1)	Restructuring and other consists of:

	Twelve Months Ended
	December 31, 2020	December 31, 2019
Contingent consideration fair value adjustment	$(23.3)	$(19.3)
Contract termination settlement fee	4.0	—
Acquisition related expenses and compensation	2.5	2.5
Employee severance	2.3	2.9
Other	1.2	—

	$(13.2)	$(13.9)

(2)

For the twelve months ended December 31, 2019, selling and administrative expenses include an equity charge for the modification of Teradyne’s retired CFO’s outstanding equity awards to allow continued vesting and maintain the original term in connection with his July 17, 2019 retirement.

(3)

For the twelve months ended December 31, 2020 and December 31, 2019, Interest and other included non-cash convertible debt interest expense. For the twelve months ended December 31, 2020 and December 31, 2019, adjustments to exclude actuarial (gain) loss recognized under GAAP in accordance with Teradyne’s mark-to-market pension accounting. For the twelve months ended December 31, 2019, adjustment to exclude impairment charge related to Realwear.

(4)

For the twelve months ended December 31, 2020 and December 31, 2019, adjustment to exclude discrete income tax items. For the twelve months ended December 31, 2019, income tax (benefit) provision includes a $26 million tax benefit from the release of uncertain tax position reserves due to the IRS completion

(5)

For the twelve months ended December 31, 2020 and December 31, 2019, the non-GAAP diluted EPS calculation adds back $5.3 million and $5.2 million, respectively, of convertible debt interest expense to non-GAAP net income and non-GAAP weighted average diluted common shares include 7.0 million and 2.7 million shares, respectively, from the convertible

GAAP to Non-GAAP Earnings Reconciliation

(In millions)

	3 Years Ended Dec. 31, 2020	% of Net Revenues
Net Revenues	$7,517.3

Income from operations—GAAP	$1,955.9	26.0%
Acquired intangible assets amortization	110.1	1.5%
Restructuring and other	(11.9)	-0.2%
Inventory step-up	1.2	0.0%
Equity modification charge	2.9	0.0%

Income from operations—non-GAAP	$2,058.2	27.4%

	3 Years Ended Dec. 31, 2019	% of Net Revenues
Net Revenues	$6,532.4

Income from operations—GAAP	$1,552.8	23.8%
Acquired intangible assets amortization	109.8	1.7%
Restructuring and other	10.7	0.2%
Inventory step-up	0.8	0.0%
Equity modification charge	2.1	0.0%

Income from operations—non-GAAP	$1,676.2	25.7%

Appendix B

D	The Commonwealth of Massachusetts
PC	William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED	Restated Articles of Organization	FORM MUST BE TYPED

(General Laws Chapter I56D, Section 10.07, 950 CMR 113.35)

(1) Exact name of corporation: Teradyne, Inc.

(2) Registered office address: 155 Federal Street, Suite 700, Boston, MA 02110

(number, street, city or town, state, zip code)

(3) Date adopted: [●], 2021

(month, day, year)

(4) Approved by:

(check appropriate box)

☐	the directors without shareholder approval and shareholder approval was not required;

OR

☐	the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.

(5)

The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

ARTICLE I

The exact name of the corporation is:

Teradyne, Inc.

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**

To design, develop, manufacture, assemble, produce, acquire, own, buy, import, sell, export, dispose of and otherwise deal in electronic or electromechanical products or components, and personal property of every kind and description.

To acquire, buy, own and sell securities (including the securities of this corporation), patents, licenses, trade marks, trade names and all rights of every kind thereunder.

To acquire, buy, construct, own, lease, mortgage and sell real estate, buildings or any interests therein necessary or desirable for the purposes of the corporation.

*	Changes to Article VIII must be made by filing a statement of change of supplemental Information form.
**	Professional corporations governed by G.L Chapter 156A and must specify the professional activities of the corporation.

To acquire all or any part of the goodwill, rights and property, and to assume the whole or any part of the contracts or liabilities of any firm, association, corporation or person, and to pay for such acquisition in cash, stock or other securities of this corporation or otherwise.

To exercise any of the foregoing purposes of powers through subsidiary or affiliated corporations, and in connection therewith and otherwise to have all the powers conferred now or in future by the Commonwealth of Massachusetts upon business corporations.

P.C.

ARTICLE III

State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	1,000,000,000	$.125

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

None.

ARTICLE V

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

None.

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

Article Six is hereby amended to add the following paragraphs:

“A. No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability; provided, that, to the extent provided by applicable law, this provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section sixty-one or sixty-two of Chapter 156B of the Massachusetts General Laws, or (iv) for any transaction from which the

*	G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

director derived an improper personal benefit. This provision shall not eliminate the liability of a director for any act or omission occurring prior to the date upon which this provision becomes effective. No amendment to or repeal of this provision shall apply to or have any effect upon the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

B. Shareholder approval for the following actions shall require the affirmative vote of holders of a majority in interest of all stock issued, outstanding and entitled to vote on such matter: (i) the sale, lease, exchange, or other disposal of all or substantially all of the Corporation’s property, (ii) a merger or consolidation of the Corporation with or into any other entity; or (iii) a share exchange with any other entity. Any such amendment, sale, lease, exchange, disposal, merger, consolidation, or share exchange shall also require approval by the Board of Directors. This provision is not intended to, and shall not, create a requirement to obtain shareholder approval for matters that do not require shareholder approval under applicable Massachusetts corporation law.

C. Except as otherwise required by law, any action required or permitted to be taken by the stockholders may be taken without a meeting if evidenced by consents signed by one or more stockholders who hold a majority in interest of all stock issued, outstanding and entitled to vote on the matter.”

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended: None.

Signed by:
(signature of authorized individual)

☐	Chairman of the board of directors,
☐	President,
☑	Other officer,
☐	Court-appointed fiduciary,

on this [●] day of [●], 2021.

THE COMMONWEALTH OF MASSACHUSETTS

I hereby certify that, upon examination of this document, duly submitted to me, it appears that the provisions of the General Laws relative to corporations have been complied with, and I hereby approve said articles; and the filing fee having been paid, said articles are deemed to have been filed with me on:

Appendix C

TERADYNE, INC.

1996 EMPLOYEE STOCK PURCHASE PLAN

(as amended, effective [    ])

Article 1—Purpose.

This 1996 Employee Stock Purchase Plan (the “Plan”) is intended to encourage stock ownership by all eligible employees of Teradyne, Inc. (the “Company”), a Massachusetts corporation, and its participating subsidiaries (as defined in Article 17) so that they may share in the growth of the Company by acquiring or increasing their proprietary interest in the Company. The Plan is designed to encourage eligible employees to remain in the employ of the Company and its participating subsidiaries. The Plan is intended to constitute an “employee stock purchase plan” within the meaning of Section 423(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

Article 2—Administration of the Plan.

The Plan may be administered by a committee appointed by the Board of Directors of the Company (the “Committee”). The Committee shall consist of not less than two members of the Company’s Board of Directors. The Board of Directors may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, howsoever caused, shall be filled by the Board of Directors. The Committee may select one of its members as Chairman, and shall hold meetings at such times and places as it may determine. Acts by a majority of the Committee, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee.

The interpretation and construction by the Committee of any provisions of the Plan or of any option granted under it shall be final, unless otherwise determined by the Board of Directors. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem best, provided that any such rules and regulations shall be applied on a uniform basis to all similarly situated employees under the Plan. No member of the Board of Directors or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it.

In the event the Board of Directors fails to appoint or refrains from appointing a Committee, the Board of Directors shall have all power and authority to administer the Plan. In such event, the word “Committee” wherever used herein shall be deemed to mean the Board of Directors.

Article 3—Eligible Employees.

No option may be granted to any person serving as a member of the Committee at the time of grant. Subject to the foregoing limitation, all employees of the Company or any of its participating subsidiaries who are employees of the Company or any of its participating subsidiaries on or before the first day of any Payment Period (as defined in Article 5), and whose customary employment is not less than twenty hours per week and more than five months in any calendar year shall be eligible to receive options under the Plan to purchase common stock of the Company, par value $.125 per share (“Common Stock”); provided, however, that the Committee retains the discretion to determine which eligible employees may participate in an offering pursuant to and consistent with Treasury Regulation Sections 1.423.2(e) and (f).. All eligible employees shall have the same rights and privileges hereunder, except as permitted or required under Treasury Regulation 1.423-2(f) and Article 17 hereof. Persons who elect to enter the Plan in accordance with Article 7 and who are eligible employees on the first business day of any Payment Period (as defined in Article 5) shall receive their options as of such day. Persons who elect to enter the Plan in accordance with Article 7 and who become eligible employees after any date on which options are granted under the Plan shall be granted options on the first business day of the next succeeding Payment Period on which options are granted to eligible employees under the Plan. In no event, however, may an employee be granted an option if such employee, immediately after the option was granted, would be treated as owning stock possessing five percent or more of the total combined voting power or value of all classes of stock of the Company or of any parent corporation or subsidiary corporation, as the terms “parent corporation” and “subsidiary corporation” are defined in Section 424(e) and (f) of the Code. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply, and stock which the employee may purchase under outstanding options shall be treated as stock owned by the employee.

Article 4—Stock Subject to the Plan.

The stock subject to the options under the Plan shall be authorized but unissued Common Stock, or shares of Common Stock reacquired by the Company, including shares purchased in the open market. The aggregate number of shares which may be issued pursuant to the Plan is 33,400,000, subject to adjustment as provided in Article 12. If any option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part, the unpurchased shares subject thereto shall again be available under the Plan.

Article 5—Payment Periods and Stock Options.

For the duration of the Plan, a Payment Period shall be defined as each six-month period commencing on the first day of January and ending on the last day of June and commencing on the first day of July and ending on the last day of December of each calendar year.

On the first business day of each Payment Period, the Company will grant to each eligible employee who is then a participant in the Plan an option to purchase on the last day of such Payment Period, at the Option Price hereinafter provided for, a maximum number of 3,000 shares on condition that such employee remains eligible to participate in the Plan throughout the remainder of such Payment Period. The participant shall be entitled to exercise the option so granted only to the extent of the participant’s accumulated payroll deductions on the last day of such Payment Period. If the participant’s accumulated payroll deductions on the last day of the Payment Period would enable the participant to purchase more than 3,000 shares except for the 3,000 share limitation, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the 3,000 shares shall be promptly refunded to the participant by the Company, without interest. The Option Price per share for each Payment Period shall be 85% of the fair market value of the Common Stock on the last business day of the Payment Period rounded up to the nearest cent. The foregoing limitation on the number of shares subject to option and the Option Price shall be subject to adjustment as provided in Article 12.

For purposes of the Plan, the term “fair market value” on any date means (i) the closing price (on that date) of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on a national securities exchange; or (iii) if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length.

For purposes of the Plan, the term “business day” means a day on which there is trading on The Nasdaq Stock Market or the aforementioned national securities exchange, whichever is applicable pursuant to the preceding paragraph; and if neither is applicable, a day that is not a Saturday, Sunday or legal holiday in Massachusetts.

Notwithstanding any other provision herein, no employee shall be granted an option which permits the employee’s right to purchase stock under the Plan, and under all other Section 423(b) employee stock purchase plans of the Company and any parent or subsidiary corporations, to accrue at a rate which exceeds $25,000 of fair market value of such stock (determined on the date or dates that options on such stock were granted) for each calendar year in which such option is outstanding at any time. The purpose of the limitation in the preceding sentence is to comply with Section 423(b)(8) of the Code. If the participant’s accumulated payroll deductions on the last day of the Payment Period would otherwise enable the participant to purchase Common Stock in excess of the Section 423(b)(8) $25,000 limitation described in this paragraph, the excess of the amount of the accumulated payroll deductions over the aggregate purchase price of the shares actually purchased shall be promptly refunded to the participant by the Company, without interest.

Article 6—Exercise of Option.

Each eligible employee who continues to be a participant in the Plan on the last day of a Payment Period shall be deemed to have exercised his or her option on such date and shall be deemed to have purchased from the Company such number of full shares of Common Stock reserved for the purpose of the Plan as the participant’s accumulated payroll deductions on such date will pay for at the Option Price, subject to the 3,000 share limit of the option and the Section 423(b)(8) $25,000 limitation described in Article 5. If the individual is not a participant on the last day of a Payment Period, then he or she shall not be entitled to exercise his or her option. Only full shares of Common Stock may be purchased under the Plan. Unused payroll deductions remaining in a participant’s account at the end of a Payment Period solely by reason of the inability to purchase a fractional share (and for no other reason) shall be refunded.

Article 7—Authorization for Entering the Plan.

An employee may elect to enter the Plan by filling out, signing and delivering to the Company an authorization:

A.    Stating the percentage to be deducted from the employee’s pay;

B.    Authorizing the purchase of stock for the employee in each Payment Period in accordance with the terms of the Plan; and

C.    Specifying the exact name or names in which stock purchased for the employee is to be issued as provided under Article 11 hereof.

Such authorization must be received by the Company on or before the first day of the next succeeding Payment Period.

Unless a participant files a new authorization or withdraws from the Plan, the deductions and purchases under the authorization the participant has on file under the Plan will continue from one Payment Period to succeeding Payment Periods as long as the Plan remains in effect.

The Company will accumulate and hold for each participant’s account the amounts deducted from his or her pay. No interest will be paid on these amounts.

Article 8—Maximum Amount of Payroll Deductions.

An employee may authorize payroll deductions in an amount (expressed as a whole percentage) not less than two percent (2%) but not more than ten percent (10%) of the employee’s cash compensation.

Article 9—Change in Payroll Deductions.

Deductions may not be increased during a Payment Period. Deductions may be decreased during a Payment Period, provided that an employee may not decrease his deduction more than once during any Payment Period.

Article 10—Withdrawal from the Plan.

A participant may withdraw from the Plan (in whole but not in part) at any time prior to the last day of a Payment Period by delivering a withdrawal notice to the Company.

To re-enter the Plan, an employee who has previously withdrawn must file a new authorization on or before the first day of the next Payment Period in which he or she wishes to participate. The employee’s re-entry into the Plan becomes effective at the beginning of such Payment Period, provided that he or she is an eligible employee on the first business day of the Payment Period.

Article 11—Issuance of Stock.

Stock issued to participants shall be delivered as soon as practicable after each Payment Period by the Company’s transfer agent.

Stock purchased under the Plan shall be issued only in the name of the participant, or if the participant’s authorization so specifies, in the name of the participant and another person of legal age as joint tenants with rights of survivorship.

Article 12—Adjustments.

Upon the happening of any of the following described events, a participant’s rights under options granted under the Plan shall be adjusted as hereinafter provided:

A.    In the event that the shares of Common Stock shall be subdivided or combined into a greater or smaller number of shares or if, upon a reorganization, split-up, liquidation, recapitalization or the like of the Company, the shares of Common Stock shall be exchanged for other securities of the Company, each participant shall be entitled, subject to the conditions herein stated, to purchase such number of shares of Common Stock or amount of other securities of the Company as were exchangeable for the number of shares of Common Stock that such participant would have been entitled to purchase except for such action, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or exchange; and

B.    In the event the Company shall issue any of its shares as a stock dividend upon or with respect to the shares of stock of the class which shall at the time be subject to options hereunder, each participant upon exercising such an option shall be entitled to receive (for the purchase price paid upon such exercise) the shares as to which the participant is exercising his or her option and, in addition thereto (at no additional cost), such number of shares of the class or classes in which such stock dividend or dividends were declared or paid, and such amount of cash in lieu of fractional shares, as is equal to the number of shares thereof and the amount of cash in lieu of fractional shares, respectively, which the participant would have received if the participant had been the holder of the shares as to which the participant is exercising his or her option at all times between the date of the granting of such option and the date of its exercise.

Upon the happening of any of the foregoing events, the class and aggregate number of shares set forth in Article 4 hereof which are subject to options which have been or may be granted under the Plan and the limitations set forth in the second paragraph of Article 5 shall also be appropriately adjusted to reflect the events specified in paragraphs A and B above. Notwithstanding the foregoing, any adjustments made pursuant to paragraphs A or B shall be made only after the Committee, based on advice of counsel for the Company, determines whether such adjustments would constitute a “modification” (as that term is defined in Section 424 of the Code). If the Committee determines that such adjustments would constitute a modification, it may refrain from making such adjustments.

If the Company is to be consolidated with or acquired by another entity in a merger, a sale of all or substantially all of the Company’s assets or otherwise (an “Acquisition”), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Board”) shall, with respect to options then outstanding under the Plan, either (i) make appropriate provision for the continuation of such options by arranging for the substitution on an equitable basis for the shares then subject to such options either (a) the consideration payable with respect to the outstanding shares of the Common Stock in connection with the Acquisition, (b) shares of stock of the successor corporation, or a parent or subsidiary of such corporation, or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not exceed the fair market value of the shares of Common Stock subject to such options immediately preceding the Acquisition; or (ii) terminate each participant’s options in exchange for a cash payment equal to the excess of the fair market value on the date of the Acquisition of the number of shares of Common Stock that the participant’s accumulated payroll deductions as of the date of the Acquisition could purchase, at an option price determined with reference only to the first business day of the applicable Payment Period and subject to the 3,000 share limit, Code Section 423(b)(8) and fractional-share limitations on the amount of stock a participant would be entitled to purchase over the aggregate option price to such participant thereof.

The Committee or Successor Board shall determine the adjustments to be made under this Article 12, and its determination shall be conclusive.

Article 13—No Transfer or Assignment of Employee’s Rights.

An option granted under the Plan may not be transferred or assigned, otherwise than by will or by the laws of descent and distribution. Any option granted under the Plan may be exercised, during the participant’s lifetime, only by the participant.

Article 14—Termination of Employee’s Rights.

Whenever a participant ceases to be an eligible employee because of retirement, voluntary or involuntary termination, resignation, layoff, discharge, death or for any other reason, his or her rights under the Plan shall immediately terminate, and the Company shall promptly refund, without interest, the entire balance of his or her payroll deduction account under the Plan; provided, however, that if an employee is laid off during the last three months of any Payment Period, he shall nevertheless be deemed to be a participant in the Plan on the last day of the Payment Period. Notwithstanding the foregoing, eligible employment shall be treated as continuing intact while a participant is on military leave, sick leave or other bona fide leave of absence, for up to 90 days, or, if such leave is longer than 90 days, for so long as the participant’s right to re-employment is guaranteed either by statute or by written contract. Notwithstanding any other provision herein, if a participant’s employment is terminated by reason of retirement, and the date of such termination occurs after the date that is 3 months prior to the last day of the Payment Period, such participant’s rights under the Plan are not immediately terminated, and if the participant has not withdrawn from the Plan, such participant’s options shall be deemed to have been exercised on the last day of the Payment Period in accordance with the terms of the Plan.

Article 15—Termination and Amendments to Plan.

The Plan may be terminated at any time by the Company’s Board of Directors but such termination shall not affect options then outstanding under the Plan. If at any time shares of stock reserved for the purpose of the Plan remain available for purchase but not in sufficient number to satisfy all then unfilled purchase requirements, the available shares shall be apportioned among participants in proportion to the amount of payroll deductions accumulated on behalf of each participant that would otherwise be used to purchase stock, and the Plan shall terminate. Upon such termination or any other termination of the Plan, all payroll deductions not used to purchase stock will be refunded, without interest.

The Committee or the Board of Directors may from time to time adopt amendments to the Plan provided that, without the approval of the shareholders of the Company, no amendment may (i) increase the number of shares that may be issued under the Plan; (ii) change the class of employees eligible to receive options under the

Plan, if such action would be treated as the adoption of a new plan for purposes of Code Section 423(b) and the regulations thereunder; (iii) cause Rule 16b-3 under the Securities Exchange Act of 1934 to become inapplicable to the Plan or (iv) materially revise the Plan pursuant to the rules and regulations of The Nasdaq Stock Market LLC.

Article 16—Limits on Sale of Stock Purchased under the Plan.

The Plan is intended to provide shares of Common Stock for investment and not for resale. The Company does not, however, intend to restrict or influence any employee in the conduct of his or her own affairs. An employee may, therefore, sell stock purchased under the Plan at any time the employee chooses, subject to compliance with any applicable federal or state securities laws and subject to any restrictions imposed under Article 21 to ensure that tax withholding obligations are satisfied. THE EMPLOYEE ASSUMES THE RISK OF ANY MARKET FLUCTUATIONS IN THE PRICE OF THE STOCK.

Article 17—Participating Subsidiaries.

The term “participating subsidiary” shall mean any present or future subsidiary of the Company, as that term is defined in Section 424(f) of the Code, that is designated from time to time by the Board of Directors to participate in the Plan. The Board of Directors shall have the power to make such designation before or after the Plan is approved by the shareholders. The Board may from time to time establish one or more sub-plans under the Plan with respect to one or more participating subsidiaries, provided that such sub-plan complies with Section 423 of the Code and related Treasury Regulations.

The Company may, in order to comply with the laws of a foreign jurisdiction, grant options to employees of the Company or a participating subsidiary who are citizens or residents of such foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 7701(b)(1)(A) of the Code) with terms that are less favorable (but not more favorable) than the terms of options granted under the Plan to employees of the Company or a participating subsidiary who are resident in the United States. Notwithstanding the preceding provisions of the Plan, employees of the Company or a participating subsidiary who are citizens or residents of a foreign jurisdiction (without regard to whether they are also citizens of the United States or resident aliens within the meaning of Section 77091(b)(1)(A) of the Code) may be excluded from eligibility under the Plan if (a) the grant of an option under the Plan to a citizen or resident of the foreign jurisdiction is prohibited under the laws of such jurisdiction or (b) compliance with the laws of the foreign jurisdiction would cause the Plan to violate the requirements of Section 423 of the Code. The Company may add one or more appendices to this Plan describing the operation of the Plan in those foreign jurisdictions in which employees are excluded from participation or granted less favorable options.

Article 18—Optionees Not Shareholders.

Neither the granting of an option to an employee nor the deductions from his or her pay shall constitute such employee a stockholder of the shares covered by an option until such shares have been actually purchased by the employee.

Article 19—Application of Funds.

The proceeds received by the Company from the sale of Common Stock pursuant to options granted under the Plan will be used for general corporate purposes.

Article 20—Notice to Company of Disqualifying Disposition.

By electing to participate in the Plan, each participant agrees to notify the Company in writing immediately after the participant transfers Common Stock acquired under the Plan, if such transfer occurs within two years after the first business day of the Payment Period in which such Common Stock was acquired. Each participant further agrees to provide any information about such a transfer as may be requested by the Company or any subsidiary corporation in order to assist it in complying with the tax laws. Such dispositions generally are treated as “disqualifying dispositions” under Sections 421 and 424 of the Code, which have certain tax consequences to participants and to the Company and its participating subsidiaries.

Article 21—Withholding of Additional Income Taxes.

By electing to participate in the Plan, each participant acknowledges that the Company and its participating subsidiaries are required to withhold taxes with respect to the amounts deducted from the participant’s compensation and accumulated for the benefit of the participant under the Plan, and each participant agrees that the Company and its participating subsidiaries may deduct additional amounts from the participant’s compensation, when amounts are added to the participant’s account, used to purchase Common Stock or refunded, in order to satisfy such withholding obligations. Each participant further acknowledges that when Common Stock is purchased under the Plan the Company and its participating subsidiaries may be required to withhold taxes with respect to all or a portion of the difference between the fair market value of the Common Stock purchased and its purchase price, and each participant agrees that such taxes may be withheld from compensation otherwise payable to such participant. It is intended that tax withholding will be accomplished in such a manner that the full amount of payroll deductions elected by the participant under Article 7 will be used to purchase Common Stock. However, if amounts sufficient to satisfy applicable tax withholding obligations have not been withheld from compensation otherwise payable to any participant, then, notwithstanding any other provision of the Plan, the Company may withhold such taxes from the participant’s accumulated payroll deductions and apply the net amount to the purchase of Common Stock, unless the participant pays to the Company, prior to the exercise date, an amount sufficient to satisfy such withholding obligations. Each participant further acknowledges that the Company and its participating subsidiaries may be required to withhold taxes in connection with the disposition of stock acquired under the Plan and agrees that the Company or any participating subsidiary may take whatever action it considers appropriate to satisfy such withholding requirements, including deducting from compensation otherwise payable to such participant an amount sufficient to satisfy such withholding requirements or conditioning any disposition of Common Stock by the participant upon the payment to the Company or such subsidiary of an amount sufficient to satisfy such withholding requirements.

Article 22—Governmental Regulations.

The Company’s obligation to sell and deliver shares of Common Stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to identify shares of Common Stock issued under the Plan on its stock ownership records and send tax information statements to employees and former employees who transfer title to such shares.

Article 23—Governing Law.

The validity and construction of the Plan shall be governed by the laws of Massachusetts, without giving effect to the principles of conflicts of law thereof.

Article 24—Approval of Board of Directors and Stockholders of the Company.

The Plan was originally adopted by the Board of Directors on March 19, 1996 and subsequently approved by the shareholders. The Plan was most recently approved by shareholders on May 21, 2013 and amended by the Committee effective January 1, 2019.

Appendix D

TERADYNE, INC.

2006 EQUITY AND CASH COMPENSATION INCENTIVE PLAN

(as amended through [    ], 2021)

1.    Purpose and Eligibility.

The purpose of this 2006 Equity and Cash Compensation Incentive Plan (the “Plan”) of Teradyne, Inc. is to provide equity ownership and compensation opportunities in the Company (each an “Award”) to employees, officers, directors, consultants and advisors of the Company and its Subsidiaries, all of whom are eligible to receive Awards under the Plan. Any person to whom an Award has been granted under the Plan is called a “Participant.” Additional definitions are contained in Section 14(a).

2.    Administration.

a.    Administration by Committee of Independent Members of the Board of Directors. The Plan will be administered by a committee (the “Committee”) composed solely of members of the Board of Directors of the Company that are “independent,” as defined pursuant to Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended, and as proscribed under Rule 5605(a)(2) of The Nasdaq Stock Market LLC (“Nasdaq”), or any amendment, supplement or modification thereto; provided, however, that at any time and on any one or more occasions the Board may itself exercise any of the powers and responsibilities assigned the Committee under the Plan and when so acting shall have the benefit of all of the provisions of the Plan pertaining to the Committee’s exercise of its authorities hereunder. The Committee, in its sole discretion, shall have the authority to grant Awards, to adopt, amend and repeal rules relating to the Plan, to interpret and correct the provisions of the Plan and any Award, and, subject to the limitations of the Plan, to modify and amend any Award. All decisions by the Committee shall be final and binding on all interested persons. Neither the Company nor any member of the Committee shall be liable for any action or determination relating to the Plan.

b.    Delegation to Executive Officers. To the extent permitted by applicable law, the Committee may delegate to one or more executive officers of the Company the power to grant Awards and exercise such other powers under the Plan as the Committee may determine; provided, however, that the Committee shall fix the maximum number of Awards to be granted and the maximum number of shares issuable to any one Participant pursuant to Awards granted by such executive officer or officers. The Committee may, by a resolution adopted by the Committee, authorize one or more executive officers of the Company to do one or both of the following: (i) designate employees of the Company or of any of its subsidiaries to be recipients of Awards and (ii) determine the number, type and terms of such Awards to be received by such employees, subject to the limitations of the Plan; provided, however, that, in each case, the resolution so authorizing such officer or officers shall specify the maximum number and type of Awards such officer or officers may so award. The Committee may not authorize an officer to designate himself or herself as a recipient of any such Awards or to grant Awards to other executive officers of the Company.

3.    Stock Available for Awards.

a.    Number of Shares. Subject to adjustment under Section 3(c), the aggregate number of shares (the “Authorized Shares”) of the Company’s common stock, $0.125 par value per share (the “Common Stock”), that may be issued pursuant to the Plan shall be 32,000,000 shares of Common Stock. If any Award expires, is terminated, surrendered, forfeited, expires unexercised, is settled in cash in lieu of Common Stock or is exchanged for other Awards, in whole or in part, the unissued Common Stock covered by such Award shall again be available for the grant of Awards under the Plan. Shares of Common Stock delivered to the Company by a

Participant to (i) purchase shares upon the exercise of an Award, or (ii) satisfy statutory tax withholding obligations with respect to any Award shall not be added back to the number of shares available for the future grant of Awards under the Plan. All shares of Common Stock covered by an SAR shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that SARs that may be settled only in cash shall not be so counted. Shares of Common Stock repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of shares available for future grants of Awards. Shares issued under the Plan may consist in whole or in part of authorized but unissued shares. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 3(c).

b.    Per-Participant Limit. Subject to adjustment under Section 3(c), no Participant may be granted stock-based Awards during any one fiscal year to purchase more than 2,000,000 shares of Common Stock.

c.    Adjustment to Common Stock. In the event of any stock split, stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off, split-up, or other similar change in capitalization or event, (i) the number and class of securities available for Awards under the Plan and the per-Participant share limit, (ii) the number and class of securities, vesting schedule and exercise price per share subject to each outstanding stock-based Award, (iii) the repurchase price per security subject to repurchase, and (iv) the terms of each other outstanding stock-based Award shall be adjusted by the Company (or substituted Awards may be made) to the extent the Committee shall determine, in good faith, that such an adjustment (or substitution) is appropriate. If Section 11(f)(i) applies for any event, this Section 3(c) shall not be applicable.

d.    Fractional Shares. No fractional shares shall be issued under the Plan and the Participant shall, at the Committee’s discretion, receive either cash in lieu of such fractional shares or a full share for each fractional share.

4.    Stock Options.

a.    General. The Committee may grant options to purchase Common Stock (each, an “Option”) and determine the terms and conditions of each Option, including, but not limited to (i) the number of shares subject to such Option or a formula for determining such, (ii) subject to Section 4(e) hereof, the exercise price of the Options and the means of payment for the shares, (iii) the Performance Criteria (as defined in Section 11(d)), if any, and level of achievement of such Performance Criteria that shall determine the number of shares or Options granted, issued, retainable and/or vested, (iv) the terms and conditions of the grant, issuance and/or forfeiture of the shares or Options, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

b.    Incentive Stock Options. An Option that the Committee intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Stock Option”) shall be granted only to employees of the Company and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. The Committee and the Company shall have no liability if an Option or any part thereof that is intended to be an Incentive Stock Option does not qualify as such.

c.    Nonstatutory Stock Options. An Option or any part thereof that does not qualify as an Incentive Stock Option is referred to herein as a “Nonstatutory Stock Option.”

d.    Dollar Limitation. For so long as the Code shall so provide, Options granted to any employee under the Plan (and any other plans of the Company) which are intended to constitute Incentive Stock Options shall not constitute Incentive Stock Options to the extent that such Options, in the aggregate, become exercisable for the first time in any one calendar year for shares of Common Stock with an aggregate Fair Market Value (as defined in Section 14 and determined as of the respective date or dates of grant) of more than $100,000 (or such other limit as may be provided by the Code). To the extent that any such Incentive Stock Options exceed the $100,000 limitation (or such other limit as may be provided by the Code), such Options shall be Nonstatutory Stock Options.

e.    Exercise Price. The Committee shall establish the exercise price (or determine the method by which the exercise price shall be established) at the time each Option is granted and specify the exercise price in the applicable Option agreement, provided, that the exercise price per share specified in the agreement relating to each Option granted under the Plan shall not be less than the Fair Market Value per share of Common Stock on the date of such grant. In the case of an Incentive Stock Option to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, the price per share specified in the agreement relating to such Incentive Stock Option shall not be less than one hundred ten percent (110%) of the Fair Market Value per share of Common Stock on the date of grant (or such other limit as may be provided by the Code). For purposes of determining stock ownership under this subsection, the rules of Section 424(d) of the Code shall apply. Subject to Section 3(c), an Option may not be amended subsequent to its issuance to reduce the price at which it is exercisable unless such amendment is approved by the Company’s shareholders.

f.    Duration of Options. Each Option shall be exercisable at such times and subject to such terms, conditions and expiration as the Committee may specify in the applicable Option agreement; provided, that no Option shall be exercisable for a period of time greater than ten (10) years from the date of grant of such Option; provided, further, that Incentive Stock Options granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company shall be exercisable for a maximum of five (5) years from the date of grant of such Option (or such other limit as may be provided by the Code). For purposes of determining stock ownership under this subsection, the rules of Section 424(d) of the Code shall apply.

g.    Vesting of Options. At the time of the grant of an Option, the Committee shall establish a vesting date or vesting dates with respect to the shares of Common Stock covered by such Options; provided that all Options, subject to and except as provided in Sections 11(f), 11(j), 11(l) and 13, shall have a minimum vesting period of no less than one (1) year. The Committee may establish vesting dates based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee.

h.    Exercise of Option. Options may be exercised only by delivery to the Company at its principal office address or to such transfer agent as the Company shall designate of a written notice of exercise specifying the number of shares as to which such Option is being exercised, signed by the proper person, or by notification of the Company-designated third party commercial provider (the “Third Party Commercial Provider”), in accordance with the procedures approved by the Company and to which the holder of the Option shall have ongoing access by means of accessing such person’s account maintained with the Third Party Commercial Provider, together with payment in full as specified in Section 4(i) for the number of shares for which the Option is exercised.

i.    Payment Upon Exercise. Common Stock purchased upon the exercise of an Option shall be paid for by one or any combination of the following forms of payment:

(i)    in United States dollars in cash or by check payable to order of the Company or by fund transfer from the Option holder’s account maintained with the Third Party Commercial Provider;

(ii)    at the discretion of the Committee, through delivery of shares of Common Stock having a Fair Market Value equal as of the date of the exercise to the cash exercise price of the Option;

(iii)    at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization to the Third Party Commercial Provider to pay that amount to the Company, which sale shall be at the Participant’s direction at the time of exercise; or

(iv)    at the discretion of the Committee, by any combination of (i), (ii), or (iii) above.

If the Committee exercises its discretion to permit payment of the exercise price of an Incentive Stock Option by means of the methods set forth in clauses (ii), (iii) or (iv) of the preceding sentence, such discretion shall be exercised in writing in the instrument evidencing the Award of the Incentive Stock Option.

j.    Notice to Company of Disqualifying Disposition. By accepting an Incentive Stock Option granted under the Plan, each optionee agrees to notify the Company in writing immediately after such optionee makes a disqualifying disposition of any stock acquired pursuant to the exercise of the Incentive Stock Options. A “disqualifying disposition” is generally any disposition occurring on or before the later of (a) the date two years following the date the Incentive Stock Option was granted or (b) the date one year following the date the Incentive Stock Option was exercised.

k.    Issuances of Securities. Except as provided in Section 3(c) or as otherwise expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company. A Participant that is the holder of an Option shall not be entitled to receive dividends or dividend equivalents declared and payable prior to exercise of the Option.

5.    Stock Appreciation Rights

a.    General. A Stock Appreciation Right (a “SAR”) is an Award entitling the holder, upon exercise, to receive an amount in cash or Common Stock, or a combination thereof (such form to be determined by the Committee), determined solely by reference to appreciation, from and after the date of grant, in the Fair Market Value of a share of Common Stock. The date as of which such appreciation or other measure is determined shall be the exercise date of the SAR Award.

b.    Grants. SARs may be granted in tandem with, or independently of, Options granted under the Plan.

(1)    Tandem Awards. When SARs are expressly granted in tandem with Options: (i) the SARs will be exercisable only at such time or times, and to the extent, that the related Option is exercisable, and will be exercisable in accordance with the procedure required for exercise of the related Option; (ii) the SARs will terminate and no longer be exercisable upon the termination or exercise of the related Option, except that a SAR granted with respect to less than the full number of shares covered by an Option will not be terminated until and only to the extent that the number of shares as to which the related Option has been exercised or has terminated exceeds the number of shares not covered by the SAR; (iii) the Option will terminate and no longer be exercisable upon the exercise of the related SAR; and (iv) the SAR will be transferable only with the related Option.

(2)    Independent Stock Appreciation Rights. A SAR not expressly granted in tandem with an Option will become exercisable at such time or times, and on such conditions, as the Committee may specify in the SAR Award.

c.    Terms and Conditions. The Committee shall determine all terms and conditions of a SAR Award, including, but not limited to (i) the number of shares subject to such SAR Award or a formula for determining such, (ii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested or the amount of cash payable, (iii) the terms and conditions on the grant, issuance and/or forfeiture of the shares, and (iv) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. Subject to Section 3(c), a SAR may not be amended subsequent to its issuance to reduce the price used to determine the measurement price upon exercise unless such amendment is approved by the Company’s shareholders.A Participant that is the holder of a SAR Award shall not be entitled to receive dividends or dividend equivalents. The Amendment of all SAR Awards shall be subject to Section 11(n).

d.    Vesting of SAR Awards. At the time of the grant of a SAR Award, the Committee shall establish a vesting date or vesting dates with respect to such SAR Award, provided that all SAR Awards, subject to and except as provided in Sections 11(f), 11(j), 11(l) and 13, shall have a minimum vesting period of no less than one (1) year; and, provided, further, that SARs awarded in tandem with Options shall be subject to the same vesting date or vesting dates established by the Committee pursuant to Section 4(g) for such related Options and shall be exercisable only to the extent that such related Option shall then be exercisable. The Committee may establish vesting dates based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee.

6.    Restricted Stock.

a.    Grants. The Committee may grant Awards entitling recipients to acquire shares of Common Stock, subject to (i) delivery to the Company by the Participant of cash, a check or other sufficient legal consideration in an amount at least equal to the par value of the shares purchased, (ii) the right of the Company to repurchase or reacquire all or part of such shares at their issue price or other stated or formula price from the Participant in the event that conditions specified by the Committee in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Committee for such Award (each, a “Restricted Stock Award”), and (iii) Section 6(b).

b.    Terms and Conditions. A Participant that is the holder of a Restricted Stock Award, whether vested or unvested, shall be entitled to enjoy all shareholder rights with respect to the shares of Common Stock underlying such Restricted Stock Award, including the right to vote such shares. Subject to Section 6(c), the Committee shall determine all terms and conditions of any such Restricted Stock Award, including, but not limited to (i) the number of shares subject to such Restricted Stock Award or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. At the Committee’s election, shares of Common Stock issued in respect of a Restricted Stock Award may be (i) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapses, or (ii) evidenced by a stock certificate that may bear a legend indicating that the ownership of the shares of Common Stock represented by such certificate is subject to the restrictions, terms and conditions of this Plan and the Restricted Stock Award. Any stock certificates issued in respect of a Restricted Stock Award shall be registered in the name of the Participant. All certificates registered in the name of the Participant shall, unless otherwise determined by the Committee, be deposited by the Participant, together with a stock power endorsed in blank, with the Company (or its designee). After the expiration of the applicable restriction periods, the Company (or such designee) shall deliver the certificates no longer subject to such restrictions to the Participant or, if the Participant has died, to the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due or exercise rights of the Participant in the event of the Participant’s death (the “Designated Beneficiary”). In the absence of an effective designation by a Participant, Designated Beneficiary shall mean the Participant’s estate.

c.    Vesting of Restricted Stock. At the time of the grant of a Restricted Stock Award, the Committee shall establish a vesting date or vesting dates with respect to the shares of Common Stock covered by such Restricted Stock Award, which vesting dates may be based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee; provided, that all Restricted Stock Awards, subject to and except as provided in Sections 11(f), 11(j), 11(l) and 13, shall have a minimum vesting period of no less than one (1) year.

7.    Restricted Stock Unit.

a.    Grants. The Committee may grant Awards entitling recipients to acquire shares of Common Stock in the future, with the future delivery of the Common Stock subject to a risk of forfeiture or other restrictions that will lapse upon the satisfaction of one or more specified conditions (each, a “Restricted Stock Unit”).

b.    Terms and Conditions. Subject to Section 7(c), the Committee shall determine all terms and conditions of any such Restricted Stock Unit, including, but not limited to (i) the number of shares subject to such Restricted Stock Unit or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. A Participant that is the holder of a Restricted Stock Unit Award shall not be entitled to shareholder rights with respect to the Restricted Stock Units, including the right to vote such shares represented by the a Restricted Stock Unit or to receive dividends. Any dividend equivalents awarded with respect to a Restricted Stock Unit shall be subject to the same restrictions on transferability and forfeiture as the Restricted Stock Units with respect to which the dividend equivalent is paid. A Restricted Stock Unit may be settled in cash or Common Stock, as determined by the Committee, with the amount of the cash payment based on the Fair Market Value of the shares of Common Stock at the time of vesting. Any such settlements may be subject to such conditions, restrictions and contingencies as the Committee shall establish.

c.    Vesting of Restricted Stock Unit. At the time of the grant of a Restricted Stock Unit, the Committee shall establish a vesting date or vesting dates with respect to the shares of Common Stock covered by such Restricted Stock Unit, which vesting dates may be based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee; provided, that all Awards of Restricted Stock Units, subject to and except as provided in Sections 11(f), 11(j), 11(l) and 13, shall have a minimum vesting period of no less than one (1) year.

8.    Phantom Stock.

a.    General. The Committee may grant Awards entitling recipients to receive, in cash or shares, the Fair Market Value of shares of Common Stock (“Phantom Stock”) upon the satisfaction of one or more specified conditions.

b.    Terms and Conditions. Subject to Section 8(c), the Committee shall determine the terms and conditions of a Phantom Stock Award, including, but not limited to (i) the number of shares subject to or represented by such Phantom Stock Award or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested or the amount of cash payable, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares or Phantom Stock Award, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. A Participant may not vote the shares represented by a Phantom Stock Award. Any settlements of Phantom Stock Awards may be subject to such conditions, restrictions and contingencies as the Committee shall establish.

c.    Vesting of Phantom Stock. At the time of the grant of a Phantom Stock Award, the Committee shall establish a vesting date or vesting dates with respect to such Phantom Stock Award; provided that all Phantom Stock Awards, subject to and except as provided in Sections 11(f), 11(j), 11(l) and 13, shall have a minimum vesting period of no less than one (1) year. The Committee may establish vesting dates based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee.

9.    Other Stock-Based Awards.

The Committee shall have the right to grant other Awards based upon the Common Stock and having such terms and conditions as the Committee may determine, including, without limitation, the grant of shares based upon certain conditions and/or Performance Criteria, the grant of securities convertible into Common Stock and the grant of stock units. The Committee shall determine the terms and conditions of any such Awards, including, but not limited to (i) the number of shares subject to such Award or a formula for determining such, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the Performance Criteria, if any, and level of achievement of such Performance Criteria that shall determine the number of shares granted, issued, retainable and/or vested, (iv) the terms and conditions on the grant, issuance and/or forfeiture of the shares or Award, and (v) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan. At the time of the grant of an Award under this Section 9, the Committee shall establish a vesting date or vesting dates with respect to such Award, which vesting date may be based upon the passage of time and/or the satisfaction of Performance Criteria or other conditions as deemed appropriate by the Committee; provided, that all Full Value Awards, subject to and except provided in Sections 11(f), 11(j), 11(l) and 13,granted under this Section 9 shall have a minimum vesting period of no less than one (1) year.

10.     [Intentionally Omitted]

11.    General Provisions Applicable to Awards.

a.    Transferability of Awards. Except as the Committee may otherwise determine or provide in an Award, Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the life of the Participant, shall be exercisable only by the Participant, provided, however, that Nonstatutory Stock Options may be transferred to a grantor-retained annuity trust or a similar estate-planning vehicle in which the trust is bound by all provisions of the Option which are applicable to the Participant. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees of such an Option.

b.    Documentation. Each Award granted under the Plan shall be evidenced by a written Award agreement in such form as the Committee shall from time to time approve. Award agreements shall comply with the terms and conditions of the Plan and may contain such other provisions not inconsistent with the terms and conditions of the Plan as the Committee shall deem advisable. In the case of an Incentive Stock Option, the Award agreement shall contain, or refer to, such provisions relating to exercise and other matters as are required of “incentive stock options” under the Code. Award agreements may be evidenced by an electronic transmission (including an e-mail or reference to a website or other URL) sent to the Participant through the Company’s normal process for communicating electronically with its employees. As a condition to receiving an Award, the Committee may require the Participant to affirmatively accept the Award and agree to the terms and conditions set forth in the Award agreement by physically and/or electronically executing the Award agreement or by otherwise physically and/or electronically acknowledging such acceptance and agreement. With or without such affirmative acceptance, however, the Committee may prescribe conditions (including the exercise or attempted exercise of any benefit conferred by the Award) under which the proposed Participant may be deemed to have accepted the Award and agreed to the terms and conditions set forth in the Award agreement.

c.    Committee Discretion. The terms of each type of Award need not be identical, and the Committee need not treat Participants uniformly.

d.    Performance Criteria. For purposes of this Plan, the term “Performance Criteria” shall mean performance criteria, applied to either the Company as a whole or to a division, business unit or Subsidiary, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award, including, without limitation, the following: cash flow; earnings per share; earnings before interest, taxes and amortization; return on equity; total shareholder return; share price performance; return on capital; return on assets or net assets; revenue; orders; product gross margins, including by customer; income or net income; operating income or net operating income; operating profit or net operating profit; income from operations less restructuring and other, net, amortization of acquired intangible assets, acquisition and divestiture related charges or credits, pension actuarial gains and losses, and other non-recurring gains and charges; operating margin or profit margin; return on operating revenue; return on invested capital; market segment share; customer wins or design ins; product release schedules; new product innovation; product cost reduction; brand recognition/acceptance; product ship targets; process improvement results; verification of business strategy and/or business plan; improvement of strategic position; adaptation to changes in the marketplace or environment; or customer satisfaction. A Performance Criteria may also be based on individual performance or subject Performance Criteria as determined by the Committee. The Committee may appropriately evaluate achievement against Performance Criteria to take into account, without limitation, any of the following events that occurs during a performance period: asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax law; accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs and any extraordinary non-recurring charges or other events. The Committee may prescribe the foregoing criteria either individually or in combination. The Committee’s determination of the achievement of any Performance Criteria shall be conclusive. At the time of the grant of any Full Value Award subject to this Section 11(d), the Committee shall establish a vesting date or vesting dates with respect to the shares of Common Stock covered by such Awards; provided that all Full Value Awards subject to this Section 11(d), subject to and except as provided in Sections 11(f), 11(j), 11(l) and 13, shall have a minimum vesting period of no less than one (1) year.

e.    Termination of Status. Except as otherwise specified herein, the Committee shall determine the effect on an Award of the disability, death, retirement, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award under such circumstances, subject to applicable law and the provisions of the Code.

f.    Acquisition or Liquidation of the Company.

(i)    Consequences of an Acquisition. If the Company is to be consolidated with or acquired by another entity in a merger or other reorganization in which the holders of the outstanding voting stock of the Company immediately preceding the consummation of such event shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or successor entity, or in the event of a sale of all or substantially all of the Company’s assets or otherwise (each, an “Acquisition”), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the “Successor Committee”), shall, as to outstanding Awards, either (A) make appropriate provision for the continuation of such Awards by substituting on an equitable basis for the shares then subject to such Awards either (1) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (2) shares of stock of the surviving or successor corporation or (3) such other securities as the Committee or the Successor Committee deems appropriate, the Fair Market Value of which shall not materially exceed the Fair Market Value of the shares of Common Stock subject to such Awards immediately preceding the Acquisition; or (B) upon written notice to the Participants, provide that all Awards must be exercised, to the extent then exercisable or to be exercisable as a result of the Acquisition, within a specified number of days of the date of such notice, at the end of which period the Awards shall terminate; or (C) terminate all Awards in exchange for a cash payment equal to the excess, if any, of the Fair Market Value of the shares subject to such Awards (to the extent then exercisable or to be exercisable as a result of the Acquisition) over the exercise price thereof, if any; or (D) in the case of Awards that may be settled in whole or in part in cash, provide for equitable treatment of such Awards.

(ii)    Substitution of Awards Upon Certain Events. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Committee may grant Awards under the Plan in substitution for stock and stock-based awards issued by such entity or an affiliate thereof. The substitute Awards shall be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

(iii)    Liquidation or Dissolution. In the event of the proposed liquidation or dissolution of the Company, each Award, to the extent not then exercised or vested, will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

g.    Withholding. Each Participant shall pay to the Company, or make provisions satisfactory to the Company for payment, of any taxes required by law to be withheld in connection with Awards to such Participant no later than the date of the event creating the tax withholding obligation. Participants may elect to satisfy such tax withholding obligations by authorizing the Company to withhold shares of Common Stock from the Award creating the tax obligation, valued at their Fair Market Value. If the withholding of shares for legal or accounting reasons is problematic and a Participant does not otherwise satisfy such tax withholding obligations, the Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to a Participant.

h.    Amendment of Awards. The Committee may amend, modify or terminate any outstanding Award including, but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, the vesting provisions (subject to the minimum vesting requirements set forth herein), Performance Criteria, or level of achievement of Performance Criteria, and converting an Incentive Stock Option to a Nonstatutory Stock Option; provided that, except as otherwise provided in Section 11(f)(i), the Participant’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not materially and adversely affect the Participant; provided, further, that subject to Section 3(c), an Option may not be amended subsequent to its issuance either to reduce the price at which such previously issued Option is exercisable or to extend the period of time for which such previously-issued Option shall be exercisable beyond ten (10) years unless such amendment is approved by the Company’s shareholders. Furthermore, no Option shall be canceled and replaced with Options having a lower exercise price unless such cancellation and exchange is approved by the Company’s shareholders. The Amendment of all Awards shall be subject to Section 11(n).

i.    Conditions on Delivery of Stock. The Company will not be obligated to deliver any shares of Common Stock pursuant to the Plan or to remove restrictions from shares previously delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and any applicable stock exchange or stock market rules and regulations, (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations, and (iv) the Participant has paid to the Company, or made provisions satisfactory to the Company for payment of, any taxes required by law to be withheld in connection with the Award.

j.    Acceleration. The Committee may at any time provide in connection with the disability or death of a Participant or in connection with an event contemplated by Section 11(f)(i), that any Award shall become exercisable in full or in part or shall be free of some or all restrictions or the risk of forfeiture.    The Committee may take the actions contemplated by the preceding sentence despite the fact that such actions may (x) cause the application of Sections 280G and 4999 of the Code if an event contemplated by Section 11(f)(i) occurs, or (y) disqualify all or part of an Option as an Incentive Stock Option. In the event of the acceleration of the exercisability of one or more outstanding Options, including pursuant to Section 11(f)(i), the Committee may provide, as a condition of accelerated exercisability of any or all such Options, that the Common Stock or other substituted consideration, including cash, as to which exercisability has been accelerated shall be restricted and subject to forfeiture back to the Company at the election of the Company at the cost thereof upon termination of employment or other relationship, with the timing and other terms of the vesting of such restricted Common Stock or other consideration being not less favorable to the Participant than the timing and other terms of the superseded vesting schedule of the related Option.

k.    Reserved.

l.    Exception to Minimum Vesting Periods and Acceleration Limitations. The Committee may grant or accelerate the vesting of Awards with respect to up to 5% of the maximum, aggregate shares of Common Stock authorized for issuance hereunder in a manner that does not comply with the minimum vesting periods set forth in Sections 4(g), 5(d), 6(c), 7(c), 8(c), 9, 11(d) and 13 or that is not otherwise permitted under the vesting acceleration limitations in Section 11(j).

m.    Compliance with Section 409A. Any other provision of the Plan or any Award to the contrary notwithstanding, the Plan and every Award hereunder shall be construed, administered and enforced as necessary to comply with applicable requirements of Section 409A of the Code and the Treasury and IRS rulings and regulations issued thereunder, so that no Participant shall (without such Participant’s express written consent) incur any of the additional tax or interest liabilities of Section 409A(a)(B) of the Code with respect to any Award. The Plan and each Award are hereby modified and limited as necessary to comply with applicable requirements of Section 409A. Notwithstanding the foregoing, none of the Company, the Committee nor any person acting on behalf of the Company or the Committee will be liable to any Participant or to any other person with respect to any acceleration of income, any additional tax, or any penalty, interest or other liability asserted by reason of the failure of an Award to satisfy the requirements of, or be exempt from, Section 409A of the Code or otherwise asserted with respect to any Award.

n.    Compliance with Limitations on Repricing. Unless such action is approved by the Company’s shareholders, the Company may not, except as provided for under Section 3(c)(i) amend any outstanding Option or SAR granted under the Plan to provide an exercise or measurement price per share that is lower than the then-current exercise or measurement price per share of such outstanding Option or SAR; (ii)cancel any outstanding option or stock appreciation right (whether or not granted under the Plan) and grant in substitution new Awards under the Plan (other than Awards granted pursuant to Section 11(f)(ii)); (iii) cancel in exchange for a cash payment any outstanding Option or SAR with an exercise or measurement price per share above the then-current Fair Market Value; or (iv) take any action under the Plan that constitutes a “repricing” of an Award with the meaning of the rules of Nasdaq, or other exchange on which the Company’s Common Stock is traded.

12.    Foreign Jurisdictions.

To the extent that the Committee determines that the material terms set by the Committee or imposed by the Plan preclude the achievement of the material purposes of the Plan in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those terms and provide for such other terms and conditions as the Committee determines to be necessary, appropriate or desirable to accommodate differences in local law, policy or custom or to facilitate administration of the Plan. The Committee may adopt or approve sub-plans, appendices or supplements to, or amendments, restatements or alternative versions of, the Plan as it may consider necessary, appropriate or desirable for such purpose, without thereby affecting the terms of the Plan as in effect for any other purpose. The special terms and any appendices, supplements, amendments, restatements or alternative versions, however, shall not include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the shareholders. The Committee shall also have the authority and discretion to delegate the foregoing powers to appropriate officers of the Company.

13.    Non-Employee Director Compensation.

In addition to the limit set forth in Section 3(b) of the Plan, the aggregate value of all compensation granted or paid to any member of the Board of Directors who is not an employee of the Company (each, a

“Non-Employee Director”) with respect to any calendar year, including Awards granted under the Plan and cash fees or other compensation paid by the Company to such Non-Employee Director outside of the Plan for his or her services as a Non-Employee Director during such calendar year, may not exceed $750,000 in the aggregate, calculating the value of any Awards based on the grant date fair value in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor provision (the “Accounting Rules”), assuming a maximum payout. The limit will not apply to any compensation granted or paid to a Non-Employee Director for his or services to the Company other than as a non-employee director.

Awards granted under this Section 13 may be any of the following: Restricted Stock Units, Restricted Stock, Non-statutory Stock Options, SARs, or a combination of the foregoing. Awards granted under the Plan shall be in addition to the annual Board and Committee cash retainers paid by the Company to the Non-Employee Directors. The type of Awards granted under this Section 13(b) shall be determined, in each instance, at the Committee’s discretion (subject to the foregoing limitations). The number of shares, if any, covered by Awards granted under this Section 13 shall be subject to adjustment in accordance with the provisions of Section 3(c) of this Plan. Subject to and except as provided in Sections 11(f), 11(j) and 11(l), an Award of Restricted Stock, Restricted Stock Units, Options or SARS granted pursuant to this Section 13 shall have a minimum vesting period that extends until the earlier of one year from the grant of the Award or the date the next annual meeting of shareholders is held following the grant of the Award, and shall expire on the date which is ten (10) years after the date of grant of such Award.

14.    Miscellaneous.

a.    Definitions.

(i)    “Company” for purposes of eligibility under the Plan, shall include Teradyne, Inc. and any present or future subsidiary corporations of Teradyne, Inc., as defined in Section 424(f) of the Code (a “Subsidiary”), and any present or future parent corporation of Teradyne, Inc., as defined in Section 424(e) of the Code. For purposes of Awards other than Incentive Stock Options, the term “Company” shall include any other entity in which the Company has a direct or indirect significant interest, as determined by the Committee in its sole discretion.

(ii)    “Code” means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

(iii)    “Employee” means any full- or part-time employee of the Company.

(iv)    “Fair Market Value” of the Company’s Common Stock on any date means (i) the closing price (on that date) of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the average of the closing bid and asked prices last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not then traded on a national securities exchange; or (iii) if the Common Stock is not publicly traded, the fair market value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm’s length; provided, that, in all events the Fair Market Value shall represent the Committee’s good faith determination of the fair market value of the Common Stock. The Committee’s determination shall be conclusive as to the Fair Market Value of the Common Stock.

(v)    “Full Value Awards” means Restricted Stock, Restricted Stock Units and Awards other than (a) Options or (b) SARs or (c) other stock-based Awards for which the Participant pays the intrinsic value (whether directly or by forgoing a right to receive a cash payment from the Company).

b.    Legal Consideration for Issuance of Shares. Unless otherwise determined by the Committee, in the case of Awards of Restricted Stock, Restricted Stock Units, or Awards that are settled in whole or in part with shares of Common Stock, to the extent such Awards do not otherwise require the payment by the Participant of cash consideration that exceeds the par value of the shares of Common Stock received in connection therewith, the services rendered or to be rendered by the Participant shall satisfy the legal requirement of payment of par value for such shares of Common Stock.

c.    No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan.

d.    No Rights As Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any shares of Common Stock to be distributed with respect to an Award until becoming the record holder thereof.

e.    Effective Date and Term of Plan. The Plan shall become effective on the date on which it is approved by the shareholders of the Company (the “Effective Date”). No Awards shall be granted under the Plan after May 12, 2025, but Awards previously granted may extend beyond that date.

f.    Amendment of Plan. The Committee may amend this Plan at any time, provided that any material amendment to the Plan will not be effective unless approved by the Company’s shareholders. For this purpose, a material amendment is any amendment that would (i) other than pursuant to Section 3(c), materially increase either the aggregate number of shares of Common Stock available for issuance under the Plan; or the maximum number of shares of Common Stock issuable in one fiscal year to a Participant; (ii) expand or limit the class of persons eligible to receive Awards or otherwise participate in the Plan; (iii) subject to Section 3(c), reduce the price at which a previously-issued Option is exercisable or extend the period of time for which a previously-issued Option shall be exercisable beyond ten (10) years; (iv) subject to Section 11(f) and Section 11(j), amend the minimum vesting provisions of Full Value Awards; or (v) require shareholder approval pursuant to the requirements of Nasdaq and/or any other exchange on which the Company is then listed or pursuant to applicable law.

g.    Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of The Commonwealth of Massachusetts, exclusive of reference to rules and principles of conflicts of law.

# TERADYNE

**VOTE BY INTERNET**
*Before The Meeting* - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 6, 2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

*During The Meeting* - Go to **www.virtualshareholdermeeting.com/TER2021**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

**VOTE BY PHONE - 1-800-690-6903**
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 6, 2021. Have your proxy card in hand when you call and then follow the instructions.

**VOTE BY MAIL**
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

DETACH AND RETURN THIS PORTION ONLY

**TERADYNE, INC.**

**Nominees:**

TERADYNE TERADYNE, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. PO BOX 1342 BRENTWOOD, NY 11717 TERADYNE, INC. C/O BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC. PO BOX 1342 BRENTWOOD, NY 11717 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D39873-P49436 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY TERADYNE, INC. The Board of Directors recommends you vote FOR the following: 1. To elect the eight nominees named in the accompanying proxy statement to the Board of Directors to serve as directors for a one-year term: Nominees: 1a.    Michael A. Bradley 1b.    Edwin J. Gillis 1c.    Timothy E. Guertin 1d.    Peter Herweck 1e.    Mark E. Jagiela 1f.    Mercedes Johnson 1g.    Marilyn Matz 1h.    Paul J. Tufano For Against Abstain The Board of Directors recommends you vote FOR proposals 2 through 7. 2. To approve, in a non-binding, advisory vote, the compensation of the Company’s named executive officers. 3. To approve an amendment to the Company’s Articles of Organization to lower the voting requirement for shareholder approval of mergers, share exchanges and substantial sales of Company assets from a super-majority to a simple majority. 4. To approve an amendment to the Company’s Articles of Organization to permit shareholders to act by a simple majority written consent, rather than by unanimous written consent. 5. To approve an amendment to the 1996 Employee Stock Purchase Plan to increase the aggregate number of shares of common stock that may be issued pursuant to the plan by 3,000,000 shares. 6. To approve the 2006 Equity and Cash Compensation Incentive Plan, as amended, to include, among other changes, a new total annual compensation cap for non-employee directors. 7. To ratify the selection of the firm of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021. 8. To transact such other business as may properly come before the meeting and any postponements or adjournments thereof. For Against Abstain Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Shareholder Letter and Form 10-K are available at www.proxyvote.com D39874-P49436 TERADYNE, INC. Annual Meeting of Shareholders May 7, 2021 11:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) MARK E. JAGIELA and CHARLES J. GRAY, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of TERADYNE, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:00 AM, ET on May 7, 2021, at www.virtualshareholdermeeting.com/TER2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Continued and to be signed on reverse side